As filed with the Securities and Exchange Commission on May 12, 2004

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES EXCHANGE ACT OF 1933

TULLY’S COFFEE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	5812	91-1557436
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3100 Airport Way South

Seattle, Washington 98134

(206) 233-2070

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copy to:

Kristopher S. Galvin Executive Vice President, Chief Financial Officer and Secretary Tully’s Coffee Corporation 3100 Airport Way South Seattle, WA 98134 Tel.: (206) 233-2070 Fax: (206) 233-2077	Christopher J. Voss, Esq. Stoel Rives LLP 600 University Street, Suite 3600 Seattle, Washington 98101 Tel.: (206) 624-0900 Fax: (206) 386-7500

(Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Rights for Common Stock	1,750,000	N/A	N/A	—(1)

Common Stock, no par value	24,612,000(2)	$2.25(2)	$5,616,260	$684.34

Rights for investment units consisting of Series A Convertible Preferred Stock and Common Stock Purchase Warrants (3)	3,550,000	N/A	N/A	—(1)

Investment Units	3,550,000	$10.00	$35,500,000	$4,497.85

Series A Convertible Preferred Stock, no par value	14,200,000	N/A	N/A	—

Common Stock Purchase Warrants	7,100,000	N/A	N/A	—

Over-subscription Privileges	5,300,000	N/A	N/A	—(1)

(1)	Pursuant to Rule 457(g), no registration fee is payable with respect to the rights or the over-subscription privileges because they are being registered in the same registration statement as the securities to be offered pursuant thereto.

(2)	The Common Stock to be registered and the offering prices therefore are summarized as follows:

	Offering Price per Share	Number of Shares	Amount of Registration Fee
Shares of Common Stock offered through the exercise of Rights for Common Stock in satisfaction of preemptive rights of certain shareholders	$0.333	220,000	$9.28
Shares of Common Stock offered through the exercise of Rights for Common Stock in satisfaction of preemptive rights of certain shareholders	$1.50	490,000	93.12
Shares of Common Stock offered through the exercise of Rights for Common Stock in satisfaction of preemptive rights of certain shareholders	$1.75	180,000	39.91
Shares of Common Stock offered through the exercise of Rights for Common Stock in satisfaction of preemptive rights of certain shareholders	$2.25	860,000	245.16

Total shares of Common Stock offered through the exercise of Rights for Common Stock in satisfaction of preemptive rights of certain shareholders		1,750,000	387.48
Shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock included in the investment units		15,762,000	—
Shares of Common Stock issuable upon the exercise of warrants included in the investment units	$0.33	7,100,000	296.86

Total Shares of Common Stock offered hereby		24,612,000	$684.34

(3)	Rights to purchase up to 3,550,000 investment units, each consisting of four shares of Series A Convertible Preferred Stock with warrants to purchase two shares of our Common Stock. Each share of Series A Convertible Preferred Stock currently is convertible into 1.11 shares of the Company’s Common Stock. The number of investment units offered may be limited by the Board of Directors in the event that exercises of the rights for investment units exceed the number of shares of Series A Convertible Preferred stock authorized for issuance.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 12, 2004

PROSPECTUS

TULLY’S COFFEE CORPORATION

Rights Offering for 1,750,000 shares of Common Stock and

3,550,000 Investment Units (each Investment Unit consisting of four shares of our Series A Convertible Preferred Stock, with Warrants to purchase two shares of our Common Stock)

We are distributing to eligible holders of our Common Stock non-transferable rights to purchase:

•	shares of our Common Stock, and

•	investment units, each of which consists of four shares of our Series A Convertible Preferred Stock and warrants to purchase two shares of our Common Stock.

We are offering the securities issuable upon exercise of these rights to satisfy preemptive rights to which certain of our shareholders of record are entitled. The prices for the shares of Common Stock and the investment units issuable upon exercise of the rights are the historical prices at which we issued our Common Stock and investment units to investors in offerings between February 1994 and October 1999. The number of rights that we propose to distribute to each eligible shareholder is based on the preemptive rights to which such shareholder was entitled at the time of our prior issuances.

Concurrently with the distribution of the rights, we are distributing additional rights, which we refer to as “over-subscription privileges,” to our shareholders of record as of [•], 2004 to purchase any shares of Common Stock and investment units issuable upon exercise of rights that expire or are not exercised by the expiration date of this offering. We do not intend to distribute any rights or over-subscription privileges, or to offer any shares of Common Stock or investment units under this prospectus, to anyone other than our shareholders.

The rights and over-subscription privileges will expire at 5:00 P.M. Pacific Time, on [•], 2004. At our sole discretion, we may extend the period for exercising the rights and over-subscription privileges. Rights and over-subscription privileges that are not exercised by the expiration date will expire and have no value. Your exercise of the rights and over-subscription privileges may not be revoked unless the expiration date is extended for more than thirty days or there is a material change in the terms of this offering.

	Per Share		Total
Purchase price of common stock to public		$0.33-2.50	$	[•]
Purchase price of investment units to public		$10.00	$	[•]
Estimated expenses	$	[•]	$	[•]
Proceeds, after expenses, to Tully’s	$	[•]	$	[•]

The securities offered hereby are being offered directly by us. There is no public market for any of the securities offered hereby and we do not intend to apply for listing of any of the securities on a securities exchange or market or for quotation through any automated quotation system.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO CAREFULLY READ THE “ RISK FACTORS” SECTION BEGINNING ON PAGE 8, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [•], 2004.

“Tully’s®” and “Tully’s Coffee™” and related logos are trademarks of Tully’s Coffee Corporation. Other trademarks, tradenames and service marks used in this prospectus are the property of their respective owners.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Common Stock and investment units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of Common Stock or investment units. We encourage you to read the entire prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations and its financial condition, plans, objectives and performance. Additionally, when we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. The forward-looking statements are not guarantees of future performance and results or performance may differ materially from those expressed in our forward-looking statements. In addition to the factors discussed under “Risk Factors” in this prospectus, the following possible events or factors could cause our actual results to differ materially:

•	future sources of financing may not be available when needed or may not be available on terms favorable to Tully’s;

•	our growth strategy may not be as successful as we expect if we are unable to achieve market acceptance in new geographic areas or to locate and open stores in suitable locations;

•	our marketing and new product introduction strategies may not be as successful as we expect;

•	our strategies for reductions of cost and improvement of gross margins may not be as successful as we expect;

•	competition within the retail specialty coffee market may intensify;

•	competition and consolidation within the food service and supermarket channels could result in reduced opportunities for product placement, or increase price competition among coffee suppliers, thereby adversely affecting our revenues or gross margins;

•	adverse changes in the general economic climate, interest rates or other factors affecting discretionary spending by consumers could adversely affect our revenues and growth potential; and

•	natural or political events could either interrupt the supply or increase the price of premium coffee beans, thereby significantly increasing our operating costs.

In addition, this document contains forward-looking statements relating to estimates regarding the specialty coffee business. You should not place undue reliance on any of these forward-looking statements. Except to the extent required by the federal securities laws, we do not intend to update or revise the forward-looking statements contained in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in us. You should read the entire prospectus carefully, including the “Risk Factors” section. In this prospectus, we refer to Tully’s Coffee Corporation as “we,” “our,” “Tully’s” or the “Company.”

Summary Description of Business

Tully’s roasts and sells high quality, premium roasted whole bean coffees. Tully’s Retail division operates specialty coffee stores that offer its premium roasted whole bean coffees and serve a wide selection of hot and cold beverages that feature its coffees, teas and premium softened ice cream. The stores also sell baked goods, pastries and other food products, and coffee related supplies, accessories and equipment. As of March 28, 2004, Tully’s operated 94 retail stores and had one franchised store in operation, all of which are located in the western United States. Tully’s Wholesale division sells Tully’s coffees and related products and supplies to domestic customers in the supermarket, food service, restaurant, office coffee service, and institutional channels. Tully’s International division sells Tully’s coffee and related products and supplies to foreign licensees and manages the relationships with these licensees. Tully’s has a license and supply agreement with FOODX GLOBE Co., Ltd. (“FOODX”) which, as of March 28, 2004, operated 86 Tully’s retail stores in Japan and had franchised an additional 88 stores that operate under the Tully’s brand in Japan.

Our mailing address is 3100 Airport Way South, Seattle WA 98134 and our telephone number is (206) 233-2070. Information contained on our website (www.tullys.com) does not constitute part of this prospectus.

Recent Developments

On March 23, 2004, we disclosed that we were in preliminary discussions with FOODX about the possibility of integrating our business with FOODX. On May 12, 2004, we reported that we have ceased discussions with FOODX. In connection with these discussions and the evaluation of this possibility, we incurred fees and expenses of approximately $550,000 in Fiscal 2004.

On May 6, 2004 we announced that Mr. Anthony Gioia, our president and chief executive officer, had resigned from the Company effective as of July 11, 2004, and would leave our Board of Directors at that time. We expect to recruit a new executive officer and a new director to replace Mr. Gioia.

In February 2004 a lawsuit was filed against us, alleging misclassification of employment position and seeking damages, restitution, reclassification and attorneys fees and costs and seeking class certification. In April 2004, we were advised by FOODX that the Japanese tax authorities had taken a position that certain amounts paid by FOODX under its Supply Agreement with us should be subject to Japanese withholding taxes and have demanded taxes, interest and penalties in the aggregate amount of approximately $950,000, for which FOODX has requested indemnification from the Company. We are investigating these claims and intend to vigorously defend our position in each of these matters, but because the matters are in their early stages, the financial impact to the Company, if any, cannot be predicted at this time.

Questions and Answers about the Rights Offering

Why are we engaging in this rights offering?

The primary purpose of this rights offering is to satisfy the preemptive rights of those persons who held shares of our Common Stock between July 1992 and October 1999 and who neither waived nor participated in stock offerings that we undertook during that period. Under Washington law, a preemptive right is the right to acquire a proportional amount of shares that we issue. We seek to satisfy these preemptive rights by distributing rights to purchase securities upon the same terms as those that we issued before October 1999.

A secondary purpose of this offering is to raise capital and to allow our shareholders to participate in this offering through the over-subscription privileges.

What is a right?

A right entitles the holder to purchase:

•	a share of our Common Stock, or

•	an investment unit consisting of four shares of our Series A Convertible Preferred Stock and warrants to purchase two shares of our Common Stock.

The purchase price for the shares of Common Stock issuable upon exercise of the common stock rights ranges from $0.333 per share to $2.25 per share, and the purchase price for each investment unit issuable upon exercise of the investment unit rights is $10.00 per unit. These prices are the historical prices at which we issued our Common Stock and investment units to investors in offerings between February 1994 and October 1999. The number of rights that we propose to distribute to each eligible shareholder is based on the preemptive rights to which such holder was entitled at the time of our prior issuances. Our Board of Directors may limit the number of investment units actually sold under this prospectus if subscriptions are received in excess of the number of shares of Series A Convertible Preferred Stock authorized for issuance. See “About the Rights Offering- The Investment Units” and “Determination of Offering Price.”

When an eligible shareholder exercises a right that means that the shareholder is electing to purchase some or all of the shares of Common Stock or investment units that the right entitles that shareholder to purchase. You may exercise all or any number of your rights or you may choose not to exercise any rights. Rights may not be sold or otherwise transferred, except by will or by the laws of descent and distribution of the state of the rights holder’s domicile at the time of death. Consequently, except in very limited circumstances, only you will be able to exercise your rights. See “About the Rights Offering –The Preemptive Rights.”

What is an over-subscription privilege?

We do not expect that all rights distributed to eligible shareholders will be exercised. Consequently, we are distributing additional rights, which we refer to as “over-subscription privileges,” to our shareholders of record as of [•], 2004 to purchase any shares of Common Stock and investment units issuable upon exercise of rights that expire or are not exercised by the expiration date of this offering. The over-subscription privileges entitle our shareholders of record as of [•], 2004 to subscribe for any such unpurchased securities, at the same prices offered under the rights. Over-subscription privileges may not be exercised to purchase less than 1,000 shares of Common Stock or 150 investment units, inclusive of any Common Stock or investment units purchased upon exercise of the rights.

Will shares not sold as part of the rights offering be offered to other investors?

No. We will not offer any shares or investment units offered under this prospectus to investors who are not shareholders of the Company.

What is the Board of Directors recommendation regarding the rights offering?

Our Board of Directors is not making any recommendation as to whether or not you should exercise your rights or the over-subscription privileges. You should make your decision based on your own assessment of your best interests. An investment in our Common Stock or the investment units will involve a high degree of risk.

How many shares of Common Stock or investment units may I purchase?

The number of shares of Common Stock, investment units or both issuable upon exercise of the rights distributed to each eligible shareholder are in amounts that are proportional to the shareholder’s holdings of Tully’s Common Stock each time we issued securities between February 1994 and October 1999. The number of rights for Common Stock and for investment units being distributed to each eligible shareholder is set forth in the subscription offering statement provided with this prospectus.

We will not distribute any fractional rights, but will round the number of rights provided to eligible shareholders up to the next largest whole number. Each common stock right entitles the eligible shareholder to purchase one share of our Common Stock for the respective price set forth in the subscription offering statement, and each investment unit right entitles the eligible shareholder to purchase one investment unit for $10.00.

We have 921,736 authorized shares Series A Convertible Preferred Stock available for issuance, which would be sufficient to satisfy subscriptions for up to 230,434 investment units. If rights holders subscribe for more than 230,434 investment units, we may be unable to satisfy all such subscriptions and we will reduce the number of investment units that may be purchased by each exercising rights holder so that the total number of investment units sold does not exceed the number of shares of Series A Convertible Preferred Stock that may be available for issuance. In such case, each exercising rights holder will be permitted to purchase a number of investment units based on the ratio of the number of investment units to which the rights holder subscribed to the total number of investment units available for issuance. See “About the Rights Offering- The Investment Units.”

In addition, all shareholders of record as of [•], 2004 may participate in this offering by exercising over-subscription privileges provided that a sufficient number of shares of Common Stock and/or investment units are available after fulfillment of the rights.

How did we determine the purchase price for the Common Stock and the investment units?

The purchase prices for the Common Stock and investment units are based on the historical purchase prices for the Common Stock and investment units as of the dates these securities were originally issued to investors. These historical prices are not necessarily indicative of the current market value of our securities, and exceed the estimated fair value of our Common Stock that have been used for accounting purposes to value stock option grants during our fiscal year ended March 28, 2004. See “Determination of Offering Price.”

How do I exercise my rights?

You must properly complete the appropriate subscription agreement and deliver it to us in the manner described in this prospectus before 5:00 P.M. Pacific Time on [•], 2004, which is referred to throughout this prospectus as the “Expiration Date.” See “About the Rights Offering – Exercise of Subscription Rights and Method of Payment.”

How do I pay for my shares?

Your subscription agreement must be accompanied by payment for each share of Common Stock and investment unit that you elect to purchase pursuant to the exercise of your rights and your over-subscription privileges. See “About the Rights Offering-Exercise of Subscription Rights and Method of Payment.”

How long will the rights offering last?

You will be able to exercise your rights and over-subscription privileges only during a limited period. If we do not receive your properly executed subscription agreement and payment for the shares and/or investment units that you elect to purchase before 5:00 P.M. Pacific Time on the Expiration Date, your rights and over-subscription privileges will expire. We may, in our discretion, extend this offering. See “About the Rights Offering-Expiration Dates.”

What if my shares are not held in my name?

If you hold your shares of Common Stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights and over-subscription privileges on your behalf for the shares of Common Stock and investment units that you wish to purchase. Therefore, you will need to have your record holder act for you.

If you are not the record holder of your shares and you wish to participate in this offering and purchase shares of Common Stock and/or investment units, you should promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form” or other similar election form that you will receive from your record holder with this prospectus and the other rights offering materials. See “About the Rights Offering- Shares Held for Others.”

What fees or charges apply if I purchase securities in this offering?

We are not charging you any fee or sales commission in connection with the distribution of the rights or over-subscription privileges or to issue the underlying securities if you exercise your rights or over-subscription privileges. If you exercise your rights or over-subscription privileges through the record holder of your shares, you will be responsible for paying any fees your record holder may charge you.

What are the federal income tax consequences of exercising my rights or over-subscription privileges?

We believe that it is likely that receipt of your rights and over-subscription privileges generally will be a taxable event for federal income tax purposes. If taxable, an amount equal to the fair market value of the rights and over-subscription privileges on the date of distribution will be treated as a dividend taxable as ordinary income to the extent that we have accumulated or current earnings and profits. Any amount in excess of earnings and profits will be treated first as a return of the basis of your common stock with respect to which the rights and over-subscription privileges are received and then as a capital gain. To the extent required by law, we will provide you with an information statement after the close of the calendar year of the distribution that indicates the amount of the rights and over-subscription privileges, if any, that is required to be treated as ordinary income taxable as a dividend. You should seek specific tax advice from your personal tax advisor.

After I exercise my rights or over-subscription privileges, can I change my mind and cancel my purchase?

Except as described below, once you send in your subscription agreement and payment you cannot revoke the exercise of your rights or over-subscription privileges, even if you later learn information about us that you consider to be unfavorable and even if you should determine the fair value or market price of our Common Stock or the investment units is less than the purchase price of the securities offered hereby. Consequently, you should not exercise your rights or over-subscription privileges unless you are certain that you wish to purchase our Common Stock at the per-share price set forth in the subscription agreement and investment units at a price of $10.00 per unit. However, your exercise of rights or over-subscription privileges may be revoked if we extend the Expiration Date for more than thirty days or there is a material change in the terms of this rights offering. See “About the Rights Offering-No Revocation.”

Is exercising rights or over-subscription privileges risky?

The exercise of your rights or over-subscription privileges involves significant risks. Exercising your rights or over-subscription privileges means buying our Common Stock, investment units, or both and should be considered as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning at page 8 of this prospectus, and the discussion regarding the pricing of the securities offered hereby at “Determination of Offering Price.”

Must I exercise my rights or over-subscription privileges?

No. You are not required to exercise your rights or over-subscription privileges or take any other action.

What happens if I choose not to exercise my rights or over-subscription privileges?

You will retain your current number of shares of our stock even if you do not exercise your rights. However, if other shareholders exercise their rights or over-subscription privileges and you do not, the percentage of Tully’s outstanding securities that you own will diminish, and your voting and other rights will be diluted.

Can I sell or otherwise transfer my rights or over-subscription privileges?

No, except by will or by the laws of descent and distribution of the state of the rights holder’s domicile at the time of death.

If I exercise my rights or over-subscription privileges, when will I receive my new shares?

If you purchase shares of Common Stock through the rights offering, you will receive certificates representing those shares as soon as practicable after the Expiration Date. If you purchase investment units through the rights offering, you will receive certificates representing the corresponding Series A Convertible Preferred stock and warrants to purchase Common Stock as soon as practicable after the Expiration Date.

Can the Board of Directors cancel the rights offering?

Yes. The Board of Directors may cancel the rights offering at any time, on or before the Expiration Date for any reason, in which case we will return any payment we have received from you without any interest or penalty. See “About the Rights Offering-Cancellation.”

How much money will Tully’s receive from the rights offering?

We have not set a minimum level for the completion of this offering, and we are unable to anticipate the extent to which our shareholders will exercise their rights and over-subscription privileges. If all of the rights were exercised, then we would receive gross proceeds of approximately $38.3 million. However, we expect that the subscriptions under the rights and over-subscription privileges will be substantially less than the maximum number of shares of Common Stock and investment units offered in this offering.

How will we use the proceeds from the rights offering?

We intend to use any net proceeds of this offering first to repay our borrowings under our credit facilities with Kent Central LLC, which totalled $3,169,000 at December 28, 2003. If net proceeds exceed the balance owed under our Kent Central credit facilities, we will use any remaining proceeds to repay borrowings under our $3,000,000 convertible promissory note due January 2, 2005 which we refer to in this prospectus as our “Convertible Promissory Note” and for general corporate purposes. See “Use of Proceeds.”

How many shares will be outstanding after the rights offering?

If all of the shares of Common Stock and investment units offered hereby are sold, we would issue 1,750,000 shares of common stock, warrants to purchase 7,100,000 shares of Common Stock, and 14,200,000 shares of Series A Convertible Preferred Stock. See “Capitalization.”

How many shares of Common Stock are issuable upon conversion of the Series A Convertible Preferred Stock?

Currently, each share of Series A Convertible Preferred Stock is convertible at the option of the holder into 1.11 shares of the Company’s Common Stock, so that the four shares of Series A Convertible Preferred Stock included in each investment unit are convertible at the option of the holder into 4.44 shares of Common Stock.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents and payment to that record holder. If you are the record holder then you should send your subscription documents and payment to:

TULLY’S INVESTOR RELATIONS DEPT.

c/o Tully’s Coffee Corporation

3100 Airport Way South, Seattle, WA 98134

You are solely responsible for completing delivery of your properly completed subscription agreement and your subscription payment to us. We urge you to allow sufficient time for delivery of your subscription materials (by yourself or your broker, dealer or other nominee) to us.

What should I do if I have any questions or require assistance?

If you have questions or otherwise need assistance, please contact us at the following address and telephone number:

TULLY’S INVESTOR RELATIONS DEPT.

c/o Tully’s Coffee Corporation

3100 Airport Way South, Seattle, WA 98134

Phone: 206-233-2070

For additional copies of rights offering documents, please contact us at the following address and telephone number:

TULLY’S INVESTOR RELATIONS DEPT.

c/o Tully’s Coffee Corporation

3100 Airport Way South, Seattle, WA 98134

Phone: 206-233-2070

What if I have more questions?

If you have more questions about the rights offering, please contact our Executive Vice President and Chief Financial Officer, Kristopher Galvin, at 3100 Airport Way South, Seattle, WA. 98134.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

	Thirty-nine Week Periods Ended		Fiscal Years Ended
(dollar amounts in thousands, except per share data)	Dec 29, 2002	Dec 28, 2003	Mar 28, 1999	Apr 2, 2000	Apr 1, 2001	Mar 31, 2002	Mar 30, 2003
Results of Operations Data
Net sales	$38,927	$38,965	$20,207	$27,698	$42,102	$51,458	$50,800
Operating loss	(3,888)	(915)	(5,088)	(7,717)	(23,797)	(13,111)	(6,664)
Loss before cumulative effect of change in accounting principle	(3,941)	(1,439)	(6,581)	(8,066)	(25,057)	(11,152)	(6,886)
Cumulative effect of change in accounting principle	(3,018)	—					(3,018)
Net loss	$(6,959)	$(1,439)	$(6,581)	$(8,066)	$(25,057)	$(11,152)	$(9,904)
Net loss per share – basic and diluted:
Loss before cumulative effect of change in accounting principle	$(0.24)	$(0.09)	$(0.88)	$(1.15)	$(1.59)	$(0.69)	$(0.42)
Cumulative effect of change in accounting principle	(0.18)	—	—	—	—	—	(0.18)
Net loss per share – basic and diluted	$(0.42)	$(0.09)	$(0.88)	$(1.15)	$(1.59)	$(0.69)	$(0.60)
Balance Sheet Data
Total assets	$26,441	$22,503	$20,719	$36,844	$39,278	$33,140	$24,591
Long-term debt (including current portion)	4,523	6,544	6,849	3,299	8,986	3,164	6,483
Stockholders’ equity (deficit)	$(366)	$(4,373)	$9,976	$25,286	$15,245	$6,417	$(3,189)
Other Data
Earnings (loss) before interest, taxes, depreciation and amortization	$(362)	$1,865	$(3,349)	$(5,019)	$(19,265)	$(5,642)	$(2,246)
Number of stores operated by us at period-end	100	93	59	65	114	104	100

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before making a decision to purchase our Common Stock, or investment units. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In these circumstances, the fair value of our securities could decline, and you may lose all or part of your investment.

Company Risks

Our history of losses may continue in the future and this could have an adverse affect on our ability to grow and the value of your investment in us.

To date, we have incurred losses in every year of operations, including the fiscal year ended March 28, 2004 (“Fiscal 2004”). As of December 28, 2003, our accumulated deficit was $86.7 million. We cannot assure you that we will ever become or remain profitable.

Indebtedness of approximately $6 million under our credit facilities and our convertible promissory note matures within the next twelve months. If we are unable to repay or refinance this indebtedness, our business, operations, and prospectus could be severely affected.

Our credit facilities with Kent Central LLC require repayment of all outstanding borrowings thereunder on October 1, 2004, except for $890,037 due April 29, 2005. Total borrowings under these credit facilities were $3,169,000 at December 28, 2003. In addition, our outstanding Convertible Promissory Note requires payment of the principal amount of $3,000,000 on January 2, 2005, unless the noteholder elects to convert the note into shares of our Series A Convertible Preferred Stock. We do not expect our cash flows from operations to be sufficient to repay these obligations at their scheduled maturities. Therefore, it will be necessary for us to refinance these obligations or to repay them with the proceeds from other borrowings or the sale of additional equity securities. We cannot be certain that Kent Central or the noteholder will agree to refinance our indebtedness with them, if necessary, or that we will be able to raise capital from other sources to repay this indebtedness.

Our credit facilities restrict our operating flexibility and ability to raise additional capital. If we were to default under the facilities, the lender, the guarantors, or both would have a right to seize our assets.

The terms of the Kent Central LLC credit facilities, and a related agreement among Tully’s and certain directors and shareholders who are guarantors of our borrowings under the credit facilities, include provisions that, among other things, restrict our ability to incur additional secured debt or liens and to sell, lease or transfer assets. These agreements also provide the lender and the guarantors with a security interest in substantially all of our assets. Other provisions of these agreements would require accelerated repayment of our borrowings in certain circumstances, including the issuance of new equity, certain mergers and changes in control, certain sales of assets, and upon certain changes or events relating to the guarantors. These provisions could limit our ability to raise additional capital when needed, and a default by us under these agreements could result in the lender or guarantors taking actions that might be detrimental to the interests of our other creditors and shareholders.

We will require a significant amount of cash, which may not be available to us, to service our debt and to fund our capital and liquidity needs.

To date, we have not generated sufficient cash to fully fund operations and typically operate with minimal or deficit working capital. We historically have financed this cash shortfall through the issuance of debt and equity securities, through borrowings, and through cash provided under our international licensing relationships. We will need to raise additional capital in the future to fund growth of the business and repayment of debt and other long-term obligations and commitments. Any equity or debt financing may not be available on favorable terms, if at all. Such a financing might provide lenders with a security interest in our assets or other liens that would be senior in position to current creditors. If financing is unavailable to us or is available only on a limited basis, we may be unable to take advantage of business opportunities or respond to competitive pressures that could have an adverse effect on our business, operating results and financial condition. In such event, we would need to modify or discontinue our growth plans and our investments in store improvements, new customers and new products, and substantially reduce operating, marketing, general and administrative costs related to our continuing operations. We also could be required to sell stores or other assets (such as wholesale territories or international contract interests). Store sales would involve the assignment or sub-lease of the store location (which could require the lessor’s consent) and the sale of the store equipment, leasehold improvements and related assets. We have previously disposed of only underperforming store locations, but might be required to dispose of our better-performing locations in order to obtain a significant amount of sales proceeds. The proceeds received from the sale of stores or other assets might not be in amounts or timing satisfactory to us, and the sale of better performing locations or other income-producing assets could adversely affect our future operating results and cash flows.

Lawsuits and other claims against us may adversely affect our operating results and our financial condition.

We may from time to time become involved in legal proceedings or other claims. We currently are defending claims asserted against us in an employment practices lawsuit and are investigating an indemnification claim made by FOODX under our supply agreement in connection with a demand for payment of approximately $950,000 asserted against FOODX by the Japanese tax authorities. In investigating these and any other future claims against us, or defending any such claims or allegations, we will incur legal fees, and may incur settlement fees, damages or remediation expenses that may harm our business, reduce our sales, increase our costs, and adversely affect our operating results and financial condition.

Recruiting and hiring a new chief executive officer may delay implementation of our business strategies.

Mr. Anthony Gioia, our president and chief executive officer (CEO), has resigned as an officer and director of the Company effective as of July 11, 2004. We expect to recruit a new CEO to replace Mr. Gioia. It is possible that we will be required to operate under interim executive leadership for a period. When a new executive is employed in the CEO capacity, that person may not concur with our current management strategies and may implement changes in our strategy. Further, even if the a new CEO does agree with our current strategies, the new executive’s unfamiliarity with us could cause delays in implementing our strategy, which could cause our business and results of operations to suffer.

Future growth may make it difficult to effectively allocate our resources and manage our business.

Future growth of our business could strain our management, production, financial and other resources. We cannot assure you that we will be able to manage any future growth effectively. Any failure to manage our growth effectively could have an adverse effect on our business, financial condition and results of operations. To manage our growth effectively, we must:

•	improve the productivity of our retail stores and decrease the average capital investment required to establish a new store,

•	differentiate our retail concept from those of our competition in order to attract new customers, without losing the key elements of the Tully’s store concept that appeal to current customers,

•	provide consumer-focused initiatives to improve the movement of our products through the food service and supermarket and other wholesale channels,

•	add production capacity while maintaining high levels of quality and efficiency,

•	continue to enhance our operational, financial and management systems, and

•	successfully attract, train, manage and retain our employees.

Our foreign licensees may not be successful in their operations and growth.

If our foreign licensees experience business difficulties or modify their business strategies, our results of operations could suffer. Because our licensees are located outside of the United States, the factors that contribute to their success may be different than those affecting companies in the United States. This makes it more difficult for us to predict the prospects for continued growth in our revenues and profits from these relationships. The economies of our licensees’ markets, particularly Japan, have been weak for the past few years. Recently, there have also been the adverse impacts on the international travel, hospitality and business community from concerns about terrorism and exposure to health risks such as SARS.

The recent cessation of the discussions regarding possible integration with FOODX could adversely affect our revenues and our future relationship with our Japanese licensee.

On May 12, 2004, we reported that we had ceased discussions with FOODX regarding the possible integration of Tully’s and FOODX. In connection with these discussions and the evaluation of this possibility, we incurred fees and expenses of approximately $550,000 in Fiscal 2004.

•	The owners and management of Foodx may decide to focus their company on business opportunities outside of their Tully’s business within Japan, which could adversely affect our operating profits and cashflows from our International division, and

•	We have incurred significant costs in connection with these discussions, and the payment of these costs will reduce funds available for other business purposes.

If we are unable to successfully integrate future acquisitions, our business could be negatively impacted.

We may consider future strategic acquisitions. Integrating newly-acquired businesses is expensive and time consuming. If we acquire a business, we may not manage these integration efforts successfully, and our business and results of operations could suffer.

We have limited supplier choices for many of our products.

We use local bakeries to supply our stores with a multitude of bakery items. Most of these bakeries have limited capital resources to fund growth. Many of our proprietary products, such as ice cream and blended drink mixes, are produced by one or two suppliers specifically for Tully’s. If one or more of these suppliers is unable to provide high quality products to meet our requirements, or if our supplier relationships are otherwise interrupted, we may experience interruptions in the product availability and our results of operations could suffer.

Our two largest shareholders have significant influence over matters subject to shareholder vote and may support corporate actions that conflict with other shareholders’ interests.

As of March 28, 2004, Mr. Tom T. O’Keefe, our founder and chairman, beneficially owned approximately 32.7% of shares of Common Stock and the estate of Mr. Keith McCaw beneficially owned approximately 24.0% of shares of Common Stock. This ownership position gives each of these parties individually, and on a combined basis if acting in unison, the ability to significantly influence or control the election of our directors and other matters brought before the shareholders for a vote, including any potential sale or merger or a sale of our assets. This voting power could prevent or significantly delay another company from acquiring or merging with us, even if the acquisition or merger was in the best interests of our shareholders.

We cannot be certain that our brand and products will be accepted in new markets. Failure to achieve market acceptance will adversely affect our revenues.

Our brand or products may not be accepted in new markets. Consumer tastes and brand loyalties vary from one location or region of the country to another. Consumers in areas other than the Pacific Northwest, San Francisco, Los Angeles and Japanese markets may not embrace the Tully’s brand if we were to expand our domestic or international operations into new geographic areas. Our retail store operations, and to a lesser extent, our Wholesale and International divisions, sell ice cream products and various foodstuffs and products other than coffee and coffee beverages. We believe that growth of these complementary product categories is important to the growth of our revenues from existing stores, and for growth in total net revenues and profits. Customers may not embrace these complementary product offerings, or may substitute them for products currently purchased from us.

Industry Risks

We compete with a number of companies for customers. The success of these companies could have an adverse effect on us.

Our Retail division and our Wholesale division operate in highly competitive markets in the Western United States. Our specialty coffees compete directly against all restaurant and beverage outlets that serve coffee and the large number of independent espresso stands, carts and stores. Companies that compete directly with us in the retail and wholesale channels include, among others, Starbucks Corporation, Coffee Bean and Tea Leaf, Diedrich Coffee, Inc., Peet’s Coffee and Tea, Kraft Foods, Inc., Nestle, Inc., and The Proctor & Gamble Company, in addition to the private-label brands of food service distributors, supermarkets, warehouse clubs and other channels. Some of these companies compete with our International division and with our foreign licensees and we also face competition from companies local to those international markets that may better understand those markets, or be better established in those markets. We must spend significant resources to differentiate our product from the products offered by these companies, but our competitors still may be successful in attracting our Retail, Wholesale and International customers. Our failure to compete successfully against current or future competitors would have an adverse effect on our business, including loss of customers, declining revenues and loss of market share.

Competition for store locations and qualified workers could adversely affect our growth plans.

We face intense competition from both restaurants and other specialty retailers for suitable sites for new stores and for qualified personnel to operate both new and existing stores. We may not be able to continue to secure adequate sites at acceptable rent levels or attract a sufficient number of qualified workers. These factors could impact our plans for expansion and our ability to operate existing stores. Similar factors could impact our Wholesale customers and our International customers, and could adversely affect our plans to increase our revenues from those customers.

A shortage in the supply or an increase in price of coffee beans could adversely affect our revenues.

Our future success depends to a large extent upon the availability of premium quality unroasted, or green, coffee beans at reasonable prices. There has been increasing demand for such coffee beans and there are indications that supplies may not be keeping up with this growing demand. This could put upward pressure on prices or limit the quantities available to us. Natural or political events, or disruption of shipping and port channels could interrupt the supply of these premium beans, or affect the cost. In addition, green coffee bean prices have been affected in the past, and could be affected in the future, by the actions of organizations such as the International Coffee Organization and the Association of Coffee Producing Countries, which have attempted to influence commodity prices of green coffee beans through agreements establishing export quotas or restricting coffee supplies worldwide. Price increases for whole bean coffee could result in increases in the costs of coffee beverages served in our stores and of other coffee products sold in our retail and wholesale channels. These cost increases could adversely affect our gross margins, or force us to increase the retail and wholesale prices for our coffee products, which could adversely affect our revenues.

Economic factors and consumer preferences related to coffee, dairy and bakery products could adversely affect our revenues or our costs.

Our business is not diversified. Our revenues are derived predominantly from the sale of coffee, coffee beverages, baked goods and pastries, ice cream products, and coffee-related accessories and equipment. Many of these items contain coffee, milk and other dairy products, and typical bakery ingredients such as sugar and flour. Changes in consumer product preferences away from products containing such ingredients, such as the recent consumer interest in “low carb” products, could adversely impact our revenues. Increases in the costs of raw materials and ingredients for our products, such as the recent increases in dairy costs, could adversely affect our gross margins, or force us to increase the retail and wholesale prices for some of our products, which could adversely affect our revenues.

Changes in the economy could adversely affect our revenues.

Our business is not diversified. Our revenues are derived predominantly from the sale of coffee, coffee beverages, baked goods and pastries, ice cream products, and coffee-related accessories and equipment. Given that many of these items are discretionary items in our customers’ budgets, our business depends upon a healthy economic climate for the coffee industry as well as the economy generally. If the economic climate does not improve, or if it worsens, there could be further adverse impact on our revenues.

Investment Risks

Sales of Common Stock or investment units in the rights offering, and future capital raised by the Company, could dilute your equity interest.

If other shareholders of the Company purchase shares of Common Stock or investment units through the rights offering, and you do not purchase a proportionate number of shares of Common Stock or investment units, your relative proportionate interest in us will be reduced. Series A Convertible Preferred Stock issued as part of the investment units will have liquidation preferences and voting rights that are superior to those of our Common Stock and our Series B Convertible Preferred Stock. Moreover, if we raise additional funds through the issuance of equity, convertible debt or other securities, current shareholders could experience dilution and the securities issued to the new investors could have rights or preferences senior to those of shares of Common Stock.

If we do not complete the rights offering, we might be required to offer shares to certain shareholders in the future, which could dilute your interest in our Company.

If we do not complete this rights offering we may be required at some other time to satisfy these preemptive rights (through the offering of shares to these shareholders) or to seek waivers of these preemptive rights from such shareholders. Any additional issuances of our capital stock pursuant to the exercise of a shareholder’s preemptive rights could further dilute other existing shareholders.

Payment of liquidation preferences to holders of our Series A Convertible Preferred Stock could result in little or no proceeds remaining available for other shareholders.

Our Articles of Incorporation provide that our Series A Preferred stock is senior to the shares of Common Stock for a stated dollar amount of liquidation preferences, and the Series B Preferred stock is junior to a stated dollar amount of liquidation preference of both the Series A Preferred stock and the shares of Common Stock. If we were acquired or sold all or a substantial portion of our assets, the amounts remaining for distribution to shareholders might be less than the aggregate liquidation preferences of the more senior shareholders, and no amounts might be available for distribution to the more junior shareholders.

The lack of a public market for Tully’s capital stock and restrictions on transfer substantially limit the liquidity of an investment in our capital stock.

There is currently no public market for shares of our Common Stock or our preferred stock, and consequently liquidity of an investment in our capital stock currently is limited. Whether Tully’s would ever “go public” and, if so, the timing and particulars of such a transaction, would be determined by our evaluation of the market conditions, strategic opportunities and other important factors at the time, based on the judgment of our management, Board of Directors and professional advisors. There can be no assurance that such a public market will ever become available for our common or preferred stock.

USE OF PROCEEDS

We are unable to anticipate the extent to which our shareholders will exercise their rights and over-subscription privileges. If all of the rights were exercised, then we would receive gross proceeds of approximately $38.6 million. However, we expect that fewer than all of the rights and over-subscription privileges will be exercised and that we will sell significantly less than the maximum number of shares of Common Stock and investment units offered by us. Consequently, we set forth below an estimate of the net proceeds to be received by us in this rights offering based on different levels of participation in the offering:

				Proceeds Assuming Different Levels of Shareholder Subscriptions(1)
Securities offered	Number of Shares or Investment Units Offered		Price Per Share/ Investment Unit	$.333 shares only	$.333 shares and 1% over $.333	$.333 shares and 5% over $.333	$.333 shares and 10% over $.333	100%
Common Stock	220,000		$0.333	$73,333	$73,333	$73,333	$73,333	$73,333
Common Stock	490,000		$1.50	—	22,950	114,750	229,500	735,000
Common Stock	180,000		$1.75	—	—	—	—	315,000
Common Stock	860,000		$2.25	—	—	—	—	1,935,000
Investment Units	3,550,000	(2)	$10.00	—	355,000	1,775,000	3,550,000	35,500,000

Gross offering proceeds				73,333	451,283	1,963,083	3,852,833	38,558,260
Estimated expenses of the offering				(250,000)	(250,000)	(250,000)	(250,000)	(250,000)

Net proceeds to the Company				$(176,667)	$201,283	$1,713,083	$3,602,833	$38,308,260

This table sets forth our intended use of any net proceeds, as if the offering was completed on December 28, 2003 and the net proceeds were applied on that date.

	Use of Net Proceeds Assuming Different Levels of Shareholder Subscriptions (1)
Use of Net Proceeds:	$.333 shares only	$.333 shares and 1% over $.333	$.333 shares and 5% over $.333	$.333 shares and 10% over $.333	100%
Payment of Kent Central LLC credit facilities (3)	$—	$201,283	$1,713,083	$3,169,000	$3,169,000
Payment of Convertible Promissory Note (4)	—	—	—	433,833	3,000,000
General corporate purposes (5)	—	—	—	—	32,139,260

Total uses of Net Proceeds	$—	$201,283	$1,713,083	$3,602,833	$38,308,260

Notes to Estimates of Proceeds and Use of Proceeds

(1)	Proceeds are estimated at varying levels of assumed shareholder participation in the rights offering:

•	$.333 shares only: Assumes that all of the shares of Common Stock offered at a price of $.333 per share are sold and no other shares or investment units are sold.

•	$.333 shares and 1% over $.333: Assumes that all of the shares of Common Stock offered at a price of $.333 per share, 1% of the shares of Common Stock offered at a price over $.333 per share and 1% of the investment units are sold.

•	$.333 shares and 5%: Assumes that all of the shares of Common Stock offered at a price of $.333 per share are sold, 5% of the shares of Common Stock offered at a price over $.333 per share and 5% of the investment units are sold.

•	$.333 shares and 10%: Assumes that all of the shares of Common Stock offered at a price of $.333 per share, 10% of the shares of Common Stock offered at a price over $.333 per share and 10% of the investment units are sold.

•	100%: Assumes that all of the shares of Common Stock and investment units are sold.

(2)	We will not sell more than 230,434 investment units (530,434 if a waiver is received from the holder of the Convertible Promissory Note), unless the shareholders of the Company approve an increase in the authorized shares of Series A Convertible Preferred Stock. See “About the Rights Offering - The Investment Units.”

(3)	We intend to first use the net proceeds, if any, for payment of borrowings under our credit facilities with Kent Central LLC. At December 28, 2003, $3,169,000 was borrowed under those credit facilities (bearing interest at 3.5%, except for $465,000 bearing interest at 8.0%; and maturing on October 1, 2004 except for $890,037 maturing on April 29, 2005). See Note 5 to the Notes to Condensed Consolidated Financial Statements.

(4)	If net proceeds exceed the amount required for repayment of borrowings under the Kent Central LLC credit facilities, we will repay as much as possible of the outstanding obligation under the Convertible Promissory Note. The Convertible Promissory Note is due on January 2, 2005 (interest is paid with warrants). See Note 14 to the Notes to Consolidated Financial Statements.

(5)	If net proceeds exceed the amount required for repayment of the Kent Central LLC credit facilities and the Convertible Promissory Note, we will use any remaining net proceeds for general corporate purposes.

DIVIDEND POLICY

We have not paid cash dividends in the past and we presently do not plan to pay dividends in the foreseeable future. We intend to retain and use earnings, if any, to finance the growth of our business for an indefinite period. Any determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under our borrowing agreements, and such other factors as the Board of Directors deems relevant.

DETERMINATION OF OFFERING PRICE

The prices for the Common Stock and investment units offered hereby are based on the historical purchase prices for those securities as of the dates they were issued to investors, and have not been determined based upon the current market value of our Common Stock or the investment units. The conversion price for the Series A Preferred Convertible Stock and the exercise price of the warrants that comprise the investment units are the same as the original issuances of investment units. Between February 1994 and October 1999 we issued the securities at the prices set forth below:

•	Common Stock priced at $0.333 per share (after split), February 1994

•	Common Stock priced at $0.333 per share (after split), March 1995

•	Common Stock priced at $1.50 per share, September 1995

•	Common Stock priced at $1.75 per share, December 1996

•	Common Stock priced at $2.25 per share, November 1997

•	Investment units priced at $10.00 per investment unit, October 1999

The most recent offering of Tully’s capital stock was the sale of Series B Convertible Preferred Stock for $2.50 per share in 2000. There have been no more recent sales of shares to investors by the Company to serve as a reference for share valuation. Our historical sales prices may not be indicative of the amounts at which such shares would be sold if we offered them today. Solely for purposes of accounting for stock options, the Board of Directors estimated the fair value of our Common Stock to be $0.30 per share in Fiscal 2004. The historical prices of our shares and the investment units and the estimated fair value that we use for accounting purposes are not necessarily indicative of the current market value of our Common Stock, preferred stock, or the investment units. There is no public trading market or quotation system for our securities.

CAPITALIZATION

The following table shows our cash and cash equivalents, current portion of long-term debt and capitalization as of December 28, 2003. We will receive all proceeds from the sale of shares of Common Stock and investment units. The “As Adjusted” columns assume the rights offering is subscribed and the net proceeds are used at certain levels of shareholder participation as set forth in Note 1 below. You should read this table together with the financial statements and related notes included in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	As of December 28, 2003
		As Adjusted - Assuming Different Levels of Shareholder Subscriptions (1)
	Actual	$.333 shares only	$.333 shares and 1% over $.333	$.333 shares and 5% over $.333	$.333 shares and 10% over $.333	100% (2)
	(dollars in thousands, except share data)
Cash and Cash Equivalents	$1,474	$1,297	$1,474	$1,474	$1,474	$33,613

Current portion of long-term debt and capital lease obligations (3)	$2,749	$2,749	$2,548	$1,036	$470	$470

Long-term Obligations (net of current portion)
Kent Central LLC credit facility (3)	$890	$890	$890	$890	$—	$—
Other long-term debt	3	3	3	3	3	3
Capital lease obligations	364	364	364	364	364	364
Convertible Promissory Note, net of discount (4)	2,902	2,902	2,902	2,902	2,468	—

Long-term obligations (net of current portion)	4,159	4,159	4,159	4,159	2,835	367

Stockholders’ Equity (deficit) (5)
Series A Convertible Preferred Stock, no par value with a stated liquidation preference of $2.50 per share	34,483	34,483	34,838	36,258	38,033	69,983
Common Stock, no par value with a stated liquidation preference of $2.25 per share	9,279	9,352	9,375	9,467	9,582	12,337
Series B Convertible Preferred Stock, no par value with a stated liquidation preference of $2.50 per share	11,066	11,066	11,066	11,066	11,066	11,066
Deferred stock compensation	(84)	(84)	(84)	(84)	(84)	(84)
Additional paid-in capital	27,606	27,356	27,356	27,356	27,356	27,356
Accumulated deficit	(86,723)	(86,723)	(86,723)	(86,723)	(86,723)	(86,723)

Total stockholders’ equity (deficit)	(4,373)	(4,550)	(4,172)	(2,660)	(770)	33,935

Total capitalization (deficit)	$(214)	$(391)	$(13)	$1,499	$2,065	$34,302

Outstanding Shares (in thousands)
Series A Convertible Preferred Stock, no par value; 17,500 shares authorized	15,378.3	15,378.3	15,520.3	16,088.3	16,798.3	29,578.3
Common Stock, no par value; 120,000 shares authorized	16,469.2	16,689.2	16,704.5	16,765.7	16,842.2	18,219.2
Series B Convertible Preferred Stock, no par value; 8,000 shares authorized	4,990.7	4,990.7	4,990.7	4,990.7	4,990.7	4,990.7

Notes regarding Capitalization

(1)	Capitalization is estimated at varying levels of assumed shareholder participation in the rights offering:

•	$.333 shares only: Assumes that all of the shares of Common Stock offered at a price of $.333 per share are sold and no other shares or investment units are sold.

•	$.333 shares and 1% over $.333 per share: Assumes that all of the shares of Common Stock offered at a price of $.333 per share, 1% of the shares of Common Stock offered at a price over $.333 per share and 1% of the investment units are sold.

•	$.333 shares and 5%: Assumes that all of the shares of Common Stock offered at a price of $.333 per share are sold, 5% of the shares of Common Stock offered at a price over $.333 per share and 5% of the investment units are sold.

•	$.333 shares and 10%: Assumes that all of the shares of Common Stock offered at a price of $.333 per share, 10% of the shares of Common Stock offered at a price over $.333 per share and 10% of the investment units are sold.

•	100%: Assumes that all of the shares of Common Stock and investment units are sold.

(2)	If all of the investment units are sold, we will issue 14,200,000 new shares of Series A Convertible Preferred Stock. However, we will not sell more than 230,434 investment units (530,434 if a waiver is obtained from the holder of the Convertible Promissory Note), representing 921,736 new shares of Series A Convertible Preferred Stock (2,121,736 shares if the waiver is obtained from the holder of the Convertible Promissory Note), unless the shareholders of the Company approve an increase in the authorized shares of Series A Convertible Preferred Stock. See “About the Rights Offering- The Investment Units.”

(3)	After payment of expenses of the offering we intend to first use the net cash proceeds for payment of borrowings from Kent Central LLC, as required by those credit facilities. At December 28, 2003, $3,169,000 was borrowed under those credit facilities, including $2,279,000 classified as a current obligation.

(4)	Our Convertible Promissory Note requires payment of the principal amount of $3,000,000 on January 2, 2005 (unless converted to stock at the holder’s option). If proceeds from the rights offering exceed the amount required for repayment of the Kent Central LLC credit facilities, the excess proceeds would first be used for repayment of the Convertible Promissory Note, and any remaining proceeds would be used for general corporate purposes.

(5)	For presentation purposes, all of the assumed proceeds from the issuance of investment units have been allocated wholly to the Series A Convertible Preferred Stock, with none of the proceeds being allocated to Additional Paid in Capital for the warrants included in the investment units.

DILUTION

Dilution is the amount by which the price paid by purchasers of shares of Common Stock in the rights offering exceeds the net tangible book value per common share after the offering. Net tangible book value per common share is determined by subtracting our total liabilities and the liquidation preference of our Series A Convertible Preferred Stock from the total book value of our tangible assets, and dividing the resulting amount by the number of shares of Common Stock deemed to be outstanding at that date. The “As Adjusted” columns in the table presented below assume the rights offering is subscribed and the net proceeds are used at certain levels of shareholder participation as set forth in “Use of Proceeds.”

Dilution in pro forma net tangible book value per Common share represents the difference between the amount per share paid by the purchasers whose exercise rights or over-subscription privileges to purchase shares of Common Stock in the rights offering and the net tangible book value per common share immediately after completion of this offering. The following table illustrates this dilution:

	As Adjusted- Assuming Different Levels of Shareholder Subscriptions (1)
	$.333 shares only	$.333 shares and 1% over $.333	$.333 shares and 5% over $.333	$.333 shares and 10% over $.333	100%
Weighted Average Price per Common share in Rights Offering (1)	$0.33	$0.41	$0.63	$0.81	$1.75

Pro Forma Net Tangible Book Value (deficit) per Common share at December 28, 2003 (2)	$(2.06)	$(2.06)	$(2.06)	$(2.06)	$(2.06)
Increase in Net Tangible Book Value per Common share attributed to new Common Investors	.01	.01	.02	.03	.27

Pro Forma Net Tangible Book Value (deficit) per Common share after Rights Offering	$(2.05)	$(2.05)	$(2.04)	$(2.03)	$(1.79)

Immediate Dilution in Tangible Net Book Value per share Absorbed by New Common Investors from Rights Offering	$2.38	$2.46	$2.67	$2.84	$3.54

(1)	We do not expect the Common Stock rights and over-subscription privileges for Common Stock will be fully exercised. The weighted average price per common share presented for each assumed level of investor participation has been computed based upon the shares and prices as presented in this table:

Number of Shares	Price Per Share
220,000	$0.333
490,000	$ 1.50
180,000	$ 1.75
860,000	$ 2.25

(2)	Pro forma net book deficit per Common Share assumes that the Series B Convertible Preferred Stock, which is junior to the Common Stock, would be converted, but the Series A Convertible Preferred Stock, which is senior to the Common Stock, and the Convertible Promissory Note would not be converted.

(3)	The computations exclude stock options and warrants, which would be antidilutive in the computation of the pro forma net book deficit per common share. As of December 28, 2003 we had outstanding warrants and options to purchase up to 12.7 million shares of Common Stock. As of December 28, 2003, the outstanding Series A Convertible Preferred Stock could be converted to 16.9 million shares of Common Stock, and the Convertible Promissory Note could be converted to 1.3 million shares of Common Stock. Additionally, if all of the investor units were purchased through the rights or over-subscription privileges, which we do not consider likely, warrants to purchase 7.1 million shares of Common Stock would be issued and we would issue Series A Convertible Preferred Stock that would be currently convertible to 15.8 million shares of Common Stock.

ABOUT THE RIGHTS OFFERING

The Reason for the Rights Offering

The primary purpose of this rights offering is to satisfy the preemptive rights of shareholders who neither waived such rights nor participated in the issuances of stock that we made between 2/94 and 10/99. Under Washington law, a preemptive right is the right of a shareholder to acquire a proportional amount of our authorized but unissued shares whenever we issue shares. We amended our Articles of Incorporation in October 1999 to eliminate preemptive rights. We seek to satisfy outstanding preemptive rights by distributing rights to purchase the securities that we issued prior to October 1999 at the respective purchase prices at which they were issued. A secondary purpose of this offering is to raise capital and to allow our shareholders to participate in this offering through the over-subscription privileges.

The Rights Offering

If you were a holder of record of our Common Stock at the corresponding times of our stock issuances between February 1994 and October 1999 (or a subsequent transferee of record of such holder) and you neither participated in such stock issuances nor waived your preemptive rights with respect to those issuances, we are distributing rights to purchase shares of Common Stock, investment units, or both, to you. In addition, all shareholders of record as of [•], 2004 are receiving over-subscription privileges, which permit the holder to subscribe for shares of Common Stock, investment units, or both that are not purchased by exercising rights holders.

You may exercise any number of your rights or over-subscription privileges or none at all. The securities covered by this prospectus are being offered on an “any or all basis,” which means that we may accept payment for securities sold pursuant to any subscription received even if all of the securities offered are not subscribed for in the offering.

You do not need to exercise any of your rights in order to exercise your over-subscription privileges. However, if you exercise your over-subscription privileges and we issue fewer than the number of shares of Common Stock or investment units for which you have subscribed, your unsubscribed rights will expire on the Expiration Date, and we will refund the unapplied portion of your payment without interest or penalty after the Expiration Date.

If you wish to exercise your rights, your over-subscription privileges, or both, you should indicate the number of shares of Common Stock and investment units that you are purchasing by exercising your rights, or would like to purchase by exercising your over-subscription privileges, in the space provided on your subscription agreement. When you send in your subscription documents, you also must send the full purchase price for the number of shares of Common Stock and investment units that you have purchased by exercising your rights, or requested to purchase by exercising your over-subscription privileges. If we receive subscription requests for a number of shares of Common Stock or investment units that are greater than the number of shares of Common Stock or investment units available under this offering, we will allocate the available securities among the subscribers as described below. Regardless of this allocation, however, you will not receive more shares of Common Stock or investment units than you actually pay for, although you may receive fewer shares of Common Stock or investment units (and receive a refund of your excess payment, without penalty or interest). We may issue less than the total number of shares of Common Stock and investment units that may be available in order to comply with state securities laws.

As soon as practicable after the Expiration Date, we will determine the number of shares of Common Stock and the investment units that you may purchase pursuant to your exercise of the rights and the over-subscription privileges. You will receive certificates representing the purchased shares of Common Stock and (for purchased investment units) Series A Convertible Preferred Stock and Common Stock purchase warrants, as soon as practicable after the Expiration Date. We may delay issuance of any and all shares and warrants in order to comply with applicable state securities laws and regulations. If you request and pay for more shares of Common Stock or investment units than are allocated to you, we will refund your overpayment, without penalty or interest. In connection with the exercise of the rights and over-subscription privileges, banks, brokers and other nominees who act on behalf of beneficial owners will be required to certify to us as to the aggregate number of shares of Common Stock and investment units to which they are subscribing through exercise of rights, and the number of shares of Common Stock and investment units that are being requested through exercise of over-subscription privileges, by each beneficial owner on whose behalf the nominee holder is acting.

The Rights

In satisfaction of preemptive rights that certain holders of our Common Stock neither exercised nor waived, we are distributing, nontransferable rights to purchase:

•	shares of our Common Stock, and

•	investment units, each of which consists of four shares of our Series A Convertible Preferred Stock and warrants to purchase two shares of our Common Stock.

The purchase price for the shares of Common Stock issuable upon exercise of the common stock rights ranges from $0.333 per share to $2.25 per share, and the purchase price for each investment unit issuable upon exercise of the investment unit rights is $10.00 per unit. These prices are the historical prices at which we issued our Common Stock and investment units to investors before October 1999. The number of rights that we propose to distribute to each eligible shareholder is based on the preemptive rights to which such holder (or such holder’s transferor) was entitled at the time of such issuances. Our Board of Directors may limit the number of investment units actually sold under this prospectus if subscriptions are received in excess of the number of shares of Series A Convertible Preferred Stock authorized for issuance. See “About the Rights Offering—The Investment Units” and “Determination of Offering Price.”

You will not be entitled to receive any of these rights unless you have preemptive rights that were not exercised or waived in connection with issuances of our Common Stock and investment units between February 1994 and October 1999. The determination of such rights has been made based upon whether you were a shareholder of record at the time of each issuance prior to October 1999.

If you are entitled to rights, the number of Common Stock rights and the number of investment unit rights that you are entitled to exercise is set forth in the subscription offering statement provided to you with this prospectus. Each Common Stock right entitles the eligible shareholder to purchase one share of Common Stock for the respective price set forth in the Subscription Offering Statement, and each investment unit right entitles the eligible shareholder to purchase one investment unit for $10.00.

The Over-subscription Privileges

We do not expect that rights holders will exercise all of the rights for the shares of Common Stock and investment units offered hereby. Shares of Common Stock and investment units offered but not purchased by rights holders are being offered to our shareholders of record as of [•], 2004 through the over-subscription privileges. Pursuant to the over-subscription privileges, all shareholders of record as of [•], 2004 may subscribe for any such unpurchased securities, at the same prices offered to the rights holders. In your subscription agreement, through the over-subscription privileges, you may request to purchase as many additional shares of Common Stock as you wish for the prices set forth on the subscription agreement, and you may request to purchase as many additional investment units as you wish for $10.00 per unit. However, over-subscription privileges may not be exercised to purchase less than 1,000 shares of Common Stock or 150 investment units, inclusive of any such securities purchased upon exercise of the rights. Subject to compliance with applicable state securities laws and the requirements and limitations set forth in this prospectus, we intend to honor all of over-subscription privileges requests that we receive.

You may not be able to purchase as many shares of Common Stock or investment units as you request in your over-subscription privileges request if a sufficient number of shares of Common Stock or investment units are not available after fulfillment of the rights. We may issue less than the total number of shares of Common Stock and investment units that may be available for over-subscription privileges requests in order to comply with state securities laws and regulations. If, as a result of the exercise of preemptive rights and over-subscription privileges by our shareholders, the rights offering is over-subscribed, we will reduce the number of shares of Common Stock that may be purchased by each subscribing shareholder under the over-subscription privileges on a pro rata basis in proportion to the number of shares of Common Stock subscribed for by each subscribing shareholder through the exercise of their over-subscription privileges, and we will reduce the number of investment units that may be purchased by each subscribing shareholder under the over-subscription privileges on a pro rata basis in proportion to the number of investment units subscribed for by each subscribing shareholder through the exercise of their over-subscription privileges.

Examples of Subscriptions

The following examples demonstrate how we will treat exercise of rights and over-subscription privileges (in each instance, we assume that a sufficient number of shares of Series A Convertible Preferred Stock are available to satisfy all of the subscriptions received by us):

•	Shareholder Green receives rights to purchase 54 shares of Common Stock and 125 investment units. Shareholder Green submits a subscription for 100 shares of Common Stock (including 54 shares at the price offered in his rights) and for 160 investment units, together with the applicable payment. All of the shares of Common Stock were available under the offering at the prices subscribed by Shareholder Green. We would accept the subscription for only 54 shares of Common Stock pursuant to the exercise of Shareholder Green’s rights but would not accept his over-subscription privilege request for 46 additional share of Common Stock because the total number of shares of Common Stock requested under the over-subscription privileges, including his rights subscription, was less than 1,000 shares. We would, however, accept the subscription for the 160 investment units. That portion of Shareholder Green’s subscription payment equal to the purchase price for the 46 shares of Common Stock that were not sold would be refunded, without penalty or interest.

•	Shareholder Brown receives rights to purchase 25 investment units. Shareholder Brown submits a subscription for 1,600 shares of Common Stock and for 10 investment units, together with the applicable payment. All of the shares of Common Stock were available under the offering at the prices subscribed by Shareholder Brown. The Company would accept the subscription for the shares of Common Stock and the subscription for the 10 investment units. The minimum subscription of 150 investment units does not apply to exercises of rights.

•	Shareholder Gold receives no rights. Pursuant to her over-subscription privileges, Shareholder Gold submits a subscription for 1,600 shares of Common Stock and for 20 investment units, together with the applicable payment. All of the shares of Common Stock are available under the offering at the prices subscribed by Shareholder Gold. The Company would accept the subscription for the shares of Common Stock but would not accept the subscription for the 20 investment units because the total investment units requested under the over-subscription privileges was less than 150. That portion of Shareholder Gold’s subscription payment equal to the purchase price for the 20 investment units that were not sold would be refunded, without penalty or interest.

•	Shareholder Black receives rights to purchase 3,000 shares of Common Stock and 475 investment units. Shareholder Black submits a subscription for 800 shares of Common Stock (at the prices shown in his rights) and for 50 investment units, together with the applicable payment. We would accept the subscription for the 800 shares of Common Stock offered under the rights (note that the minimum subscription of 1,000 shares of Common Stock does not apply to the rights subscription) and would accept the subscription for the 50 investment units.

•	Shareholder White receives rights to purchase 500 shares of Common Stock at $2.25 per share. Shareholder White does not subscribe for any shares under his rights, but submits a subscription for 1,200 shares of Common Stock priced at $1.50 and for 175 investment units, together with the applicable payment. However, all of the shares of Common Stock priced at $1.50 were subscribed for by rights holders and none were available for purchase under the over-subscription privileges. We would not accept the subscription for the 1,200 shares of Common Stock at $1.50 and would accept the subscription for the 175 investment units. A portion of Shareholder White’s subscription payment equal to the purchase price for the securities that were not sold would be refunded without penalty or interest.

•	Shareholder Gray receives rights to purchase 500 shares of Common Stock at $2.25 per share. Shareholder Gray does not subscribe for any shares under her rights, but submits a subscription for 1,200 shares of Common Stock priced at $1.75, together with the applicable payment. After fulfillment of the subscriptions from the holders of rights, sufficient shares of Common Stock offered at $1.75 were available to fulfill only 60% of the subscriptions under the over-subscription privileges. We would accept the subscription for 60% of the 1,200 shares of Common Stock requested by Shareholder Gray, which would be 720 shares of Common Stock (although this is less than 1,000 shares, the original over-subscription privileges subscription was greater than 1,000 shares). A portion of Shareholder Gray’s subscription payment equal to the purchase price for the securities that were not sold would be refunded without penalty or interest.

The Investment Units

We have 17,500,000 shares of authorized Series A Convertible Preferred Stock, of which 15,378,264 shares are issued and outstanding, 1,200,000 are reserved for the possible conversion of our Convertible Promissory Note, and 921,736 authorized shares are available for issuance. Our available Series A Convertible Preferred Stock would be sufficient to fulfill subscriptions for up to 230,434 investment units. The Board of Directors has determined that, if subscriptions are received for more than 230,434 investment units, we will request the holder of our Convertible Promissory Note to waive the requirement for the reservation of Series A Convertible Preferred Stock, so that up to 300,000 additional investment units might be sold. If we do not receive a waiver from the holder of the Convertible Promissory Note, or if subscriptions have been received for more investment units than can be satisfied by the available Series A Convertible Preferred shares with those released by the waiver, the Board of Directors will consider recommending that our shareholders amend our Articles of Incorporation to increase the number of authorized shares of Series A Preferred Stock to a number sufficient to fulfill the investment unit subscriptions. We will not be able to sell more than 230,434 investment units (530,434 investment units if the waiver is obtained from the Convertible Promissory Note holder), unless our shareholders approve an increase in our authorized shares of Series A Preferred Stock.

If subscriptions for more than 230,434 investment units (530,434 investment units if we obtain a waiver from our Convertible Promissory Note holder) are received from rights holders, and if the shareholders do not approve an amendment to the Articles of Incorporation to increase the number of authorized shares of Series A Preferred Stock, we will reduce the number of investment units that may be purchased by each subscribing shareholder under the rights so that the total number of investment units does not exceed the number that may be sold based upon the available shares of Series A Preferred Stock, and each subscribing shareholder shall be permitted to purchase based upon the ratio of the number of investment units subscribed for by such shareholder under the rights to the total number of investment units subscribed by all holders under the rights. In this case, the Company would not be able to fully satisfy the preemptive rights of the subscribing shareholders.

If subscriptions for less than 230,434 investment units (530,434 investment units if we obtain a waiver from our Convertible Promissory Note holder) are received from rights holders, but the combined subscriptions for investment units under the rights and over-subscription privileges exceed 230,434 investment units (530,434 investment units if the waiver is obtained from our Convertible Promissory Note holder), we will satisfy the preemptive rights of our shareholders, and will reduce the number of investment units that may be purchased by each subscribing shareholder pursuant to the over-subscription privileges so that the total number of investment units does not exceed the number that may be sold based upon the available shares of Series A Preferred Stock, and each subscribing shareholder shall be permitted to purchase under their over-subscription privileges based upon the ratio of the number of investment units subscribed for by such shareholder under the over-subscription privileges to the total number of investment units subscribed by all holders under the over-subscription privileges.

No Recommendation

We are not making any recommendation as to whether you should exercise your rights or over-subscription privileges. You must make your decision based on your assessment of your best interests.

Expiration Date

The rights and over-subscription privileges will expire at 5:00 P.M. Pacific Time on [        ], 2004, which we refer to as the Expiration Date, unless we decide to extend the rights offering. If you do not exercise your rights or over-subscription privileges before that time, they will be null and void. We will not issue shares of Common Stock or investment units to you if we receive your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment.

Cancellation

Our Board of Directors may cancel this rights offering in its sole discretion at any time before or on the Expiration Date for any reason without limitation. If we cancel the rights offering, any payments you made to us will be refunded, without interest or penalty.

Determination of Price

The prices for the securities offered hereby have been determined based upon the historical purchase prices for shares of Common Stock and investment units when these were originally offered prior to October 1999 and have not been determined based upon the current market value of our shares of Common Stock or the investment units. We have not offered any securities since 2000, and there is no public trading market for our securities from which to obtain market price quotes. See “Determination of Offering Price.” An investment in our securities involves a high degree of risk.

Non-Transferability of Rights and Over-subscription Privileges

Except in the limited circumstances described below, rights and over-subscription privileges are non-transferable and non-assignable. Only you may exercise your rights and over-subscription privileges. Notwithstanding the foregoing, your rights may only be transferred by will or by the laws of descent and distribution of the state of the rights holder’s domicile at the time of death. If the rights are transferred as permitted, we must receive evidence that is satisfactory to us that the transfer was proper, prior to the Expiration Date.

Subscription Agent

We will be serving as the subscription agent for this offering. The address to which subscription agreements and payments, other than wire transfers, should be mailed or delivered is “TULLY’S INVESTOR RELATIONS DEPT., Tully’s Coffee Corporation, 3100 Airport Way South, Seattle, WA 98134.” If you deliver subscription agreements in a manner different than that described in this prospectus, we may not honor the exercise of your rights or over-subscription privileges.

You should direct any questions or requests for assistance concerning the method of exercising the rights and over-subscription privileges to us at “TULLY’S INVESTOR RELATIONS DEPT., Tully’s Coffee Corporation, 3100 Airport Way So., Seattle, WA 98134” or by telephone at 206-233-2070.

For additional copies of this prospectus you may direct your requests to us at “TULLY’S INVESTOR RELATIONS DEPT., Tully’s Coffee Corporation, 3100 AIRPORT WAY SOUTH, SEATTLE, WA 98134” or contact the Investor Relations Department by telephone at 206-233-2070.

Fractional Shares

We will not issue any fractional shares of Common Stock, or of Series A Convertible Preferred Stock, or warrants for fractional shares of Common Stock, or fractional investment units, in this offering. Rights and over-subscription privileges may not be divided in any manner that would create fractional rights.

Exercise of Rights and Over-subscription Privileges and Method of Payment

You may exercise your rights and over-subscription privileges by delivering to us the following, all of which must be received by us on or prior to [_], 2004:

•	a properly completed and duly executed subscription agreement;

•	any required signature guarantees; and

•	payment in full of the price set forth in the subscription agreement for the shares of Common Stock and investment units subscribed for by exercising rights and over-subscription privileges.

You should deliver your subscription agreement and payment to us at the address set forth under the subsection “Subscription Agent” above on or prior to the Expiration Date. We will not pay you any penalty or interest on funds delivered to us pursuant to the exercise of rights or over-subscription privileges. If you hold shares of our Common Stock or preferred stock in street name and receive rights and over-subscription privileges through a broker, dealer, commercial bank, trust company or other nominee, or if you hold Common Stock certificates or preferred stock certificates and would prefer to have an institution conduct the transaction relating to the rights and over-subscription privileges on your behalf, you should contact the appropriate nominee or institution and request that it conduct the transaction for you. In most cases you will receive a “Beneficial Owner Election Form” or other form of election to subscribe for shares of Common Stock and investment units which you will be required to complete and return to your nominee in accordance with their instructions, together with any applicable payment of the subscription price as such nominee may require.

Payment for shares of Common Stock and investment units must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a postal, telegraphic or express money order payable to the order of “Tully’s Coffee Corporation.” Payment upon exercise of rights and over-subscription privileges also may be made through a wire transfer. If you wire funds for payment you are urged to send your subscription agreement by overnight delivery no later than the date of your wire transfer to assure proper matching with your payment and in any event, in time for delivery on or prior to [        ], 2004. A wire transfer of funds is to be made to the account maintained by Tully’s for that purpose at [        ]. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer and should be confirmed by a telephone call to us. You should contact us at TULLY’S INVESTOR RELATIONS DEPT., Tully’s Coffee Corporation, 3100 AIRPORT WAY SOUTH, SEATTLE, WA 98134” or by telephone at 206-233-2070 for further specific payment instructions. In addition, we request that you provide the name and ABA routing number of the originating bank and the date of your wire transfer where indicated in your subscription agreement.

Payment will be deemed to have been received by us only upon:

•	clearance of any uncertified check;

•	receipt by us of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;

•	receipt by us of any funds transferred by wire transfer; or

•	receipt of funds by us through an alternative payment method approved by us.

Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears before that date. We are not responsible for any delay in payment and urge you to consider payment by means of a certified or cashier’s check, money order or wire transfer.

You should read the instructions accompanying the subscription agreement carefully and strictly follow them. We will not consider your subscription received until we have received delivery of a properly completed and duly executed subscription agreement and payment of the full subscription amount. The risk of delivery of all documents and payments is yours or your nominee’s, not ours’.

The method of delivery of subscription agreements and payments of the subscription amount to us will be at the right of the rights holders, but we recommend that you send the subscription agreement and payment (if payment is not being made by wire) by FedEx, other overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to us and clearance of payment before the Expiration Date.

Signature Guarantee

Signatures on the subscription agreement do not need to be guaranteed if either the subscription agreement provides that the shares of Common Stock and investment units to be purchased are to be delivered directly to the holder of record for such rights and over-subscription privileges, or the subscription agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the Untied States. If a signature guarantee is required, signatures on the subscription agreement must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our Common Stock or preferred stock for the account of a beneficial owner of our Common Stock or preferred stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to his or her rights and over-subscription privileges. If you are a beneficial owner of our Common Stock held by a holder of record, such as a broker, trustee or a depository for securities and you wish to participate in this rights offering, you should contact the record holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Rights and Over-subscription Privileges

If you do not specify the number of rights or over-subscription privileges being exercised on your subscription agreement, you will be deemed to have to subscribed for the number of investment units and shares of Common Stock, determined pro rata to the number of rights distributed to you, that would deplete the payment that we received from you.

If your payment is not sufficient to pay the total purchase price for all of the investment units and shares of Common Stock that you indicated you wish to purchase, you will be deemed to have subscribed for the number of investment units and shares of Common Stock in the same ratio as you indicated on your subscription agreement, that would deplete the payment that we received from you.

If your payment exceeds the total purchase price for all of the securities designated by you on your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of Common Stock and investment units in the following order:

1.	to subscribe for the number of investment units, if any, that you indicated on your subscription agreement that you wished to purchase by exercising your rights;

2.	to subscribe for the number of shares of Common Stock, if any, that you indicated on your subscription agreement that you wished to purchase by exercising your rights;

3.	to subscribe for additional investment units and shares of Common Stock in the same ratio as you indicated on your subscription agreement until your rights have been fully exercised for either the investment units or shares of Common Stock;

4.	to subscribe for additional investment units or shares of Common Stock, as applicable, until your remaining rights have been fully exercised for either the investment units or shares of Common Stock; and

5.	to subscribe for additional shares of Common Stock pursuant to the over-subscription privileges, subject to any applicable proration.

In any case, the allocation of your payment remains subject to the minimum share purchase requirements for the over-subscription privileges set in this prospectus. If your payment would not cover the purchase of at least 1,000 shares of Common Stock or 150 investment units (inclusive of any investment units and shares of Common Stock purchased by exercising the rights) as applicable, your payment will be applied only to the purchase of your rights subscription, your subscription for additional shares of Common Stock or investment units under the over-subscription privileges will not be accepted and any payment in excess of the purchase price for the rights shares of Common Stock and rights investment units would be returned to you without interest or deduction. If such payment meets the minimum share or minimum investment units purchase requirements, any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or penalty.

Regulatory Limitation

We will not issue shares of Common Stock or investment units pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if you have not obtained such clearance or approval by the Expiration Date.

State and Foreign Securities Law

The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling to you or accepting any offers to purchase any shares of Common Stock or investment units from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states and other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

Minimum Purchase Requirement

There is no minimum subscription with respect to the exercise of the rights. However, we will only accept subscriptions for exercises of a holder’s over-subscription privileges for the purchase of at least 1,000 shares of Common Stock or 150 investment units (inclusive of any investment units and shares of Common Stock purchased by exercising the rights). Shareholders may subscribe for an unlimited number of shares of Common Stock or investment units in excess of these minimum subscriptions under their over-subscription privileges, subject to state regulatory approval and our proportionate reduction of over-subscription privileges subscriptions in the event of over-subscription of the offering. In the event this rights offering is over-subscribed we will be required to reduce, on a proportionate basis, the number of shares of Common Stock and/or investment units that may be purchased by holders exercising over-subscription privileges. Consequently, shareholders who have exercised over-subscription privileges for more than 1,000 shares of Common Stock or 150 investment units may receive fewer shares and/or investment units as a result of our proportionate adjustment of over-subscriptions, in which case we would partially fulfill that shareholder’s subscription (in our sole discretion we may waive, or not waive, the 1,000 share Common Stock or 150 investment unit purchase requirement in this circumstance) and refund any excess payment remaining after the partial fulfillment to the shareholder, without interest or penalty.

Our Decision Regarding Certain Matters Binding on You

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights or over-subscription privileges will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any rights or over-subscription privileges by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

It is not anticipated that we will give notice to you of any defects in your subscription, if any, but we reserve the right to do so, and to condition the re-submission of your subscription upon such conditions as we deem necessary or appropriate under the circumstances. Under no circumstance, however, will we be obligated to give you notification of defects in your subscription. No exercise of rights rights or over-subscription privileges will be accepted until all defects have been cured or waived. If your exercise is rejected, any payments made on account of this offering will be returned as soon as practicable without penalty or interest.

No Revocation

Except as described below, once you send in your subscription agreement and payment you cannot revoke the exercise of your rights or over-subscription privileges, even if you later learn information about us that you consider to be unfavorable and even if you should determine the market price or fair value of the securities offered hereby is less than the purchase price. Consequently, you should not exercise your rights or over-subscription privileges unless you are certain that you wish to purchase shares of our Common Stock at the per-share price set forth in the subscription agreement and investment units at a price of $10.00 per unit. However, your exercise of rights or over-subscription privileges may be revoked if we extend the Expiration Date for more than thirty days or there is a material change in the terms of the rights offering.

Delivery of Shares

As soon as practicable after the Expiration Date, we will determine the number of investment units that you may purchase pursuant to the rights and the over-subscription privileges and the number of shares of Common Stock that you may purchase pursuant to the over-subscription privileges. You will receive certificates, representing the purchased shares of Common Stock and (for the purchased investment units) Series A Convertible Preferred Stock, and warrants to purchase shares of Common Stock, as soon as practicable after the Expiration Date. We have the discretion to delay allocation and distribution of any and all shares and warrants to shareholders who elect to participate in the rights offering and are affected by state securities laws, if any, including shares that we issue with respect to rights or over-subscription privileges, in order to comply with such regulations.

Fees and Expenses

We are offering shares of Common Stock and investment units through the issuance of rights directly to our shareholders as of the record date. Certain of our officers, directors and employees may participate in the offer and sale of shares of Common Stock and investment units under this offering but will receive no compensation or remuneration for those efforts. We will not engage any NASD member firm to participate in the offer and sale of shares of Common Stock or investment units in this offering. You will be responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of the rights or over-subscription privileges. Tully’s will not pay such expenses.

Sales of Shares of Common Stock and Investment Units for Which Subscription Rights Have Not Been Exercised by Eligible Shareholders

The Company will not offer any unsold shares of Common Stock or investment units from this offering to investors who are not shareholders of the Company.

Waiver of the Convertible Promissory Note

The terms of our $3,000,000 Convertible Promissory Note allow the holder of the Convertible Promissory Note to convert the note into Series A Convertible Preferred Stock. The Convertible Promissory Note requires us to reserve shares of our Series A Convertible Preferred Stock for issuance on such conversion. The conversion price was initially $2.50 per share, so that the Convertible Promissory Note could convert into 1,200,000 Shares of Series A Convertible Preferred Stock, but the conversion price is the lower of $2.50 per share or the most recent offering price for our Common Stock. This favorable offering price provision would have the effect of increasing the number of shares received by the holder if the Convertible Promissory Note was to be converted. We have requested that the holder of the Convertible Promissory Note waive the favorable offering price provision with respect to the offering and the issuance of Common Stock and investment units upon exercise of rights and over-subscription privileges. If the holder does not waive this price provision, then the completion of this rights offering could have the effect of increasing the number of shares of Series A Convertible Preferred Stock issuable upon conversion of the Convertible Promissory Note. In the event that the noteholder does not waive the provision, the Board of Directors may cancel this offering, or may cancel the offering with respect to one or more of the securities offered by this prospectus. If we were to cancel this offering with respect to one or all of the securities offered hereby, we would not be able to satisfy the preemptive rights of some shareholders.

Warrants to be Issued to Purchasers of the Investment Units

In addition to four shares of our Series A Convertible Preferred Stock, each investment unit purchased under this offering includes a warrant entitling the holder to purchase two shares of Common Stock. See the section below entitled “Description of Securities.” The warrants will have an exercise price equal to $0.33 per share, which was the historical exercise price of the warrants included in the investment unit offerings prior to October 1999. The warrants are non-detachable and may be exercised by the holder in whole or in part, at any time after they are issued.

Shares of Our Common Stock Outstanding After the Rights Offering

The Company is not able to anticipate the number of shares of Common Stock and investment units that will be issued in the rights offering. If all of the shares of Common Stock and investment units offered in the rights offering are sold, we would issue 1,750,000 shares of Common Stock, warrants to purchase 7,100,000 shares of Common Stock and 14,200,000 Series A Convertible Preferred shares (currently convertible into 15,762,000 shares of Common Stock). However, we expect that the subscriptions under the rights and over-subscription privileges will be substantially less than the maximum number of shares of Common Stock and investment units offered in the rights offering. See the section entitled “Capitalization” for the number of outstanding shares of Common Stock and preferred shares assuming that certain levels of shareholder subscription under the rights offering should occur.

THE PERCENTAGE OF OUR OUTSTANDING COMMON STOCK AND SERIES A CONVERTIBLE PREFERRED STOCK THAT YOU HOLD WILL DECREASE IF YOU DO NOT EXERCISE YOUR RIGHTS AND OTHER SHAREHOLDERS PURCHASE SECURITIES IN THE OFFERING. FURTHER, THE INVESTMENT UNITS SOLD IN THE OFFERING INCLUDE WARRANTS TO PURCHASE COMMON STOCK AND TO THE EXTENT THAT ALL OR A PORTION OF THESE WARRANTS ARE EXERCISED TO PURCHASE OUR COMMON STOCK, OUR SHAREHOLDERS WOULD BE SUBJECT TO ADDITIONAL DILUTION OF THEIR PERCENTAGE OWNERSHIP INTEREST IN TULLY’S.

IN ACCORDANCE WITH ANTI-DILUTION PROVISIONS, THE SERIES A CONVERTIBLE PREFERRED STOCK CONVERSION PRICE WILL BE ADJUSTED DOWNWARD FROM THE CURRENT CONVERSION PRICE OF $1.60 TO A CONVERSION PRICE THAT WILL DEPEND UPON THE NUMBER OF WARRANTS ISSUED IN CONNECTION WITH THE INVESTMENT UNITS SOLD, AND THE NUMBER OF SHARES OF COMMON STOCK ISSUED AT PRICES LESS THAN $1.60. TO THE EXTENT THAT ALL OR A PORTION OF THE SERIES A PREFERRED STOCK ARE CONVERTED INTO OUR COMMON STOCK AT THE ADJUSTED CONVERSION PRICE, OUR SHAREHOLDERS WOULD BE SUBJECT TO ADDITIONAL DILUTION OF THEIR PERCENTAGE OWNERSHIP INTEREST IN TULLY’S.

If You Have Questions

If you have more questions about the rights offering, please contact our Executive Vice President and Chief Financial Officer, Kristopher Galvin, at 3100 Airport Way South, Seattle, WA. 98134.

Federal Income Tax Consequences

The following summarizes the material federal income tax consequences to you as a shareholder of Tully’s as a result of the receipt, lapse, or exercise of the rights or over-subscription privileges distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer in special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Other tax considerations may apply to investors who are, for example, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of Common Stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as U.S. shareholders.

This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code, the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis.

This discussion assumes that your shares of Common Stock and the rights or over-subscription privileges and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

We believe that it is likely that receipt of your rights and over-subscription privileges generally will be a taxable event for federal income tax purposes. If taxable, an amount equal to the fair market value of the rights and over-subscription privileges on the date of distribution will be treated as a dividend taxable as ordinary income to the extent that we have accumulated or current earnings and profits. Any amount in excess of earnings and profits will be treated first as a return of the basis of your common stock with respect to which the rights and over-subscription privileges are received and then as a capital gain. To the extent required by law, we will provide you with an information statement after the close of the calendar year of the distribution that indicates the amount of the rights and over-subscription privileges, if any, that is required to be treated as ordinary income taxable as a dividend.

Taxation of Shareholders

We believe that receipt of the subscription rights likely will be a taxable event to you. Code Section 305(b)(5) provides that a distribution of convertible preferred stock, including subscription rights to acquire convertible preferred stock, is taxable unless it is established that the distribution is not a disproportionate distribution as described in Code Section 305(b)(2). A distribution of convertible preferred stock is likely to result in a disproportionate distribution when it may be anticipated that some shareholders will exercise their conversion rights and some will not. In addition, for purposes of Code Section 305(b)(2), the payment of interest to a holder of convertible debt is treated as a distribution of property to a shareholder, and distributions of property to some shareholders preceded or followed by distributions of stock to other shareholders within any 36-month period are treated as disproportionate distributions. We currently expect to issue the Convertible Notes, that would be convertible into common stock and that would bear interest payable within 36 months of the receipt of the subscription rights. If such notes are issued, we expect that the distribution of subscription rights will be treated as a disproportionate distribution for this purpose. We also have paid interest (in the form of warrants) on our outstanding Convertible Promissory Note, which is convertible into Series A Convertible Preferred Stock, within 36 months before the date of distribution of the subscription rights.

If the Series A Convertible Preferred Stock is treated as convertible preferred stock for purposes of Code Section 305(b)(5), we believe that some recipients will exercise their subscription rights to purchase investment units that include shares of convertible preferred stock while other recipients will not, which will cause the distribution of subscription rights to be treated as a disproportionate distribution. Even if the Series A Convertible Preferred Stock is not treated as convertible preferred stock for purposes of Code Section 305(b)(5), we believe that the payment of interest on our outstanding Convertible Promissory Note or on the Convertible Notes that we expect to issue will result in disproportionate distribution treatment for purposes of Code Section 305(b)(2).

Tax Consequences Upon Receipt of Subscription Rights

If taxable, the value of a distribution of subscription rights will be equal to the fair market value of the subscription rights on the distribution date. The distribution will be taxed as a dividend to the extent made out of Tully’s current or accumulated earnings and profits; any distribution in excess of such earnings and profits will be treated first as a return of your basis (your investment in your common stock) and then as a capital gain to the extent that the distribution exceeds your basis. The holding period of the subscription rights will begin on the date of distribution of the subscription rights. Expiration of a right treated as a taxable distribution will result in a capital loss. To the extent required by law, we will provide each recipient of the subscription rights with an information statement after the close of the calendar year in which the subscription rights are distributed that indicates the amount of the distribution, if any, that is required to be treated as ordinary income taxable as a dividend. At present, we have no accumulated or current earnings and profits, and we believe that Tully’s will have no current or accumulated earnings and profits for the calendar year of distribution of the subscription rights. Consequently, we believe that no portion of the subscription rights will be taxable as ordinary income to you. We cannot assure, however, that we will have no earnings and profits for the calendar year of distribution of the subscription rights, and it therefore remains possible that all or a portion of the subscription rights distributed to you will be taxable as a dividend. The subscription rights will have a tax basis equal to their value. Although we cannot provide assurances regarding what the value of the subscription rights will be or that the subscription rights will be considered to have an ascertainable fair market value, we believe that the value of the subscription rights will be de minimis.

Tax Consequences of Exercise of Subscription Rights

You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of Common Stock and Series A Convertible Preferred Stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the shares. The holding period of the shares of Common Stock and Series A Convertible Preferred Stock purchased through the rights offering will begin on the date that you exercise your rights or over-subscription privileges. The holding period of a warrant to purchase Common Stock purchased through the rights offering will begin on the date that you exercise your subscription rights, and the holding period of Common Stock purchased through exercise of such warrant will begin on the date that you exercise the warrant.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

DESCRIPTION OF OUR BUSINESS

General

Tully’s Coffee Corporation roasts and sells high quality, premium roasted whole bean coffees. Tully’s Retail division operates specialty coffee stores that offer our premium roasted whole bean coffees and serve a wide selection of hot and cold beverages that feature its coffees, teas and premium softened ice cream. The stores also sell baked goods, pastries and other food products, and coffee related supplies, accessories and equipment. As of March 28, 2004, Tully’s operated 94 retail stores, and had one franchised store in operation, all of which are located in the western United States.

We complement our retail operations with additional channels for distribution of our branded products: (1) Tully’s Wholesale division sells Tully’s coffees and related products and supplies to domestic customers in the supermarket, food service, restaurant, office coffee service, and institutional channels; and (2) Tully’s International division sells Tully’s coffee and related products and supplies to foreign licensees and manages the relationships with these licensees. The Wholesale division is also responsible for our mail order and Internet sales activities.

The International division has significant relationships with two Japanese companies. Tully’s has a license and supply agreement with FOODX GLOBE Co., Ltd. (“FOODX”) (formerly known as Tully’s Coffee Japan) which, as of January 31, 2004, operated 87 Tully’s retail stores in Japan and had franchised an additional 72 stores that operate under the Tully’s brand in Japan. In addition, Tully’s has licensed Ueshima Coffee Company Ltd. (“UCC”) to operate coffee stores under the Tully’s brand throughout Asia, excluding Japan. During Fiscal 2003 UCC opened its first Tully’s-branded store in Seoul, South Korea.

Our retail store philosophy focuses on providing an upscale atmosphere, with quick, friendly service where customers can relax and enjoy some of the finest hot and cold coffee, espresso, and hand-made ice cream shake drinks available, together with other tasty treats. We seek to make each location a comfortable neighborhood meeting place, with employees who go out of their way to make customers feel special. We believe that developing customer loyalty and brand recognition on the foundation of product appeal and customer service is of the utmost importance in our business and growth strategy, and that our retail image builds product and brand credibility for our Wholesale and International divisions.

Fiscal Periods

We end our fiscal year on the Sunday closest to March 31. As a result, we record our revenue and expenses on a 52 or 53 week period, depending on the year. Each of the fiscal years ended March 28, 2004 (“Fiscal 2004”), March 30, 2003 (“Fiscal 2003”), March 31, 2002 (“Fiscal 2002”) and April 1, 2001 (“Fiscal 2001”) included 52 weeks. The fiscal year ending April 3, 2005 will include 53 weeks (“Fiscal 2005”).

Company Background

Tully’s was formed in July 1992 after our founder and Chairman of the Board, Tom T. O’Keefe, concluded that an opportunity to develop, own and operate a chain of specialty coffee stores existed in the greater Puget Sound, Washington area. During the early 1990s, Mr. O’Keefe’s real estate company was approached by numerous companies inquiring about locating specialty coffee stores in the properties owned and managed by his company. As a result, Mr. O’Keefe began researching the specialty coffee industry and determined that an opportunity existed for development of a company focused on the sale of high-quality coffee beans, coffee drinks and coffee related products in an upscale atmosphere that emphasized customer service. On September 16, 1992, Tully’s opened its first store in Kent, Washington.

Tully’s Coffee Corporation is a Washington corporation and is headquartered at 3100 Airport Way South, Seattle, Washington 98134. Our telephone number is (206) 233-2070 or 1-800-96Tully.

Strategy

General

From our founding through Fiscal 2001, our objective was to establish Tully’s as one of the most respected coffee brands in the world. To achieve this goal, we made significant investments in marketing and building our brand. Starting in Fiscal 2002, we decided that we had successfully developed our brand identity and that we could modify our strategy to place greater emphasis on improving store and overall corporate operating performance and less emphasis on brand development. During Fiscal 2003 and Fiscal 2004, we have focused on improving overall corporate operating performance and on the conservative use of our capital. Management believes that the Tully’s brand and retail store model have been developed to a point where they can be leveraged for improved operating results, and then replicated to additional locations and markets.

Tully’s strives to develop customer loyalty and brand recognition by providing superior service and offering quality coffee products that are competitively priced. Tully’s seeks to employ people who contribute to the “coffee experience” of our customers. Management believes that our staff is well trained and knowledgeable about the products offered for sale. It is our belief that customer service, along with product freshness and consistency, has become our hallmark, and we seeks to sustain these attributes in all three of our operating divisions—Retail, Wholesale, and International.

We believe that our customers enjoy the flavor profiles and qualities of our coffee beverages and other products, and often purchase them from more than one channel. For example, customers may patronize Tully’s stores and also may enjoy Tully’s coffee beverages at a favorite restaurant or espresso bar, and may purchase Tully’s whole bean coffee from a supermarket for home consumption. Tully’s also believes that our customers will be receptive to the introduction of other complementary products into our stores and through our Wholesale division. Further, products that are successful in Tully’s domestic stores may have opportunities for export or for license to the stores operated or franchised by Tully’s licensees in Asia. We introduced Tully’s Premium Softened Ice CreamTM into 63 of our Tully’s stores in 2003 and into most of the other stores in Fiscal 2004. This product line is based upon premium soft-serve vanilla ice cream and Tully’s coffee flavor ice cream, and supports an expanded menu including ice cream shakes, cones, and sundaes that complements our other cold beverages, SpinTM and TangoTM.

We believe that customer interest is increased, and incremental sales will occur, when customers are informed about new Company products and special offers, and about the qualities of our product offerings. Accordingly, our strategies include advertising and marketing inside and outside of our stores.

We also believe that customers will be receptive to improved value, variety and convenience through broader distribution, and we seek expanded market share through our Wholesale division in the supermarket, food service, and institutional channels. It is our belief that expanded product mix and broader distribution help Tully’s reach prospective customers that do not currently buy our products, and increase the frequency and size of customer purchases.

Another important element of our strategy is to be an integral part of the local neighborhood served by each retail store. This is accomplished in a variety of ways, such as becoming involved in local fundraising and charitable organizations, participating in primary and secondary school programs and by providing jobs to area high school and college students. We believe that community involvement not only helps Tully’s by building goodwill, but also strengthens our market position.

Historical Expansion and Future Growth Strategy

Tully’s principal domestic expansion strategy has been to develop new retail stores in our current geographic markets in the western United States and to introduce its Wholesale division to targeted wholesale segments (supermarket, food service and restaurants, office coffee services and institutional clients) in those same markets. Tully’s also has expanded into new markets by purchasing existing retail coffee locations, with the goal of converting these into Tully’s stores. As our focus has shifted from brand development and revenue growth toward improving overall corporate operating performance, our rate of new store openings has decreased. In each of Fiscal 2004 and Fiscal 2003, Tully’s opened one new store. During Fiscal 2002, we opened two new stores and in Fiscal 2001, we opened 37 new stores and acquired 14 stores (four Los Angeles-area stores and one Seattle-area store from Coffee Station, Inc., and nine Portland, Oregon stores from Tri-Brands, Inc., dba Marsee Baking).

Since inception, our domestic retail strategy has been based upon retail stores that are operated by Tully’s, and this continues to be our primary retail strategy for the United States. However, we believe that for certain domestic markets, it is necessary or preferable to have stores that are licensed or franchised (together, these are referred to as “franchises” in this prospectus). In particular, certain types of real estate and facilities may not be open to Tully’s-owned stores but would be available and appropriate for a franchisee. In April 2004 we opened our first franchised store, at the airport in Burbank, CA. Franchising of stores in the domestic market offers the potential for growth in these particular venues with minimal capital investment from Tully’s. Franchising also offers challenges, including the additional regulatory burdens, the sharing of financial rewards with the franchisee and maintaining brand and operating standards in stores that are not operated by Tully’s employees. In the future, we expect to open additional franchised stores in targeted domestic markets, but only as a complement to our primary strategy of operating Tully’s-owned stores.

Our business focus for Fiscal 2005 continues to be improving overall corporate operating performance and the conservative use of our capital. Subject to the availability of capital, we expect to open additional locations in Fiscal 2005. The number and location of such stores will depend upon the timing and amount of capital (if any) that we may raise in Fiscal 2005 and the amount of cashflow provided from operations that may be used for such new stores, the amounts of which are not presently determined. The primary focus for the Retail division in Fiscal 2005 will be improving the results of our existing stores through introduction of new products, targeted marketing, merchandising, and advertising initiatives, and operating cost savings.

During Fiscal 2003, supermarket distribution of our whole bean coffees grew, primarily in the Pacific Northwest. In Fiscal 2004, growth continued into other states in the West, and we expect further growth in the number of western U.S. supermarkets offering Tully’s premium coffees. During Fiscal 2004, we shifted our primary food service distributor relationship in the Pacific Northwest to Food Services of America, a leading regional distributor. In California and other western states, two major beverage distribution companies, Dispenser Juice, Inc. and Quick Dispense, Inc, now serve Tully’s. These distributors provide food service channel customers with Tully’s products, equipment and service. Growth in the wholesale segment is expected to include the addition of new customers in the western United States, and also programs to expand the volume of products sold to current customers.

The Company’s primary international growth strategy has been to license others to operate or franchise the right to operate Tully’s-branded retail stores and sell Tully’s coffees in the foreign markets (see “Description of Our Business- International”). The Company expects continuing growth in its International division in Fiscal 2005, primarily from the expected growth of the FOODX business, and we may pursue other international licensing and joint venture opportunities.

Marketing and Products

Retail Stores

Tully’s focus on consistency and quality in our products and customer service has been a key element of our marketing program. Point of sale signage, custom bags, boxes, cups, gift sets, products and literature with our distinctive name and logo, and community activities in which Tully’s name and logo are featured, are intended to increase name awareness and to reinforce our image. Sponsorship of two major league baseball teams was a major element in Tully’s marketing strategy through Fiscal 2003, but we have decided to shift our focus to other marketing strategies. Accordingly, one sponsorship was terminated in March 2003 and the other sponsorship continues through the 2004 baseball season at a much-reduced scale. Since Fiscal 2003, we are making increased use of outdoor signage, direct mail and newspaper advertisements, coupons and special offer books, special and seasonal product offerings, and joint promotions with other companies. In Fiscal 2004, we refurbished our retail store menu boards to provide a fresh look, more clearly describe product offerings and provide greater flexibility for new products, promotions, and pricing changes.

We believe that product quality and selection are very important factors to maintain the loyalty of our current customers. We also believe these factors will appeal to prospective customers. Therefore, our development efforts and marketing messages focus on the improvement of our current offerings and the addition of new products that will complement our existing offerings. New products may be available for only a limited season, or they may become a recurring offering. The introduction of Tully’s premium softened ice cream in fiscal 2003 has provided us with a more flexible platform to prepare new beverages, desserts and snacks compared to the previous hard pack ice cream. In Fiscal 2004, we added the Dean & Deluca “Snacks on the Run” (gourmet nuts, candies and snacks) to our stores, and we introduced the Tully’s Limited Reserve Coffee Series, a periodic offering of specially selected and roasted coffees available in our stores only for a limited time while supplies last. In Fiscal 2005, we are introducing our improved SpinTM blended beverage, and offering new flavors for Spin.

Convenience is another important factor for our retail store customers. In Fiscal 2003, we introduced the Tully’s Coffee CardTM, a stored-value payment card. Customers can use this card like a gift certificate for gift giving, or they can use it as a convenient personal purchase card at Tully’s coffee stores, instead of cash or credit card. The Tully’s Coffee Card encourages customer visits to Tully’s stores, and is periodically incorporated into our promotional activities. In Fiscal 2004, we introduced high-speed wireless Internet access (“Wi-Fi”), powered by Cometa Networks, into most of our Washington state Tully’s stores. This Wi-Fi service offers our customers an economical and convenient way to check email, “surf the web” and enjoy our great beverages, all in the comfort of a Tully’s store. In Fiscal 2004, we did joint Wi-Fi promotions with Cometa and with Wi-Fi service providers like AT&T Wireless Services, and we expect to do further Wi-Fi promotions in the future.

Wholesale

Tully’s Wholesale division provides additional opportunities for coffee consumers to experience our coffee and reinforces Tully’s branded logo and name. The Wholesale division makes many of our branded products available through supermarkets, restaurants, espresso bars, office coffee services, and institutional food service. Tully’s offers logo-bearing coffee cups, banners and point of use signage to Wholesale division customers (subject to Tully’s usage requirements and standards). We believe that marketing programs that support our brand and our retail stores also benefit our Wholesale division. In the supermarket channel, Tully’s provides marketing support through promotional allowances and discounts in support of special price offerings to the grocers’ customers, and through cooperative advertising and other marketing funds. We also make use of other marketing approaches such as direct mail to support wholesale customers, co-sponsoring of trade shows and consumer events with wholesalers, and in-store demonstrations.

Our Wholesale division also includes our mail order and Internet sales channel. Through these efforts, we make our coffee available to consumers who cannot yet buy it in their own neighborhood. Customers can order our coffee directly from our roasting plant and have it ground to their specification. In Fiscal 2004, we moved our Internet sales and ordering from our own web site to the new Amazon.com gourmet foods site, to take advantage of the greater functionality and market presence of Amazon.com.

International

The International division expands the geographic reach of the Tully’s brand and products to consumers outside the United States. FOODX operates and franchises Tully’s-branded stores in Japan. These stores bring the look and feel of the Tully’s store, and the flavor of Tully’s coffees and beverages, to the Japanese customer. The license with UCC is expected to eventually expand this international presence to other countries in Asia, (beyond the one store currently operated by UCC in South Korea). The Company believes that the tourism, media, and trade ties between the principal domestic markets served by its Retail and Wholesale divisions with other Pacific Rim nations (in particular, Japan) are beneficial to the international expansion of the Tully’s brand. Tully’s views other foreign markets as opportunities for growth through licensing or joint venture, but is not presently focused on developing these other markets.

Community

Tully’s commitment to the local community is another key element of our marketing strategy. Tully’s supports local and national organizations focusing on children’s educational and health-related issues. Each store supports events within its neighborhood and community. Our employees volunteer service and we donate product to local non-profit organizations, including schools, sports teams, food banks, charities and service organizations. We also provide product and resource donations to national organizations working to improve the health and development of children.

International

Our International division makes Tully’s whole bean coffees and other proprietary merchandise available to consumers outside of the United States. The International division administers the licensing relationships for our foreign licensees, and provides our products and supporting supplies, equipment and materials to our foreign licensees, as required.

In April 2001, Tully’s entered into a license agreement and a supply agreement with FOODX (then known as Tully’s Coffee Japan). In October 2001, we received total consideration of $5,971,000 from FOODX, consisting of 300 shares of FOODX stock (with a market value of approximately $1,771,000 at October 1, 2001) and $4,200,000 cash, in connection with the amendment of Tully’s supply agreement with FOODX. FOODX is the exclusive operator and franchisor of Tully’s stores in Japan, and is the exclusive wholesaler of Tully’s coffee in Japan. FOODX also is authorized to have Tully’s coffee roasted in Japan, and to sell Tully’s branded ready-to-drink (“RTD”) beverages in Japan. Tully’s receives license royalties in connection with sales of the Tully’s stores franchised by FOODX and will receive a license fee on the RTD beverages starting in November 2004. Additionally, the Company receives a fee from FOODX based upon the amount of coffee roasted in Japan. In its early years and through Fiscal 2003, FOODX purchased most of its coffee and supplies from Tully’s, but as its volumes grew to sufficient levels, FOODX is able to source most of its coffee, supplies and equipment from local suppliers, as permitted by the supply agreement. As of March 28, 2004, FOODX operated 86 Tully’s retail stores in Japan and had franchised another 88 Tully’s stores in Japan (FOODX also operated two “Koot’s Green Tea” stores in Japan).

Also in April 2001, we entered into an exclusive license agreement (the “UCC License Agreement”) with UCC, a Japanese company that is one of Asia’s largest coffee purveyors. Under the terms of the UCC License Agreement, Tully’s granted UCC an exclusive, perpetual license to use Tully’s business names, trademarks, and other intellectual property rights to develop and operate specialty coffee stores throughout Asia, except for Japan, with the payment by UCC to Tully’s of a $12,000,000 license fee. In further consideration of the license, UCC will pay Tully’s a royalty and service fee, commencing in April 2009, based on the aggregate net revenues of the stores that UCC operates under the Tully’s business name, and all other sales of products or services made under the Tully’s business names and trademarks in Asia. UCC operates one Tully’s store, which it opened in Seoul, South Korea in Fiscal 2003. UCC purchases some coffee and supplies from Tully’s, but most of its requirements are sourced locally.

As the result of the FOODX shift to local sourcing of products and supplies, product sales to licensees located outside the United States accounted for approximately 0.7% of Tully’s net sales for the first 39 weeks of Fiscal 2004 as compared to 4.0% of Tully’s net sales in Fiscal 2003, 5.6% of Tully’s net sales in Fiscal 2002 and 3.7% of Tully’s net sales in Fiscal 2001.

Competition

The specialty coffee market is highly fragmented and very competitive. A number of Tully’s competitors have much greater financial and marketing resources, brand recognition and larger customer bases than Tully’s. Tully’s competes with a number of specialty coffee roasters and retailers, including Starbucks Corporation, which has stores throughout the United States and around the world (and which acquired the Seattle’s Best Coffee and Torrefazione Italia Coffee brands in Fiscal 2004), and regional companies such as Coffee Bean and Tea Leaf, Diedrich Coffee, Inc., and Peet’s Coffee & Tea, as well as smaller local chains and independent operators.

Coffee roasters and distributors including Starbucks Corporation, Kraft Foods, Inc., The Proctor & Gamble Company and Nestle, Inc. distribute premium coffee products nationally and internationally in supermarkets and other wholesale channels. Many of these products may be alternatives to Tully’s coffees and coffee drinks. Consumers also may choose non-coffee products and beverages offered by these and other competitors as alternatives to our products. Tully’s coffee beverages, teas, and other beverages compete directly against all restaurant and beverage outlets that serve coffee, tea and other beverages, and the many single location specialty coffee outlets (espresso stands, carts, kiosks, drive-throughs and stores).

Premium specialty coffees have grown in popularity in the United States, and are being given additional selling space within supermarkets and increased attention from distributors in the food services channel. Tully’s must compete with other premium coffee roasters and distributors (including those providing branded and private label coffees) for space on the supermarket shelves and for distribution by wholesale food service distributors. Prior to Fiscal 2004, Sysco Corporation was our largest distributor in the wholesale food service distributor channel, but Sysco has established a national relationship with Starbucks Corporation. Tully’s has shifted its primary relationships to other distributors, including Food Services of America in the Pacific Northwest, and we have expanded our relationships with other wholesale food service distributors outside the Pacific Northwest.

These companies are strong competitors, and may become even more formidable through continued growth and industry consolidation. These companies compete for retail and wholesale sales, for store locations, for employees and for supplies of premium coffee beans. Tully’s believes that there is opportunity for many companies to compete in the growing specialty coffee segment, and that the preferences and needs of consumers, owners of commercial store locations, coffee growers, coffee store employees, wholesale distributors and other constituents of the specialty coffee industry will support continued competition in this segment. Tully’s believes that its customers choose among specialty coffee brands primarily on the basis of product quality, service, convenience, and, to a lesser extent, on price. Tully’s also believes that the flavor profile of its coffee and coffee products, and the variety and quality of other food products provided by Tully’s stores, including Tully’s ice cream shakes, blended beverages, and premium softened ice cream products, serve as a point of differentiation for many customers.

Store Operations and Management / Employees

As of March 28, 2004, Tully’s employed approximately 900 people, approximately 800 of whom were employed in retail stores or regional operations. The balance of the employees work in our administrative, wholesale, international, roasting and distribution operations. All employees are non-union and management anticipates this will continue to be the case. Most of our employees work 20 or more hours per week.

Tully’s believes that its employees are an integral part of its business, and has structured its benefit programs accordingly. Full time employees are eligible for vacation, holidays, medical and dental insurance, maternity leave and sick leave. Store managers, district managers, wholesale sales personnel and other managers participate in incentive pay programs tied to financial criteria. To promote product loyalty and enhance expertise, all employees receive discounts on beverages and merchandise items. Tully’s believes that its current relations with employees are excellent.

To maintain Tully’s high standards of quality products and customer service, new store employees complete a training course and receive on-site training while working in a store. Training hours are devoted to orientation, Company philosophy, cash register and paperwork procedures, store equipment use, cash handling, retail product knowledge, sales techniques, customer service and thorough familiarization with Tully’s Employee Handbook. Training also covers coffee history, roasting, tasting of Tully’s proprietary blends, and hands-on beverage preparation. Employees who serve in the Wholesale and International divisions, and those who serve in administrative support roles, often receive much of the same training in order to build their specialty coffee industry expertise.

Tully’s regularly evaluates store performance, and periodically closes stores that do not meet our financial expectations. Tully’s closed seven stores in Fiscal 2004, five stores in Fiscal 2003, 12 stores in Fiscal 2002 and two stores in Fiscal 2001. In Fiscal 2005, we will continue to evaluate the performance of our stores, and may close stores if they do not meet our financial criteria, though we expect the number of store closings in Fiscal 2005 to be fewer.

Suppliers and Equipment Vendors

Tully’s roasts its own coffees to its own specifications. This enables us to develop distinctive coffee beverages and unique ground and whole bean coffees, to modify products to better fit the needs of particular customer segments, and to control more elements of this aspect of its product mix. During Fiscal 2003, we acquired new packaging equipment and redesigned our packaging, particularly the coffee packages used for the sale of whole bean and ground coffee within the supermarket channel and at our stores. We believe that these changes have improved the quality of the packaging while increasing our packaging capacity and reducing packaging costs.

Tully’s premium softened ice cream is produced especially for us. The coffee flavored ice cream is flavored with extract from Tully’s coffee. Other materials such as teas, dairy products, juices, bakery goods and accessories are purchased from various vendors and are generally less specialized, although some materials and products are made to our proprietary recipes, or packaged to our proprietary specifications.

Coffee Markets

The Company purchases unroasted, or “green” coffee beans. There are many varieties of green coffee beans and a range of quality grades within each variety. Tully’s purchases only premium grade Arabica coffee beans and believes these beans are the best available from each producing region. Tully’s seeks to purchase the finest qualities and varieties of coffee beans by identifying the unique characteristics and flavors of the varieties available from each region of the world. Many of our coffees contain green beans from Central America and South America, but we also purchase coffees from Asia, Africa and Hawaii.

Coffee is grown commercially in the tropical and sub-tropical regions of the world. Coffee is harvested at different times each year, depending on the particular region. The price and supply of coffee are subject to significant volatility. While most coffee trades in the commodity market, coffee beans of the quality sought by Tully’s tend to trade on a negotiated basis at a substantial premium above commodity coffee bean prices, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries including weather and political and economic conditions. In addition, green coffee bean prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations that have historically attempted to influence commodity prices of green coffee beans through agreements establishing export quotas or restricting coffee supplies worldwide. Our ability to raise sales prices in response to rising coffee bean prices may be limited, and our future operating performance could be adversely affected if coffee bean prices were to rise substantially, or if sufficient quantities of high quality beans were not available when needed.

Tully’s enters into forward commitments for most of its purchase of green coffee beans, in anticipation of the future seasonal harvests. We also make periodic buys on “spot” markets and from special offerings, when coffee requirements exceed the contracted supplies and when there are special beans available that are suitable for limited supply offerings like the Tully’s Limited Reserve Series. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. However, in Fiscal 2004, Tully’s also entered into contracts for part of its second year (Fiscal 2006) coffee harvest requirements, in order to provide a more stable market for the growers and to provide for more certainty of coffee bean supply and pricing in Fiscal 2006. As of March 28, 2004, we had approximately $3,600,000 in fixed-price purchase commitments for Fiscal 2005 and $1,500,000 in fixed-price purchase commitments for Fiscal 2006. These purchase commitments, together with existing inventory, are expected to provide an adequate supply of green coffee beans through Fiscal 2005, but we will be required to make additional purchases for Fiscal 2006. Tully’s believes, based on relationships established with its suppliers, that the risk of non-delivery on such purchase commitments is remote. However, if coffee spot market prices are attractive, or if our sales volumes increase beyond the levels anticipated for Fiscal 2005, we may elect to, or be required to, purchase coffee on the spot market, which might be at prices greater or less than the fixed contract pricing.

Roasting

Tully’s procures and roasts green coffee beans to its exacting specifications at its roasting plant in Seattle. Tully’s employs a roasting process that varies based upon the variety, quality, origin and physical characteristics of the coffee beans being roasted. Each batch is craft roasted to maximize the flavor characteristics. Our roasting process produces coffee in small batches. Coffee is roasted daily and sealed in bags. Production and inventory levels are carefully monitored to minimize the time between roasting and delivery to the customer as coffee or a beverage, and coffee date codes are monitored to maintain fresh coffee stocks.

Tully’s has authorized its licensees, FOODX and UCC, to roast Tully’s coffee for sale in their territories. FOODX uses two contracted roasters in Japan, UCC and Unicafe. We require that our licensees have coffee roasted to Tully’s specifications, recipes and quality standards, and they are subject to periodic audit by Tully’s.

Equipment and Store Supplies

Tully’s purchases non-coffee merchandise, and the equipment, fixtures and supplies for its retail store locations from a number of vendors. The materials are purchased through purchase orders on an as-needed basis. Some materials and items are distributed through Tully’s roasting plant and warehouse facility, while the suppliers deliver other items directly to our retail stores. Shipments to Wholesale division and International division customers are generally distributed from our Seattle roasting plant and warehouse facility. Tully’s has standardized and consolidated most of its vendors and suppliers, for the entire Company or regionally, to improve the cost of purchases and simplify operations. Tully’s believes that its relationships with its vendors are currently satisfactory. However, if a particular supplier or vendor is unable to meet Tully’s needs, begins to deliver unsatisfactory materials or is not price competitive, Tully’s believes that there are a number of alternative sources to meet all of its merchandise, equipment, store supplies and other materials needs.

Trademarks

Tully’s has applied for trademark registration in the United States and in several foreign countries, for various marks including “Tully’s” and “Tully’s Coffee,” our various logos, and certain package design elements (among other marks). Some of the foreign trademarks have been granted, while others are still under review. The duration of trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained, and they have not been found to become generic. Trademark registrations are generally granted for particular classes of goods or services, and may not restrict use of similar marks by other parties for other classes of goods or services.

After we filed our application for U.S. trademark registration for “Tully’s,” an operator of a small chain of restaurants in upstate New York applied to register the mark “Tully’s” in a somewhat different form, and claimed prior use of that mark. In May 2003 the parties entered into a settlement agreement that sets forth the rights of each party to use marks containing “Tully’s.” Our marks under the settlement agreement include “Tully’s” and “Tully’s Coffee” and all of our logos (among other marks). During Fiscal 2004, we received federal trademark registration for the “Tully’s” trademark for coffee and for retail coffee store/café services and we expect to complete U.S. trademark registration for other marks during Fiscal 2005.

In addition to registered and pending U.S. trademarks, Tully’s considers the overall design and visual language of its trade dress to be a valuable asset. The design of our stores, including but not limited to the use of materials, furniture, signage, layout and overall aesthetics, developed in conjunction with packaged goods and marketing collateral, create a distinctive “look and feel” as well as a unique visual language. This “look and feel” and visual language continues to build our brand exposure and deliver “The Tully’s Experience” through all channels of our business. Although Tully’s considers store design, packaging and marketing collateral to be essential to brand identity, in most instances Tully’s has not applied to register these trademarks and trade dress, and thus cannot rely on the legal protections afforded by trademark registration.

The ability to differentiate the Tully’s brand from our competitors depends, in part, on the strength and enforcement of its trademarks. If a competitor infringes on Tully’s trademark rights, we may have to litigate to protect our rights, in which case Tully’s may incur significant expenses and management’s attention may be diverted from our business operations.

Tully’s does not hold any patents.

Seasonality

Our business is subject to seasonal fluctuations. Greater portions of Tully’s net sales are generally realized during the third quarter of Tully’s fiscal year, which includes the December holiday season. Seasonal patterns are generally applicable to all three divisions, Retail, Wholesale and International. In addition, quarterly results are affected by the timing of the opening of new stores (by Tully’s and its international licensees) or the closure of stores not meeting our expectations. Because of the seasonality of Tully’s business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Our Properties

As of March 28, 2004, Tully’s operated 94 retail stores in the United States, all of which are located on property leased by us. Sixty-four of these stores are located in Washington, twenty-three are in California, six are in Oregon and one is located in Idaho.

We lease the building in Seattle, Washington, that houses our headquarters, roasting plant and distribution facilities (the “Airport Way Property”) pursuant to a ten-year lease (expiring May 2010) and subject to two five-year options to renew. In July 2003, the original lessor sold the Airport Way Property to Rainier Commons LLC (“Rainier”) and Rainier thereby became lessor to Tully’s. In Fiscal 2004, Rainier and Tully’s amended the lease to (1) eliminate the lessor’s option to terminate the lease on 150 days notice, (2) reduce the portion of the property leased to Tully’s to approximately 80,000 square feet of building (the portion of the Airport Way Property that was used by Tully’s) and the remainder of the Airport Way Property was made available for other uses by Rainier, and (3) reduce the rent and occupancy costs paid by us.

Legal Proceedings and Claims

In February 2004 a lawsuit was filed against Tully’s in California State Court by two former store managers alleging misclassification of employment position and seeking damages, restitution, reclassification and attorneys’ fees and costs. The plaintiffs also seek class action certification of their lawsuit. We are investigating and intend to vigorously defend this litigation, but because the litigation is the early stages, the financial impact to us, if any, cannot be predicted.

In April 2004, we were advised by FOODX that the Japanese tax authorities are conducting an examination regarding the withholding taxes collected by FOODX, and that the tax authorities had taken a position that certain amounts paid by FOODX under its supply agreement with us should be subject to Japanese withholding taxes. FOODX has informed us that the tax authorities have demanded taxes, interest and penalties in the aggregate amount of approximately $950,000, for which FOODX has requested indemnification from Tully’s. We have not been provided sufficient information to evaluate the position of the Japanese tax authorities. We believe that the withholding tax treatment by FOODX under the supply agreement was appropriate, but if this assessment by the Japanese tax authority is determined to have been valid, we may be required to indemnify FOODX for such taxes, interest and penalties.

We are a party to various other legal proceedings arising in the ordinary course of our business, but are not currently a party to any other legal proceeding which we believe could have a material adverse effect on our financial position or results of operations.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus. The selected condensed consolidated statements of operations data for the thirty-nine week periods ended December 29, 2002 and December 28, 2003 and the consolidated balance sheet data at December 28, 2003 are derived from our unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. The selected balance sheet data at December 29, 2002 are derived from our unaudited condensed consolidated financial statements that have not been included in this prospectus. The selected consolidated statements of operations data for each of the three fiscal years ended April 1, 2001 (“Fiscal 2001”), March 31, 2002 (“Fiscal 2002”), and March 30, 2003 (“Fiscal 2003”) and the selected consolidated balance sheet data at March 31, 2002 and March 30, 2003 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statements of operations data for the fiscal years ended March 28, 1999 (“Fiscal 1999”) and April 2, 2000 (“Fiscal 2000”) and the consolidated balance sheet data at March 28, 1999, April 2, 2000, and April 21, 2001 have been derived from audited consolidated financial statements that have not been included in this prospectus.

Selected unaudited quarterly financial data for each of Fiscal 2002 and Fiscal 2003 is presented in Note 26 of the Notes to the Consolidated Financial Statements. Selected unaudited quarterly financial data for each of the three quarters in the thirty-nine week period ended December 28, 2003 is presented in Note 11 of the Notes to Condensed Consolidated Financial Statements.

	Thirty-nine Week Periods Ended		Fiscal Years Ended (1)
(dollar amounts in thousands, except per share data)	Dec 29, 2002 (2) (unaudited)	Dec 28, 2003 (unaudited)	Mar 28, 1999 (5)	Apr 2, 2000	Apr 1, 2001 (3)	Mar 31, 2002 (3)(4)	Mar 30, 2003 (2)(3)
Results of Operations Data
Net sales	$38,927	$38,965	$20,207	$27,698	$42,102	$51,458	$50,800
Operating loss	(3,888)	(915)	(5,088)	(7,717)	(23,797)	(13,111)	(6,664)
Loss before cumulative effect of change in accounting principle	(3,941)	(1,439)	(6,581)	(8,066)	(25,057)	(11,152)	(6,886)
Cumulative effect of change in accounting principle (2)	(3,018)	—	—	—	—	—	(3,018)
Net loss	$(6,959)	$(1,439)	$(6,581)	$(8,066)	$(25,057)	$(11,152)	$(9,904)
Net loss per share – basic and diluted:
Loss before cumulative effect of change in accounting principle	$(0.24)	$(0.09)	$(0.88)	$(1.15)	$(1.59)	$(0.69)	$(0.42)
Cumulative effect of change in accounting principle (2)	(0.18)	—	—	—	—	—	(0.18)
Net loss per share – basic and diluted	$(0.42)	$(0.09)	$(0.88)	$(1.15)	$(1.59)	$(0.69)	$(0.60)
Balance Sheet Data
Total assets	$26,441	$22,503	$20,719	$36,844	$39,278	$33,140	$24,591
Long-term debt (including current portion)	4,523	6,544	6,849	3,299	8,986	3,164	6,483
Stockholders’ equity (deficit)	$(366)	$(4,373)	$9,976	$25,286	$15,245	$6,417	$(3,189)
Other Data
Earnings (loss) before interest, taxes, depreciation and amortization (6)	$(362)	$1,865	$(3,349)	$(5,019)	$(19,265)	$(5,642)	$(2,246)
Number of stores at period-end (7)	100	93	59	65	114	104	100

Notes for Selected Financial Data

(1)	Each fiscal year included 52 weeks except for Fiscal 2000 which had 53 weeks. The 53rd week accounted for $503,000 in net sales in Fiscal 2000.

(2)	The cumulative effect of a change in accounting for goodwill in the amount of $3,018,000 was recorded as of April 1, 2002. See Note 9 of the Notes to the Consolidated Financial Statements.

(3)	Fiscal 2001, 2002 and 2003 include the following charges (dollars in thousands):

	2001	2002	2003
Impairment of long-lived assets	$5,006	$2,350	$1,390
Store closures and lease termination costs	2,620	1,583	108
Liquidation and write-off of Tully’s Europe B.V.	1,036	46	—

Total	$8,662	$3,979	$1,498

(4)	During Fiscal 2002, the Company received a $12,000,000 license fee from UCC. In addition, we received $4,200,000 and 300 shares of Tully’s Coffee Japan stock (with a market value of approximately $1,771,000 at October 1, 2001) in connection with the amendment of our supply agreement with Tully’s Coffee Japan. The Tully’s Coffee Japan stock was sold by Tully’s in Fiscal 2003.

(5)	Fiscal 1999 includes nine months of operations data for business operations added in the acquisition of Spinelli Coffee Company.

(6)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a financial measurement we use to measure our operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. See Management’s Discussion and Analysis for additional information regarding the computation and usage of EBITDA information. The following table sets forth, for the periods indicated, the computation of EBITDA and reconciliation to the reported amounts for net loss (dollars in thousands):

	Thirty-nine Week Periods Ended		Fiscal Years Ended
	Dec 29, 2002 (unaudited)	Dec 28, 2003 (unaudited)	Mar 28, 1999	Apr 2, 2000	Apr 1, 2001	Mar 31, 2002	Mar 30, 2003
Earnings (loss) before interest, taxes, depreciation and amortization is computed as follows:
Net Loss	$(6,959)	$(1,439)	$(6,581)	$(8,066)	$(25,057)	$(11,152)	$(9,904)
Add back cumulative effect of change in accounting principle	3,018	—	—	—	—	—	3,018

Loss before cumulative effect of change in accounting principle	(3,941)	(1,439)	(6,581)	(8,066)	(25,057)	(11,152)	(6,886)
Add back amounts for computation of EBITDA
Interest expense and loan guarantee fees	565	574	1,563	499	1,399	904	721
Income taxes	23	24	—	—	—	6	25
Depreciation and amortization	2,991	2,706	1,669	2,548	4,393	4,600	3,894

Earnings (loss) before interest, taxes, depreciation and amortization	$(362)	$1,865	$(3,349)	$(5,019)	$(19,265)	$(5,642)	$(2,246)

(7)	Number of stores includes stores operated by Tully’s, and excludes stores operated and franchised by Tully’s international licensees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Tully’s believes is relevant to an assessment and understanding of its results of operations and financial condition for the fiscal years ended March 30, 2003, March 31, 2002, and April 1, 2001 and for the thirty-nine week periods ended December 28, 2003 and December 29, 2002. The following discussion should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus. We believe that certain statements herein, including statements concerning anticipated store openings and closings, planned capital expenditures, and trends in or expectations regarding Tully’s operations, constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on currently available operating, financial and competitive information, and are subject to risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, coffee and other raw materials prices and availability, successful execution of our business plans, the impact of competition, the effect of legal proceedings, and the success of our foreign licensees. These and other factors that may cause our actual results and trends to differ materially from our expectations are described in the “Risk Factors” section beginning on page 8 of this prospectus.

OVERVIEW

We end our fiscal year on the Sunday closest to March 31. As a result, we record our revenue and expenses on a 52 or 53 week period, depending on the year. Each of the fiscal years ended March 28, 2004 (“Fiscal 2004”), March 30, 2003 (“Fiscal 2003”), March 31, 2002 (“Fiscal 2002”) and April 1, 2001 (“Fiscal 2001”) included 52 weeks. The fiscal year ending April 3, 2005 will include 53 weeks (“Fiscal 2005”).

Tully’s derives its revenues from sales from its:

•	Retail division, which operates retail stores in Washington, Oregon, California and Idaho (for Fiscal 2003, Tully’s derived approximately 79.3% of its net sales from the Retail division),

•	Wholesale division, which sells Tully’s-branded products to domestic supermarkets, food service distributors, restaurants, institutions, and office coffee services, and through direct mail order sales, and

•	International division, which sells Tully’s-branded products to its foreign licensees and receives royalties and fees from those licensees.

•	The relative percentage of net sales from each division for Fiscal 2003 and the thirty-nine week period ended December 28, 2003 are depicted by these graphs:

From our founding through Fiscal 2001, our primary objectives were to establish the Tully’s brand, increase our revenues and expand our retail store base. During this period and through Fiscal 2003, our cash flow from operations was insufficient to cover operating expenses and we have not made a profit from operations in any year since inception. These losses have been exacerbated by the weak economy in our principal geographic markets since 2001. During Fiscal 2002, we shifted our emphasis toward improving our operating performance and placed less emphasis upon expanding its retail store base and revenues. In Fiscal 2003 and into Fiscal

2004, this shift in emphasis continued, reflecting Management’s view that Tully’s has sufficiently developed its brand identity and that greater emphasis should be placed on improving corporate productivity and operating performance. Our 2004 business plan is focused even more strongly upon improving overall corporate operating performance, and upon the conservative use of capital. The initiatives toward improved operating performance and cashflow include:

•	introducing new products and expanding product offerings, such as the introduction of Tully’s new ice cream products in Fiscal 2003 and 2004,

•	enhancing marketing efforts, including refurbishing of store menu boards,

•	initiating selective retail price changes,

•	making cost of sales improvements through more efficient product purchasing,

•	closing stores that do not meet our financial criteria,

•	increasing sales in the Wholesale division, primarily from new customers,

•	reducing marketing, general and administrative costs, and

•	decreasing cash usage for purchases of property and equipment.

During the thirty-nine week period ended December 28, 2003, our operating cash flow was sufficient to cover our operating expenses ($940,000 cash was provided by operations for the thirty-nine week period December 28, 2003, compared to $3,258,000 cash used by operations for the thirty-nine week period ended December 29, 2002). Management expects that the continuing benefits from the improvement initiatives will result in improved operating results in Fiscal 2004 compared to Fiscal 2003, although we expect to incur a net loss (inclusive of financing costs, depreciation and amortization expense) in Fiscal 2004. As described below under “Liquidity and Capital Resources,” management believes that cash available under the Kent Central credit facilities, together with the operating cash flows, financing cash flows, and investing cash flows projected in the 2004 business plan, and the cash and cash equivalents of $1,474,000 at December 28, 2003, will be sufficient to fund ongoing operations of Tully’s through Fiscal 2004.

The number of retail stores operated by Tully’s is summarized as follows (excludes stores operated or franchised by foreign licensees):

	Thirty-Nine Week Periods Ended		Fiscal Years Ended
	Dec 28, 2003	Dec 29, 2002	March 30, 2003	March 31, 2002	April 1, 2001
NUMBERS OF STORES IN OPERATION (1):
Beginning of the Period	100	104	104	114	65

New Stores	—	—	1	2	51
Closed Stores	(7)	(4)	(5)	(12)	(2)

End of the Period	93	100	100	104	114

(1)	Including one seasonal store that was closed during Fiscal 2003.

In January 2004, one new store was opened and another store was relocated into expanded and remodeled premises. The Company does not expect to open or close any additional stores during the remainder of Fiscal 2004.

Comparable store sales are defined as sales from stores open for the full period in both the current and comparative prior year periods. Retail division comparable store sales increase (decrease) for Fiscal 2002, for each of the four quarters of Fiscal 2003, and for the first three quarters of Fiscal 2004, as compared to the corresponding periods in the previous fiscal year, are depicted in the graph presented below.

After experiencing negative comparable store sales in Fiscal 2002, we have implemented programs to improve our comparable store sales, which have resulted in improved comparable store sales trends. We believe that favorable customer response to our product, marketing and service improvement initiatives is primarily responsible for the comparable store sales increases during the last five quarters. We believe that the comparable store sales increases and decreases in the periods shown above reflect the effects of (i) the slowly improving weak economy, (ii) competition (including the effects of new competitive stores opened during these periods), (iii) customers purchasing Tully’s coffee in supermarkets instead of Tully’s retail stores, and (iv) the relative levels of product innovation and marketing during each period.

Results of Operations

The following table sets forth, for the periods indicated, selected statement of operations data expressed as a percentage of net sales:

	Thirty-nine Week Periods Ended		Fiscal Years Ended
	Dec 28, 2003	Dec 29, 2002	Mar 30, 2003	Mar 31, 2002	Apr 1, 2001
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of goods sold and related occupancy expenses	44.9%	46.3%	46.6%	50.3%	53.5%
Store operating expenses	32.7%	33.2%	33.9%	33.8%	36.2%
Other operating expenses	3.7%	3.6%	3.7%	3.1%	7.2%
Marketing, general and administrative costs	13.7%	19.2%	18.3%	21.7%	31.2%
Depreciation and amortization	6.9%	7.7%	7.7%	8.9%	10.4%
Impairment of long-lived assets	—	—	2.7%	4.6%	11.9%
Store closure and lease termination costs	0.4%	*	0.2%	3.1%	6.2%

Operating loss	(2.3)%	(10.0)%	(13.1)%	(25.5)%	(56.6)%

Other income (expense)
Interest expense	(1.0)%	(1.4)%	(1.3)%	(1.6)%	(1.8)%
Interest income	*	*	*	0.3%	0.1%
Gain on sale of investments	*	*	*	5.6%	—
Miscellaneous income (expense)	0.2%	1.3%	1.0%	(0.1)%	0.3%
Loan guarantee fee expense	(0.5)%	(0.1)%	(0.2)%	(0.4)%	(1.6)%
Loss before income taxes and cumulative effect of change in accounting principle	(3.6)%	(10.1)%	(13.6)%	(21.7)%	(59.6)%
Income taxes	(0.1)%	*	*	*	*
Cumulative effect of change in accounting principle	—	(7.8)%	(5.9)%	—	—

Net loss	(3.7)%	(17.9)%	(19.5)%	(21.7)%	(59.6)%

*	Amount is less than 0.1%

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a financial measurement we use to measure our operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. We view EBITDA as a key indicator of our operating business performance, and EBITDA is the primary determinant in the computation of management incentive compensation.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the 1934 Act define and prescribe the conditions for use of certain non-GAAP financial information. We believe that our “EBITDA” information, which meets the definition of a non-GAAP financial measure, is important supplemental information to investors.

We use EBITDA for internal managerial purposes and as a means to evaluate period-to-period comparisons. This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon to the exclusion of GAAP financial measures. EBITDA information reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. For information about our financial results as reported in accordance with GAAP, see our financial statements. For a quantitative reconciliation of our EBITDA information to the most comparable GAAP financial measures, see the table below.

The following table sets forth, for the periods indicated, the computation of EBITDA and reconciliation to the reported amounts for net loss (dollars in thousands):

Earnings (loss) before interest, taxes, depreciation and amortization is computed as follows:

	Thirty-nine Week Periods Ended		Fiscal Years Ended
	December 28, 2003	December 29, 2002	March 30, 2003	March 31, 2002	April 1, 2001
	(unaudited)	(unaudited)
Net Loss	$(1,439)	$(6,959)	$(9,904)	$(11,152)	$(25,057)
Add back cumulative effect of change in accounting principle	—	3,018	3,018	—	—

Loss before cumulative effect of change in accounting principle	(1,439)	(3,941)	(6,886)	(11,152)	(25,057)
Add back amounts for computation of EBITDA
Interest expense and loan guarantee fees	574	565	721	904	1,399
Income taxes	24	23	25	6	—
Depreciation and amortization	2,706	2,991	3,894	4,600	4,393

Earnings (loss) before interest, taxes, depreciation and amortization	$1,865	$(362)	$(2,246)	$(5,642)	$(19,265)

Thirty-Nine week Period Ended December 28, 2003 Compared To Thirty-Nine week Period Ended December 29, 2002

Net Sales

Our net sales for the thirty-nine week period ended December 28, 2003 increased $38,000 to $38,965,000 as compared to net sales of $38,927,000 for the thirty-nine week period ended December 29, 2002. The increase in net sales was comprised as follows:

Total Company

Thirty-nine week period ended December 28, 2003 compared to thirty-nine week period ended December 29, 2002 (dollars in thousands)	Increase (Decrease) in Net Sales
Retail division	$381
Wholesale division	925
International division	(1,268)

Total Company	$38

The Retail division sales increase represented a 1.2% increase compared to Retail division sales for the thirty-nine week period ended December 29, 2002. The factors comprising this sales increase are summarized as follows:

Retail division

Components of net sales increase

Thirty-nine week period ended December 28, 2003 compared to thirty-nine week period ended December 29, 2002 (dollars in thousands)	Increase (Decrease) in Net Sales
Comparable stores sales increase	$905
Sales decrease from stores closed in Fiscal 2004 and Fiscal 2003	(916)
Sales increase from new store	392

Total Retail division	$381

Comparable store sales for the thirty-nine week ended December 28, 2003 increased by 3.1% compared to the thirty-nine week period ended December 29, 2002. During Fiscal 2004 and Fiscal 2003, the Company has closed twelve stores, resulting in a sales decrease of $916,000, while one new store opened during the fourth quarter of Fiscal 2003 and produced a net sales increase of $392,000 for the thirty-nine week period ended December 28, 2003.

Wholesale division net sales increased $925,000, or 21.0%, to $5,325,000 for the thirty-nine week period ended December 28, 2003, from $4,400,000 for the thirty-nine week period ended December 29, 2002. The increase reflects a $1,118,000 sales increase in the grocery channel, due primarily to growth in the number of supermarkets selling Tully’s coffees partially offset by lower sales in food service channels.

Net sales for the International division decreased by $1,268,000, or 32.3%, from $3,922,000 to $2,654,000 for the thirty-nine week period ended December 28, 2003 as compared to the thirty-nine week period ended December 29, 2002. During Fiscal 2003, FOODX began to purchase coffee, supplies and equipment from Japanese suppliers rather than from the Company, and this trend continued during Fiscal 2004. The shift toward more local procurement by FOODX and the resulting increase in coffee roasting fees paid to the Company has decreased our sales to FOODX, but has result in greater gross margins for the Company.

Operating Expenses

Cost of goods sold and related occupancy costs decreased $538,000, or 3.0%, to $17,496,000 for the thirty-nine week period ended December 28, 2003 as compared to the thirty-nine week period ended December 29, 2002, primarily as the result of the decrease in product sales for the International division (which resulted in a $1,234,000 decrease in cost of good sold), offset by an increase of $691,000 related to the increase in sales from the Wholesale division. As a percentage of net sales, cost of goods sold and related occupancy costs decreased to 44.9% for the thirty-nine week period ended December 28, 2003 as compared to 46.3% for the thirty-nine week period ended December 29, 2002, primarily as a result of:

•	improved purchasing practices and sourcing of certain items at lower costs,

•	selective price increases on certain items in specific market areas,

•	the shift in the mix of International division sales described above, and

•	closure of stores with a higher-than-average ratio of occupancy costs to sales.

Store operating expenses decreased $215,000, or 1.7%, to $12,728,000 for the thirty-nine week period ended December 28, 2003 as compared to the thirty-nine week period ended December 29, 2002. As a percentage of net sales, store operating expenses improved to 32.7% from 33.2% for the thirty-nine week period ended December 28, 2003 as compared to the thirty-nine week period ended December 29, 2002, respectively.

Other operating expenses (expenses associated with all operations other than retail stores) increased $44,000 or 3.2% to $1,434,000 for the thirty-nine week period ended December 28, 2003 as compared to the thirty-nine week period ended December 29, 2002, as the result of growth in the Wholesale division business. As a percentage of net sales, other operating expenses increased to 3.7% for the thirty-nine week period ended December 28, 2003 as compared to 3.6% in the thirty-nine week period ended December 29, 2002.

Marketing, general and administrative costs decreased $2,115,000, or 28.4%, to $5,342,000 for the thirty-nine week period ended December 28, 2003 as compared to the thirty-nine week period ended December 29, 2002, reflecting our efforts to reduce such costs. This decrease reflects $908,000 in reduced marketing costs (including $457,000 in reduced costs for baseball park sponsorships).

Depreciation and amortization expense decreased $285,000, or 9.5%, to $2,706,000 for the thirty-nine week period ended December 28, 2003 as compared to the thirty-nine week period ended December 29, 2002. The reduction in depreciation and amortization expense reflects the lower depreciable asset base after asset retirements and asset impairment charges.

During the thirty-nine week period ended December 28, 2003, we incurred store closure and lease termination costs of $174,000 in connection with the closure of seven stores that did not meet our financial criteria. No store closure costs were incurred in the thirty-nine week period ended December 29, 2002.

Operating Loss

As a result of the factors described above, we had an operating loss of $915,000 for the thirty-nine week period ended December 28, 2003, which is an improvement of $2,973,000 (76.5%) as compared to the operating loss of $3,888,000 during the thirty-nine week period ended December 29, 2002.

Other Income (Expense)

Interest expense decreased $158,000 or 29.5% for the thirty-nine week period ended December 28, 2003 as compared to $536,000 during the thirty-nine week period ended December 29, 2002 due to a lower value assigned to the non-cash interest paid on our outstanding convertible promissory note in the current period.

During the thirty-nine week period ended December 28, 2003 we incurred loan guarantee fee expense of $196,000 from the non-cash compensation (paid with warrants) to the guarantors of the credit facility (see Note 5 to the condensed consolidated financial statements). We incurred $29,000 of loan guarantee fee expense for the portion of the period ended December 29, 2002 when the facility was in place.

As a result of the agreement with Spinelli Pte. Ltd., we recognized a net gain of $460,000 that is included in other income for the thirty-nine week period ended December 29, 2002 (see Note 6 to the condensed consolidated financial statements). There was no such gain recognized during the thirty-nine week period ended December 28, 2003.

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization

As a result of the factors described above, we had EBITDA of $1,865,000 for the thirty-nine week period ended December 28, 2003, which is an improvement of $2,227,000 as compared to the loss before interest, taxes, depreciation and amortization of $362,000 during the thirty-nine week period ended December 29, 2002.

Cumulative Effect of Change in Accounting Principle

During Fiscal 2003, we adopted the full provisions of SFAS 142 (see Note 4 to the condensed consolidated financial statements). We performed an evaluation of our goodwill as of April 1, 2002 and determined that an impairment charge of $3,018,000 should be recorded related to our Retail division operations in California and Oregon. As provided in SFAS 142, this impairment charge was retroactively recorded as the cumulative effect of a change in accounting principle as of the beginning of Fiscal 2003.

Loss before Cumulative Effect of Change in Accounting Principle and Net Loss

As a result of the factors described above, loss before cumulative effect of change in accounting principle decreased $2,502,000 or 63.5% to $1,439,000 during the thirty-nine week period ended December 28, 2003, as compared to $3,941,000 during the thirty-nine week period ended December 29, 2002.

We had a net loss of $1,439,000 for the thirty-nine week period ended December 28, 2003, as compared to the net loss of $6,959,000 during the thirty-nine week period ended December 29, 2002 (including the $3,018,000 non-cash charge for the write-off of goodwill from the cumulative effect of change in accounting principle).

Fiscal Year Ended March 30, 2003 Compared To Fiscal Year Ended March 31, 2002

Net Sales

Our net sales for Fiscal 2003 decreased $658,000, or 1.3%, to $50,800,000 as compared to net sales of $51,458,000 for Fiscal 2002. The decrease in net sales was comprised as follows:

Total Company

Fiscal 2003 compared to Fiscal 2002 (thousands of dollars)	Increase (Decrease) in Net Sales
Retail division	$(1,170)
Wholesale division	662
International division	(142)
Other	(8)

Total Company	$(658)

The Retail division sales decrease represented a 2.8% decrease compared to Fiscal 2002. The factors comprising this sales decrease are summarized as follows:

Retail division

Components of net sales decrease Fiscal 2003 compared to Fiscal 2002 (thousands of dollars)	Increase (Decrease) in Net Sales
Sales decrease from stores closed in Fiscal 2002 and Fiscal 2003	$(1,490)
Comparable stores sales decrease	(278)
Sales increase from new stores	598

Total Retail division	$(1,170)

During Fiscal 2003 and Fiscal 2002, we closed a total of seventeen stores, which resulted in a sales decrease of $1,490,000 from Fiscal 2002 to Fiscal 2003, while a total of three new stores opened during Fiscal 2003 and Fiscal 2002 and produced a net sales increase of $598,000 in Fiscal 2003 compared to Fiscal 2002. Overall, comparable store sales for Fiscal 2003 decreased by (0.7%) compared to the previous year.

Wholesale division net sales increased $662,000, or 12.9%, to $5,778,000 for Fiscal 2003 from $5,116,000 for Fiscal 2002. The increase reflects a $945,000 sales increase due primarily to growth in the number of supermarkets selling Tully’s coffees, partially offset by a $283,000 decline in office coffee service sales. Wholesale division sales accounted for 11.4% of net sales in Fiscal 2003 and 10.0% in Fiscal 2002.

Net sales for the International division decreased by $142,000, or 2.9%, for Fiscal 2003 from $4,857,000 to $4,715,000 for Fiscal 2003. Although FOODX increased the number of its owned and franchised stores from 50 to 112 during Fiscal 2003, FOODX began to purchase coffee, supplies and equipment from Japanese suppliers rather than from us during this period. The shift toward more local procurement by FOODX will generally decrease our sales to FOODX, but will result in greater gross margins for Tully’s. The growth in FOODX’s retail store base and business and the shift in its procurement resulted in a $728,000 increase in license royalties (related to the stores franchised by FOODX) and coffee roasting fees compared to Fiscal 2002, but also resulted in a decrease in sales of coffee and supplies of $870,000. International licensing fees, on an amortized basis, accounted for $130,000 of the increase in license royalties (Fiscal 2002 included only a partial year of such revenues). International division sales accounted for 9.3% and 9.4% of net sales in Fiscal 2003 and Fiscal 2002, respectively.

Operating Expenses

Cost of goods sold and related occupancy costs decreased $2,239,000, or 8.6%, to $23,666,000 in Fiscal 2003 from $25,905,000 in Fiscal 2002. As a percentage of net sales, cost of goods sold and related occupancy costs decreased to 46.6% for Fiscal 2003 compared with 50.3% for Fiscal 2002. These changes resulted primarily from:

•	the consolidation of the number of vendors from which we purchase supplies and inventory and improved purchasing,

•	improved inventory controls, including more careful management of perishable inventories and supplies, and

•	closure of stores with a higher-than-average ratio of occupancy costs to sales.

Store operating expenses decreased $177,000, or 1.0%, to $17,213,000 in Fiscal 2003 from $17,390,000 in Fiscal 2002. As a percentage of net sales, store operating expenses remained unchanged at 33.9% for Fiscal 2003 compared to 33.8% for Fiscal 2002.

Other operating expenses (expenses associated with all operations other than retail stores) increased $322,000 or 20.4% to $1,903,000 in Fiscal 2003 from $1,581,000 in Fiscal 2002. As a percentage of net sales, other operating expenses increased to 3.7% for Fiscal 2003 compared to 3.1% for Fiscal 2002. This increase was primarily due to growth in selling costs related to the growth in the Wholesale division.

Marketing, general and administrative costs decreased $1,870,000, or 16.8%, to $9,290,000 in Fiscal 2003 from $11,160,000 in Fiscal 2002 reflecting our efforts to reduce costs to levels appropriate for our revenue base. This decrease includes $175,000 in reduced costs under baseball park sponsorship agreements, a $624,000 decrease in professional fees, and a $178,000 decrease in stock option compensation expense.

Depreciation and amortization expense decreased $706,000, or 15.3%, to $3,894,000 in Fiscal 2003 from $4,600,000 in Fiscal 2002. During Fiscal 2003, we adopted the full provisions of SFAS 142 and therefore no amortization of goodwill was recorded in Fiscal 2003, compared to $252,000 recorded in Fiscal 2002. The reduction in depreciation and amortization expense also reflects the lower depreciable asset base caused by asset retirements and asset impairment charges (described below) during Fiscal 2001-2003.

Impairment of Long-Lived Assets

During Fiscal 2003 and Fiscal 2002, we performed reviews of our long-lived assets to determine whether such assets were impaired (see Note 10 of the Notes to the Consolidated Financial Statements). These reviews determined that impairments did exist, and a non-cash charge of $1,390,000 was recognized in Fiscal 2003 compared to the non-cash impairment charge of $2,350,000 during Fiscal 2002. These non-cash charges represent the write-off of the goodwill, leasehold improvements and other long-lived assets determined to be impaired.

Store Closure and Lease Termination Costs

Store closure and lease termination costs were $108,000 for Fiscal 2003 as compared to $1,583,000 in Fiscal 2002. This decrease in the amount of costs associated with closure and disposal of stores (not meeting our financial criteria) and disposal of undeveloped property under leases is the result of the lower number of store closures and surplus properties to be disposed of in Fiscal 2003. See Note 18 of the Notes to the Consolidated Financial Statements.

Operating Loss

As a result of the factors described above, we had an operating loss of $6,664,000 in Fiscal 2003 as compared to the operating loss of $13,111,000 in Fiscal 2002, which is an improvement of $6,447,000 (49.2%) as compared to Fiscal 2002. The improvement includes a $2,435,000 reduction in the amount of charges for impairment of long-lived assets and for store closure and lease termination costs for Fiscal 2003 as compared to Fiscal 2002.

Other Income (Expense)

Interest expense decreased $164,000 or 20.2% to $648,000 compared to $812,000 for Fiscal 2002. The decrease relates to the lower level of average outstanding debt during Fiscal 2003 as compared to during Fiscal 2002 as the result of the repayment of our bank borrowings in Fiscal 2002 and the repayment of other notes and contracts, and the lower cost recorded for warrants issued in lieu of cash interest for the convertible note during Fiscal 2003. See Notes 13 and 14 of the Notes to the Consolidated Financial Statements.

Gains on sale of investments of $14,000 in Fiscal 2003 and $2,887,000 in Fiscal 2002 are the realized gains from the sale of our holdings of FOODX stock. The greater gain in Fiscal 2002 is the result of (i) lower cost per share on the shares sold in Fiscal 2002, (ii) higher selling price per share in Fiscal 2002, and (iii) more shares sold in Fiscal 2002.

Miscellaneous income (expense) increased $528,000 to income of $510,000 for Fiscal 2003 from expense of $18,000 for Fiscal 2002. The increase reflects primarily the Fiscal 2003 sale of certain intellectual property to Spinelli Pte. Ltd., in the amount of $500,000 less approximately $40,000 of costs (See Note 15 of the Notes to the Consolidated Financial Statements).

Loan guarantee fee expense decreased $122,000 to $94,000 in Fiscal 2003 from $216,000 for Fiscal 2002 primarily as the result of the lower level of average outstanding debt during Fiscal 2003 that was subject to such fees, as compared to Fiscal 2002. These are non-cash fees paid with options or warrants (see Notes 13 and 17 of the Notes to the Consolidated Financial Statements).

Loss before Interest, Taxes, Depreciation and Amortization

As a result of the factors described above, we had a loss before interest, taxes, depreciation and amortization of $2,246,000 for Fiscal 2003, which is an improvement of $3,396,000 as compared to the loss before interest, taxes, depreciation and amortization of $5,642,000 during Fiscal 2002.

Cumulative Effect of Change in Accounting Principle

During Fiscal 2003, we adopted the full provisions of SFAS 142. We performed an evaluation of our goodwill as of April 1, 2002 and determined that an impairment charge of $3,018,000 should be recorded related to our Retail division operations in California and Oregon. As provided in SFAS 142, this impairment charge has been retroactively recorded as the cumulative effect of a change in accounting principle as of the beginning of Fiscal 2003. See Note 9 of the Notes to the Consolidated Financial Statements.

Loss before Cumulative Effect of Change in Accounting Principle and Net Loss

Loss before Cumulative Effect of Change in Accounting Principle decreased $4,266,000 or 38.3% to $6,886,000 in Fiscal 2003 from $11,152,000 for Fiscal 2002. The smaller loss in Fiscal 2003 reflects the $6,447,000 improvement in operating loss during Fiscal 2003, partially offset by the smaller gain on sale of investments during Fiscal 2003 as compared to Fiscal 2002.

After the $3,018,000 non-cash charge for the write-off of goodwill from the cumulative effect of change in accounting principle, we had a net loss of $9,904,000 for Fiscal 2003 as compared to $11,152,000 for Fiscal 2002.

Fiscal Year Ended March 31, 2002 Compared To Fiscal Year Ended April 1, 2001

Net Sales

Our net sales for Fiscal 2002 increased $9,356,000 or 22.2% to $51,458,000 as compared to net sales of $42,102,000 for Fiscal 2001. During the same period, Retail division sales increased 16% to $41,477,000 from $35,759,000. This $5,718,000 increase in Retail division sales resulted from the opening during Fiscal 2002 of two new retail stores ($390,000); and stores opened or acquired during Fiscal 2001 and operating for the full year in Fiscal 2002 contributed $8,178,000. These amounts were partially offset by a comparable store sales decrease of (6.9%) which represented a $1,662,000 decrease, and $1,235,000 of sales declines from twelve stores closed during Fiscal 2002. Management believes that the comparable store sales decrease was caused by (i) the weak economy, exacerbated by consumer uncertainty following the events of September 11, 2001, (ii) cannibalization of, or diversion of customers from, comparable stores by new Tully’s stores opened during Fiscal 2001 and competitors, (iii) customers purchasing Tully’s ground coffee through supermarkets instead of Tully’s retail stores, and (iv) limited product innovation and marketing during Fiscal 2002. Comparable store sales are defined as sales generated in stores open for at least 12 months in each of the periods. At March 31, 2002, we operated 104 retail stores (including the Safeco Field store which operated seasonally).

Wholesale division net sales increased $333,000 or 7.0% to $5,116,000 for Fiscal 2002 from $4,783,000 for Fiscal 2001. The increase was due primarily to new supermarket and food service accounts, partially offset by declines in office coffee service sales.

Net sales for the International division increased by $3,297,000 or 211.3% for Fiscal 2002 from $1,560,000 for Fiscal 2001. International licensing fees, on an amortized basis, accounted for $1,958,000 of the increase and sales of coffee and supplies to FOODX represented $1,339,000 of the increase.

Operating Expenses

Cost of goods sold and related occupancy costs increased $3,400,000 or 15.1% to $25,905,000 in Fiscal 2002 from $22,505,000 in Fiscal 2001. This increase was largely the result of higher sales volumes and the impact of stores open only part of Fiscal 2001 but open all of Fiscal 2002. As a percentage of net sales, cost of goods sold and related occupancy costs decreased to 50.3% for Fiscal 2002 compared with 53.5% for Fiscal 2001, primarily as a result of (i) the consolidation of our bakery vendors and improved pricing, (ii) reduced costs of green coffee and improved inventory controls and (iii) awareness of cost savings, including more careful management of perishable inventories and supplies.

Store operating expenses increased $2,154,000 or 14.1% to $17,390,000 in Fiscal 2002 from $15,236,000 in Fiscal 2001. Labor and other expenses from new stores operated during part of Fiscal 2001 but all of Fiscal 2002 generated $1,424,000 of the increase, two new stores opened in Fiscal 2002 represented $175,000 of the increase, and costs associated with stores closed in Fiscal 2002 accounted for $555,000 of the increase. As a percentage of net sales, store operating expenses decreased to 33.8% for Fiscal 2002 from 36.2% for Fiscal 2001. This decrease resulted from the closing of stores that did not meet our expectations, offset by an increase in labor and related costs.

Other operating expenses (expenses associated with all operations other than retail stores) decreased $1,430,000 or 47.5% to $1,581,000 in Fiscal 2002 from $3,011,000 in Fiscal 2001. The expense decrease is primarily due to the Fiscal 2001 write-down of our investment in Tully’s Europe B.V. and related trade receivables totaling approximately $1,036,000, and the Fiscal 2002 reduction of labor and other costs.

Marketing, general and administrative costs (excluding non-cash stock option compensation expense) decreased $1,446,000 or 11.7% to $10,901,000 in Fiscal 2002 from $12,346,000 in Fiscal 2001 reflecting our efforts to reduce costs to levels appropriate for its revenue base. The decrease reflects reduced spending on community relations and donations ($715,000), a reduction in professional fees and services of approximately $373,000, and reduced bad debt expense by $390,000. As a percentage of net sales, marketing, general and administrative costs decreased to 21.2% in Fiscal 2002 from 29.3% in Fiscal 2001. Non-cash stock option compensation expense decreased $523,000 or 66.9% to $259,000 in Fiscal 2002 from $782,000 in Fiscal 2001. As a percentage of net sales, stock option expense decreased to 0.5% for Fiscal 2002 from 1.9% for Fiscal 2001. Non-cash stock compensation expense is a non-cash charge representing the difference between the exercise price and fair market value of the stock at the date of grant and is recognized as expense over the vesting period.

Depreciation and amortization expense increased $207,000 or 4.7% to $4,600,000 in Fiscal 2002 from $4,393,000 in Fiscal 2001, reflecting a full year of depreciation and amortization on stores added during Fiscal 2001. As a percentage of net sales, depreciation and amortization expense decreased to 8.9% for Fiscal 2002 from 10.4% for Fiscal 2001. Retail sales grew faster than depreciation and amortization (primarily due to a full year of sales in Fiscal 2002 at stores opened during Fiscal 2001) and, to a lesser extent, due to the reduced depreciable value of the assets impaired in Fiscal 2001 (described below).

Impairment of Long-Lived Assets

A non-cash charge of $2,350,000 for the impairment of long-lived assets was recognized during Fiscal 2002 compared to $5,006,000 during Fiscal 2001 under the application of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 121”). See Note 10 of the Notes to the Consolidated Financial Statements. The charge consists of a non-cash write-off of the goodwill, leasehold improvements and other long term assets determined to be impaired.

Store Closure and Lease Termination Costs

Store closure and lease termination costs of $1,583,000 for Fiscal 2002 reflected our estimate of write-offs to be made and costs to be incurred in connection with the closure of twelve retail stores (and the termination of the related leases), the termination of one lease (for an unopened store) and additional costs (in excess of the Fiscal 2001 estimate of costs) related to the termination of four leases identified for termination during Fiscal 2001. During Fiscal 2001, store closure and lease termination costs of $2,620,000 reflected our estimate of write-offs to be made and costs to be incurred in connection with the closure of the four retail stores (and termination of the related leases) and termination of 18 leases (for unopened stores, including the four leases eventually terminated in Fiscal 2002). Lease termination costs include rent, broker fees, and other anticipated lease settlement costs, and were determined using management’s best estimate. During Fiscal 2002, we reached negotiated settlements for most of the store closures and lease terminations recognized in Fiscal 2002 and Fiscal 2001, however, accrued liabilities at March 31, 2002, include an accrual of approximately $852,000 with respect to those leases for which we had not reached a negotiated settlement as of March 31, 2002. See Note 18 of the Notes to the Consolidated Financial Statements.

Operating Loss

As a result of the factors described above, we had an operating loss of $13,111,000 in Fiscal 2002 as compared to the operating loss of $23,797,000 in Fiscal 2001, which is an improvement of $10,686,000 (44.9%) as compared to Fiscal 2001. The improvement includes a $3,693,000 reduction in the amount of charges for impairment of long-lived assets and for store closure and lease termination costs for Fiscal 2002 as compared to Fiscal 2001.

Other Income (Expense)

Interest expense was essentially unchanged at $812,000 in Fiscal 2002 compared to $778,000 for Fiscal 2001. During Fiscal 2001 we repaid our bank line of credit, but incurred a full year of interest on the convertible promissory note in Fiscal 2002 compared to only a partial year in Fiscal 2001. See Note 14 of the Notes to the Consolidated Financial Statements.

Gain on sale of investments of $2,887,000 in Fiscal 2002 reflects the recognized gain from the sale of our holdings of FOODX stock.

Miscellaneous income (expense) decreased $157,000 to expense of $18,000 for Fiscal 2002 from income of $139,000 for Fiscal 2001. The decrease is largely due to the following losses that offset other income in Fiscal 2002: (i) the loss on the liquidation of TEB of $46,000 and (ii) the $39,000 loss on the sale of our equipment.

Loan guarantee fee expense decreased $455,000 or 67.8% to $216,000 in Fiscal 2002 from $671,000 for Fiscal 2001. The bank line of credit was repaid on October 1, 2001. This non-cash expense was paid with stock options, with the number of options based on the amount outstanding on the line of credit.

Loss before Interest, Taxes, Depreciation and Amortization

As a result of the factors described above, we had a loss before interest, taxes, depreciation and amortization of $5,642,000 for Fiscal 2002, which is an improvement of $13,623,000 as compared to the loss before interest, taxes, depreciation and amortization of $19,265,000 during Fiscal 2001.

Net Loss

Net loss decreased $13,905,000 or 55.5% to $11,152,000 in Fiscal 2002 from $25,057,000 for Fiscal 2001. The smaller net loss in Fiscal 2002 reflects the $3,693,000 reduction in charges relating to the impairment of long-lived assets and store closure and lease termination costs, and the $2,887,000 recognized gain on the Fiscal 2002 sale of our FOODX stock. The remaining $7 million improvement in net loss resulted from the increase in net sales (including the international license fee revenue), improved gross margins, cost management efforts, and lower financing costs in Fiscal 2002 as compared to Fiscal 2001. We recognized no income tax benefit from our net loss in Fiscal 2002 or Fiscal 2001. Net loss applicable to common shareholders decreased $13,905,000 or 55.5% to $11,152,000 from $25,057,000 for Fiscal 2001. There was no preferred stock dividend/accretion in Fiscal 2002 or Fiscal 2001. Net loss applicable to common shareholders per share decreased by $0.90 or 56.6% to $0.69 per share in Fiscal 2002 from $1.59 per share in Fiscal 2001.

Liquidity and Capital Resources

The following table sets forth, for the periods indicated, selected statement of cash flows data (dollars in thousands):

STATEMENTS OF CASH FLOWS DATA

	Thirty-nine Week Periods Ended		Fiscal Years Ended
	Dec 28, 2003	Dec 29, 2002	March 30, 2003	March 31, 2002	April 1, 2001
	(unaudited)	(unaudited)
Cash provided by (used for):
Loss before cumulative effect of change in accounting principle	$(1,439)	$(3,941)	$(6,886)	$(11,152)	$(25,057)
Adjustments for depreciation and other non-cash operating statement amounts	1,770	1,936	4,251	5,055	14,557

Net loss adjusted for non-cash operating statement amounts	331	(2,005)	(2,635)	(6,097)	(10,500)
Deferred licensing revenue cash received	—	—	—	16,200	—
Cash provided by (used for) other changes in assets and liabilities	609	(1,253)	(652)	(3,140)	3,889

Net cash provided by (used in) operating activities	940	(3,258)	(3,287)	6,963	(6,611)
Proceeds from sale of investment in FOODX stock	—	1,829	1,829	3,025	—
Purchases of property and equipment	(230)	(702)	(1,186)	(3,024)	(11,020)
Additions to intangibles and other assets	—	—	—	(12)	(183)
Business acquisitions	—	—	—	—	(2,745)
Net borrowings (repayments) of debt	(270)	647	1,946	(6,282)	5,623
Proceeds from equity transactions	7	8	7	606	11,570
Other	34	—	—	—	(1,284)

Net increase (decrease) in cash and cash equivalents	$481	$(1,476)	$(691)	$1,276	$(4,650)

Cash provided by operating activities for the thirty-nine week period ended December 28, 2003 was $940,000. During the thirty-nine week period ended December 29, 2002, operations used cash of $3,258,000. Cash provided by operating activities has improved during the thirty-nine week period ended December 28, 2003 as the result of the improvements in operating results discussed above under “Overview” and “Results of Operations.” As discussed therein, our loss before cumulative effect of change in accounting principle decreased by $2,502,000 for the thirty-nine week period ended December 28, 2003 as compared to the same period in the prior year. The improvement in our operating results was due in part to reductions in non-cash charges, such as depreciation and amortization. However, excluding the effects of these non-cash charges, the cash flow from net loss adjusted for non-cash operating statement amounts improved by $2,336,000, from a use of cash of $2,005,000 during the thirty-nine week period ended December 29, 2002, to cash provided of $331,000 during the thirty-nine week period ended December 28, 2003. During the thirty-nine week period ended December 28, 2003, changes in assets and liabilities provided cash of $609,000 (including $500,000 in connection with amending the FOODX license agreement as described in the notes to the condensed consolidated financial statements) as compared to a net use of cash of $1,253,000 for changes in assets and liabilities in the thirty-nine week period ended December 29, 2002.

Investing activities used cash of $196,000 during the thirty-nine week period ended December 28, 2003, but provided cash of $1,127,000 during the thirty-nine week period ended December 29, 2002. Cash used for capital expenditures was $230,000 during the thirty-nine week period ended December 28, 2003, and $702,000 in the thirty-nine week period ended December 29, 2002. We also acquired $250,000 of equipment during the thirty-nine week period ended December 28, 2003, and $748,000 in the thirty-nine week period ended December 29, 2002 through capitalized leases. During the thirty-nine week period ended December 29, 2002, our investing activities included $1,829,000 cash proceeds from the sale of our holdings of FOODX stock.

Financing activities used cash of $263,000 during the thirty-nine week period ended December 28, 2003 (due to payments on debt and capital leases) and provided cash of $655,000 during the thirty-nine week period ended December 29, 2002 (borrowings of $1,272,000 under the KCL Credit Line, partially offset by $625,000 of payments, net of borrowings, on our other debt and capital leases).

Overall, our operating activities, investing activities, and financing activities provided $481,000 of cash during the thirty-nine week period ended December 28, 2003 as compared to cash used of $1,476,000 during the thirty-nine week period ended December 29, 2002.

Cash used in operating activities in Fiscal 2003 was $3,287,000. In Fiscal 2002, operations provided cash of $6,963,000, which includes the cash receipt of $16,200,000 of advance license fees (which did not recur in Fiscal 2003) as discussed in the Notes to Consolidated Financial Statements, and also the Fiscal 2002 use of such proceeds to reduce approximately $4 million of accounts payable and accrued liabilities that had accumulated in Fiscal 2001. Operations used cash of $6,611,000 in Fiscal 2001 (which was reduced by the accumulation of approximately $4 million of accounts payable and accrued liabilities as of the end of Fiscal 2001). The effects of the advance collection of license fees and the accumulation (Fiscal 2001) and payment (Fiscal 2002) of accounts payable and accrued liabilities impacted the amounts of cash provided (used) by operating activities. Also during Fiscal 2001 there was a build-up of inventories of green (unroasted) coffee. Starting in Fiscal 2002, the Company has managed its inventories more closely and the green coffee inventory levels in Fiscal 2002 and Fiscal 2003 were typically $1-$2 million below the levels of Fiscal 2001.

Cash used in operating activities has improved during Fiscal 2002 and Fiscal 2003 as the result of the improvements in operating results discussed above under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” under “Overview” and “Results of Operations.” As discussed therein, our loss before cumulative effect of change in accounting principle has decreased in both Fiscal 2003 and Fiscal 2002. The improvement in our loss was due in part to the reductions in the amount of non-cash charges during Fiscal 2003 and Fiscal 2002 (particularly the reductions in the impairment charges and in depreciation and amortization). However, excluding the effects of these non-cash charges, the cash flow from net loss adjusted for non-cash operating statement amounts improved in both Fiscal 2003 and Fiscal 2002 as compared to the preceding year. For Fiscal 2003 compared to Fiscal 2002, the net loss adjusted for non-cash operating statement amounts improved by $3,462,000, from a use of cash of $6,097,000 in Fiscal 2002 to a use of cash of $2,635,000 in Fiscal 2003. For Fiscal 2002 compared to Fiscal 2001, the net loss adjusted for non-cash operating statement amounts improved by $4,403,000, from a use of cash of $10,500,000 in Fiscal 2001 to a use of cash of $6,097,000 in Fiscal 2002.

Investing activities provided cash of $643,000 in Fiscal 2003 but used cash of $11,000 in Fiscal 2002 and used cash of $13,948,000 in Fiscal 2001. During Fiscal 2003 and Fiscal 2002, our investing activities focused on conversion of investments to cash, principally involving the sale of our holdings of FOODX stock, and received proceeds of approximately $1,829,000 (Fiscal 2003) and $3,025,000 (Fiscal 2002). More FOODX shares were sold in Fiscal 2002 than in Fiscal 2003, and all holdings have been sold. During Fiscal 2001 the investment activities focused on growing the number of stores in operation. Capital expenditures for property and equipment used cash of $11,020,000 in Fiscal 2001 and the purchase of businesses used another $2,745,000 of cash. The number of new stores was greatly reduced in Fiscal 2002 and Fiscal 2003. Cash used for capital expenditures was $1,186,000 in Fiscal 2003 and $3,024,000 in Fiscal 2002. We also acquired $723,000 of equipment in Fiscal 2003 through capitalized leases.

Financing activities provided cash of $1,953,000 in Fiscal 2003 and $15,909,000 in Fiscal 2001, but used cash of $5,676,000 in Fiscal 2002. In Fiscal 2003, financing activities consisted primarily of borrowings under the new Kent Central Lines (see Note 13 of the Notes to the Consolidated Financial Statements) and the payment of scheduled maturities of other obligations. In Fiscal 2002, the primary financing activity was the repayment of the bank credit line ($5,500,000), and other obligations, using proceeds from the advance license fees and from the sale of FOODX stock. In Fiscal 2001, financing activities consisted primarily of the raising of capital to fund capital expenditures, business purchases and operating losses, including $12,477,000 from issuance of preferred stock, $3,000,000 from issuance of the convertible note, and $2,500,000 of borrowings under the bank credit line.

Overall, our operating activities, investing activities, and financing activities used $691,000 of cash in Fiscal 2003 as compared to cash provided of $1,276,000 in Fiscal 2002 and cash used of $4,650,000 in Fiscal 2001.

As of December 28, 2003 we had cash of $1,474,000, and a working capital deficit of $5,072,000. Because we principally operate as a “cash business,” we generally do not require a significant net investment in working capital and historically have operated with current liabilities in excess of our current assets (excluding cash and cash equivalents). Our inventory levels typically increase during the spring due to coffee crop seasonality and, to a lesser degree, during the autumn due to holiday season merchandise. Inventories are also subject to short-term fluctuations based upon the timing of coffee receipts. Tully’s expects that its investment in accounts receivable will increase in connection with anticipated sales growth in the Wholesale and International divisions. Increases in accounts receivable will generally increase our borrowing capacity under the Second KCL Line (see Note 13 of the Notes to the Consolidated Financial Statement). Operating with minimal or deficit working capital has reduced our historical requirements for capital, but provides us with limited immediately available resources to address short-term needs and unanticipated business developments, and increases our dependence upon ongoing financing activities.

Cash requirements for the remainder of Fiscal 2004, other than normal operating expenses and the commitments described below and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes, are expected to consist primarily of capital expenditures related to the remodeling of retail stores, equipment and accounts receivable related to new Wholesale division customers, and roasting plant equipment. Management expects capital expenditures in the last quarter of Fiscal 2004 will be approximately $250,000 (some of which may be acquired through operating or capital leases).

At December 28, 2003 we had total liabilities of $26,876,000 and total assets of $22,503,000, so that a deficit of $4,373,000 was reported for our shareholders. Operating with total liabilities in excess of total assets could make it more difficult for us to obtain financing or conclude other business dealings under terms that are satisfactory to us. However, liabilities at December 28, 2003 include deferred licensing revenues in the aggregate amount of $12,986,000. We will liquidate these deferred licensing revenues through recognition of non-cash revenues of approximately $1,800,000 annually in future periods, rather than through cash payments. The future cash expenses associated with these deferred revenues are expected to be less than $200,000 per year. Accordingly, we expect to liquidate this deferred licensing royalty ($12,986,000 at December 28, 2003) for less than $2,000,000 of future cash expenditures.

Management expects that the continuing benefits from the improvement initiatives will result in improved operating results in Fiscal 2004. The credit line available under the Kent Central credit facilities includes a revolving credit line with a maximum borrowing facility limited to the smaller of $1,000,000 or 100% of eligible accounts receivable. Borrowings under this portion of the facilities, and the amount of the available credit line fluctuate with our short-term cash requirements and the levels of our accounts receivable. At December 28, 2003, $465,000 was borrowed under this facility, and there was $13,000 of unused borrowing available under this portion of the credit facilities. Management believes that cash available under the Kent Central credit facilities, together with the operating cash flows, financing cash flows, and investing cash flows projected in the 2004 business plan, and the cash and cash equivalents of $1,474,000 at December 28, 2003, will be sufficient to fund ongoing operations of Tully’s through Fiscal 2004. Accordingly, we do not anticipate that additional equity or long-term debt capital will be required during Fiscal 2004. However, we may pursue such funding if attractive financing opportunities become available in Fiscal 2004.

The following table summarizes our principal financial commitments (other than ordinary trade obligations such as accounts payable and accrued liabilities) as of March 30, 2003:

	Payments Due by Fiscal Year
	Total	Fiscal 2004	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Thereafter
	(dollars in thousands)
Kent Central Credit Lines	$3,339	$239	$2,210	$890	$—	$—	$—
Other Notes Payable	143	138	4	1	—	—	—
Convertible Note	3,000	—	3,000	—	—	—	—
Capital Leases	715	216	207	79	19	19	175
Operating Leases	31,192	5,236	5,140	4,991	4,475	3,849	7,501
Green Coffee Purchase	2,800	2,800	—	—	—	—	—
Executive Employment (1)	65	65	—	—	—	—	—

	$41,254	$8,694	$10,561	$5,961	$4,494	$3,868	$7,676

Notes to Schedule:

(1)	Pursuant to the employment agreement with our Chief Executive Officer, and the employment letters for five other members of Tully’s management, Tully’s has agreed to pay severance compensation to our CEO and these executives in the event their employment by Tully’s is terminated for reasons other than certain excluded circumstances. The amount of severance to be paid would depend upon the rate of salary at the time of termination and other factors. As of March 30, 2003, the aggregate contingent obligation for severance to these six individuals was $673,000. In April 2003 one of these executive was terminated and we paid severance compensation of $65,000 in Fiscal 2004.

Since its formation, Tully’s has funded its capital investments and its losses primarily from the proceeds from sales of debt and equity securities, proceeds from international licensing and supply agreements and borrowing under credit facilities. We expect that additional sources of funding would be required to fund increased capital investment if we were to resume a higher growth strategy. Further, if our actual results should differ unfavorably from the 2004 business plan, it could become necessary for us to seek additional capital during Fiscal 2004. The terms of our primary credit facilities require repayment of substantially all amounts borrowed from KCL by October 1, 2004 (see Note 13 of Notes to the Consolidated Financial Statements) and the terms of the Convertible Promissory Note require repayment of $3 million on January 2, 2005, unless converted to stock by the holder. Accordingly, we expect that we will be required in Fiscal 2005 to negotiate extensions of the maturities under the credit facilities and the Convertible Promissory Note, or to repay these obligations with proceeds from other sources of funding. Tully’s expects that additional sources of funding will be required in subsequent periods to fund capital expenditures required for growth of the business and fund repayment of other long-term obligations and commitments. Such additional sources of funding are expected to include debt or equity financings. We currently contemplate undertaking a private placement to accredited investors of up to $15.0 million of promissory notes convertible into our Common Stock. We would expect to complete this offering during the first half of Fiscal 2005, but cannot predict whether the offering will be successful or completed. We may be unable to raise sufficient proceeds from the anticipated sale of these notes to repay our outstanding indebtedness under the KCL credit facilities and the Convertible Promissory Notes. If the pricing or terms for new financing or the extension of the current financing (the credit facilities and Convertible Promissory Note) do not meet our expectations, we may be required to choose between completion of the financing on such unfavorable terms or not completing the financing. If these other sources of capital are unavailable, or are available only on a limited basis or under unacceptable terms, then we could be required to substantially reduce operating, marketing, general and administrative costs related to its continuing operations, or reduce or discontinue its investments in store improvements, new customers and new products. In addition, we could be required to sell individual or groups of stores or other assets (such as wholesale distribution territories) and could be unable to take advantage of business opportunities or respond to competitive pressures. Store sales would involve the assignment or sub-lease of the store location (which may require the lessor’s consent) and the sale of the store equipment, leasehold improvements and related assets. The proceeds received from the sale of stores or other assets might not be sufficient to satisfy our capital needs, and the sale of better-performing stores or other income-producing assets could adversely affect our future operating results and cash flows.

Tully’s Articles of Incorporation provide that its Series A Preferred Stock is senior to the Common Stock for a stated dollar amount of liquidation preference, and the Series B Preferred stock is junior to a stated dollar amount of liquidation preference for each of the Series A Preferred Stock and the holders of the Common Stock. If we were to sell all or a substantial portion of our assets in order to meet our operating needs and satisfy our obligations or were to be liquidated, the amounts available for distribution to shareholders might be less than the aggregate liquidation preferences of the more senior shareholders, and no amounts might be available for distribution to the more junior shareholders.

New accounting standards

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), was issued by the FASB in June 2001. The statement changes the accounting for goodwill from an amortization method to an impairment only approach, and Tully’s was required to adopt it for Fiscal 2003. Prior to the adoption of SFAS 142, the Company amortized goodwill using the straight-line method over the estimated life of fifteen years. Upon adoption of SFAS 142, the Company ceased amortization of goodwill, thereby eliminating approximately $235,000 in amortization expense for the year ended March 30, 2003.

SFAS 142 requires that companies perform periodic evaluations of potential impairment of goodwill, with the initial assessment to be completed during the first six months of the year in which SFAS 142 is first applied. During the thirteen-week period ended September 29, 2002 (“Second Quarter 2003”), Tully’s completed an impairment evaluation of its goodwill as of April 1, 2002, and determined that a non-cash impairment charge of $3,018,000 should be recorded. As provided in SFAS 142, this impairment charge has been retroactively recorded as the cumulative effect of a change in accounting principle as of April 1, 2002 (See Note 9).

In July 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and operation of a long-lived asset. The provisions of SFAS 143 will be effective for fiscal years beginning after June 15, 2002, although early application is permitted. The Company believes that the adoption of SFAS 143 will not have a material impact on the Company’s financial position or the results of its operations

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), effective for fiscal years beginning after December 15, 2001. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The Company adopted SFAS 144 in Fiscal 2003 (See Note 10).

In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections “ (“SFAS 145”). SFAS 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS 145 also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. SFAS 145 amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 will be effective for fiscal years beginning after May 15, 2002. The Company believes that the adoption of SFAS 145 will not have a material impact on the Company’s financial position or the results of its operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. The Company adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost is recognized at the date of a company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future expenses and liabilities. The Company adopted SFAS 146 in Fiscal 2003.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 148”), which amends Statement No. 123, Accounting for Stock-Based Compensation. This Statement provides alternative methods of transitioning, on a voluntary basis, from the intrinsic value method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, to the fair value method of accounting for stock-based employee compensation. The provisions of SFAS 148 will be effective for fiscal years beginning after December 15, 2002. The Company believes that the adoption of SFAS 148 (which is voluntary) would not have a material impact on the Company’s financial position or the results of its operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (“SFAS 149”). The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement is effective for certain contracts entered into or modified after June 30, 2003, and for certain hedging relationships designated after June 30, 2003. Implementation of this Statement is not expected to have an impact on the Company’s financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. We adopted SFAS 150 in Fiscal 2004.

Application of Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 of the Notes to the Consolidated Financial Statements. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. We believe the following critical accounting policies affect our more significant judgments and estimates used in the our consolidated financial statements, and should be read in conjunction with the Consolidated Financial Statements. Our critical accounting policies relate particularly to (1) revenue recognition and (2) evaluation for impairment of long-lived assets, and (3) lease termination reserves.

Revenue recognition

Sales are generally recognized at the time of the sale at retail store locations. Sales for the Wholesale and International divisions are recognized upon shipment of the products. Allowances to Wholesale Division customers for retail distribution positions (“slotting” allowances) are recognized as a reduction in sales, reducing gross profits until fully amortized (typically a period of two to six months). Other Wholesale discounts and allowances are recognized in the period earned by the customer.

Revenues from advance license fees are recognized on the straight-line basis over the expected life of the agreements (ranging from eight to fifteen years). Management’s judgment is involved in determining the applicable amortization periods for these advance license fees. Royalty revenues are recognized in accordance with the license agreements based upon sales at specific licensee store locations. International coffee roasting fees are recognized when coffee is roasted for the licensee that is subject to the fee.

Evaluation of long-lived assets for impairment

We periodically review the carrying value of our long-lived assets for continued appropriateness. This review is based upon our projections of anticipated future cash flows. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations. The net carrying value of assets not recoverable are reduced to their fair value. Our estimates of fair value represent our best estimate based on either discounted cash flows or appraised values, depending on the nature of the asset.

Recognition and measurement of lease termination reserves

Periodically, we will determine that certain leases will be terminated and the store or other operation will be closed. At the time when agreements are reached, we accrue for the net future minimum lease payments of the related lease agreements. Amounts accrued as net future minimum losses include the discounted estimated future rental payments and lease termination fees, and estimated sub-lease recoveries.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

PricewaterhouseCoopers LLP served as independent accountants to Tully’s for the Fiscal 2002 and until May 5, 2003, when the Company dismissed PricewaterhouseCoopers LLP as its principal accountant. On May 8, 2003, Tully’s engaged Moss Adams LLP, as our principal accountant to audit our consolidated financial statements. The decision to change accountants was recommended by the audit committee of the Board of Directors and was approved by our Board of Directors. During Fiscal 2002 and the preceding year (Fiscal 2001) and through May 8, 2003, we did not consult with Moss Adams LLP regarding the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on our financial statements. The audit committee of the Board of Directors has reappointed Moss Adams LLP in connection with the examination of the Fiscal 2004 financial statements; this reappointment has been affirmed by the Board of Directors and was affirmed by our shareholders at the Annual Meeting of Shareholders on March 25, 2004.

The audit reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the years ended March 31, 2002 and April 1, 2001 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles, other than emphasis paragraphs that referred to our recent and prospective liquidity issues. During Fiscal 2002 and Fiscal 2001, and during the period April 1, 2002 through May 5, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in connection with their reports, and there was no occurrence of any reportable event, within the meaning of Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

License royalty revenues from FOODX are computed based upon the sales of the FOODX franchised stores in Japan, and coffee roasting fees are computed, in part, based upon the cost of the coffee roasted for FOODX in Japan, which are both transacted by FOODX in yen. These amounts are therefore subject to fluctuations in the currency exchange rates. These amounts are paid monthly and represent less than three percent of our net sales. At the present time, we do not hedge foreign currency risk, but may hedge known transaction exposure in the future.

The supply and price of coffee beans are subject to significant volatility and can be affected by multiple factors in producing countries, including weather, political and economic conditions. In addition, green coffee bean prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations that have historically attempted to influence commodity prices of green coffee beans through agreements establishing export quotas or restricting coffee bean supplies worldwide. In order to limit the cost exposure of the main commodity used in our business, we enter into fixed-price purchase commitments. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. However, in Fiscal 2004, Tully’s also entered into contracts for part of its second year (Fiscal 2006) coffee harvest requirements, in order to provide a more stable market for the growers and to provide for more certainty of coffee bean supply and pricing in Fiscal 2006. As of March 28, 2004, we had approximately $3,600,000 in fixed-price purchase commitments for Fiscal 2005 and $1,500,000 in fixed-price purchase commitments for Fiscal 2006. We believe, based on relationships established with our suppliers, that the risk of loss on nondelivery on such purchase commitments is remote. We currently has no foreign currency exchange rate exposure related to our purchasing of coffee beans, because all transactions are denominated in U.S. dollars.

Under the credit lines described in Note 13 of the Notes to the Consolidated Financial Statements, we borrow at interest rates that are based upon the prime borrowing rate. From time to time, we have other transactions and agreements that include provisions for interest at a variable rate. Accordingly, we expect to be subject to fluctuating interest rates in the normal course of business during Fiscal 2005 and subsequent periods.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position with Tully’s	Director Since
Tom T. O’Keefe (3)	50	Chairman of the Board	1992
Anthony J. Gioia (3)	54	Chief Executive Officer, President and Director	2002
Arthur W. Buerk (2)	68	Director	2002
Marc Evanger (2)	49	Director	1999
Larry A. Culver (1)	62	Director	1998
Lawrence L. Hood (1) (3)	45	Director	1994
George Hubman (2)	61	Director	1994
Kristopher S. Galvin	51	Chief Financial Officer

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the governance and nominating committee

Tom T. O’Keefe – Chairman of the Board, Founder. Tom T. O’Keefe founded Tully’s in 1992 and has served as a director and chairman of the board since that date. Mr. O’Keefe served as chief executive officer of Tully’s from 1992 until March 2001. Mr. O’Keefe is also president and chief executive officer of O’Keefe Development Corporation, a real estate development and investment firm he founded. Tom and his wife Cathy have been actively involved in local and national community organizations for over 20 years. In 1983, the O’Keefe’s co-founded the Patrons of Cystic Fibrosis, a local guild of volunteers working to support cystic fibrosis research in Washington. Mr. O’Keefe is a previous national board member, a former president and event chairman of the Cystic Fibrosis Foundation. Tom and Cathy are the recipients of the 1996 Breath of Life Award from the Patrons of Cystic Fibrosis and 2000 Living and Giving Award in from the Juvenile Diabetes Foundation of Seattle. Mr. O’Keefe’s charitable efforts focus largely on children in the community. Mr. O’Keefe is presently serving as a board member to the Boys and Girls Club of Bellevue, Children’s Hospital Foundation, and Virginia Mason Hospital. He is on the Board of Governors of the Columbia Tower Club and is the Chairman of the capital campaign and a board member for the Museum of Flight.

Anthony J. Gioia – President and Chief Executive Officer and Director. Mr. Gioia was named president and CEO of Tully’s in May of 2002, and was also appointed a director of Tully’s. Mr. Gioia has submitted his resignation from our employment, and from our Board of Directors, effective as of July 11, 2004, and we have accepted his resignation. Prior to joining Tully’s, Mr. Gioia was the president, CEO, and a director of Southwest Supermarkets, LLC (“SWS”) in Phoenix, AZ, from 1999 to December 2001. SWS was one of the leading ethnic grocery chains in the southwest with 38 stores, generating approximately $300 million in annual revenue and was owned by a leveraged buy-out firm. In December 2001, SWS was sold to another supermarket chain through a reorganization under Chapter 11. From 1990 to 1998, Mr. Gioia served at Baskin-Robbins, USA in Glendale, Calif., and was an officer of Dunkin’ Donuts, in Randolph, Mass., both divisions of Allied Domecq, QSR, where he held the positions of senior vice president and then president of Baskin-Robbins. Mr. Gioia co-founded Wolfgang Puck Food Company in Santa Monica, Calif., where he held the position of chief operating officer (COO) until 1990.

Arthur W. Buerk – Director. Mr. Buerk founded Buerk Dale Victor LLC (“BDV”), formerly known as Buerk Craig Victor LLC, a Seattle-based private capital firm, in 1999 and serves as its managing director. BDV has invested in many Pacific Northwest companies, including Door To Door Storage, Vanson Halosource, and Performant, Inc. Mr. Buerk was founder and director of Intermation, a records storage management service that was sold to Iron Mountain in 1998. Mr. Buerk also serves as a director for Adinfonitum, Davidson Trust Co. and Door to Door Storage. From February 2002 to August 2002, Mr. Buerk was a director of Cost-U-Less. Mr. Buerk is involved in various civic organizations, including the University of Washington as a Business School Advisory Board Member, Founder of the Program for Entrepreneurship and Innovation, and also serves as Harvard Business School Chief Class Secretary and is a Rotary Foundation Past President. Mr. Buerk has served as a director since September 2002.

Marc Evanger – Director. Mr. Evanger served as interim president and chief executive officer of Tully’s from July 2001 through May 2002. Mr. Evanger has been a director of Tully’s since March 1999. Mr. Evanger joined Tully’s in December 1998 as vice president of corporate planning and development, a part-time position. From 1984 to 1998, Mr. Evanger was with Quality Food Centers (QFC), a regional supermarket company, and served as senior vice president of finance and administration and chief financial officer from 1987 to 1998. From 1978 to 1984, Mr. Evanger was with Price Waterhouse. Mr. Evanger is currently a director of Car Toys, Inc., a retailer of specialty automotive sound systems and cellular, Childhaven, Families Northwest, and the Boys & Girls Club of Bellevue and is active in other charitable and community activities.

Larry A. Culver – Director. Mr. Culver founded Inn Ventures, Inc., a hotel development and management company, in 1982. Mr. Culver has been recognized by numerous organizations for his accomplishments and innovative leadership including being the recipient of the “Inn of the Year Award”, “Hotelier of the Year Award” and a finalist for several of Marriott International’s highest awards. He serves on various boards of directors of civic and charity groups such as Big Brothers and Big Sisters of King County (past president, Board of Directors, and executive committee); Washington State University’s Board of Trustees; Washington State University’s Foundation; and Washington State University’s Advisory Board for School of HRA. Mr. Culver has served as a director of Tully’s since February 1998. Mr. Culver has expressed his intention to retire from the Board of Directors in 2004, but has agreed to remain on the Board of Directors and audit committee until the appointment or election of a “financial expert” to the Board of Directors and audit committee.

Lawrence L. Hood – Director. Mr. Hood is a principal and managing partner of Pacific Portfolio Consulting, L.P., an independent, fee only investment advisory firm. Between 1987 and 1992, Mr. Hood was a principal in charge of the investment division of Kibble & Prentice, Inc., a regional financial services firm. Mr. Hood served as a director for A-Sport, Inc., a manufacturer and distributor of water sports brands and snowboards and is a past member of the Charles Schwab Advisory Board. Mr. Hood has served as a director of Tully’s since February 1994.

George Hubman – Director. Mr. Hubman retired as vice president of sales and marketing at WRQ in December 1993. Mr. Hubman was co-founder of WRQ and held that position since the company’s formation in 1981. Prior to WRQ, Mr. Hubman’s career included sales positions with Hewlett Packard and IBM. He currently sits on the boards of directors of Horizon Broadcasting and Childhaven. He is a past president of Washington State University’s College of Business and Economics advisory committee. Mr. Hubman has served as director of Tully’s since February 1994.

Non-Director Executive Officer:

Kristopher S. Galvin – Executive Vice President, Chief Financial Officer and Secretary. Mr. Galvin joined Tully’s in February 2002 as vice president, chief financial officer and secretary and was named executive vice president in May 2004. From 1995 to December 2001, Mr. Galvin served first as CFO for Deposit Payment Protection Systems, Inc. (a subsidiary of Deluxe Corporation) for five years and in 2001 became Vice President for Retail Product Management for a company spun-off from Deluxe Corporation, eFunds Corporation, which provides electronic payment and risk management services to major retailers and financial institutions. Previously, he was CFO of three Pacific Northwest retail chains- Pay’n Save Drug Stores (1984-1992), Seattle Lighting Fixture Co. (1992-1994) and Ballard Computer (1994-1995). During 1975 to 1984 he was a CPA with the audit practice of Price Waterhouse.

Director Compensation

On June 19, 2003 the Board’s governance and nominating committee presented its recommendations to the Board of Directors. After evaluating and discussing the recommendations, the Board of Directors approved a new compensation policy for the Board of Directors, effective as of the beginning of Fiscal 2004. The new compensation policy has the following elements:

•	Non-employee directors shall receive cash compensation consisting of an annual cash payment of $5,000 (paid after the year is completed), plus a per-meeting cash fee of $400 per board meeting and $250 per committee meeting. Total cash compensation will not exceed $10,000 per year for any director.

•	Non-employee directors shall each receive an annual grant of nonqualified options to purchase 10,000 shares of Common Stock (plus 2,000 additional shares for the chairs of the Audit, Compensation and Governance and Nominating committees). The options shall have an exercise price equal to the value of the stock at the beginning of the fiscal year and a term of ten years. A director’s annual stock option grant will be cancelled if the director does not attend at least 75% of the board and committee meetings of record for the year, but otherwise will fully vest upon completion of the fiscal year.

•	Compensation amounts are generally subject to prorating for directors serving part of the fiscal year.

Based upon these criteria, Tully’s expects to pay cash compensation of $10,000 to each of Messrs. Buerk, Culver, Evanger, Hood, and Hubman for their Board participation in Fiscal 2004, and stock option grants of 10,000 shares are to be made to each of Messrs. Buerk, Culver and Hubman, and 12,000 shares to each of Mr. Hood and Mr. Evanger, for Board participation in Fiscal 2004 (with an option price of $.30 per share and fully vested as of March 28, 2004). The Board has approved continuation for Fiscal 2005 of the Board compensation policy adopted in Fiscal 2004.

Directors are reimbursed for reasonable expenses incurred in attending board and committee meetings.

EXECUTIVE COMPENSATION

The following table discloses compensation awarded or paid to, or earned by the Named Executive Officers during Fiscal 2004. No other executive officer received salary and bonus that exceeded $100,000 during Fiscal 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards Securities Underlying Options (#)
Name and Principal Positions	Fiscal Year	Salary (1)	Bonus		All Other Compensation
Anthony J. Gioia	2004	$259,000	—	—	$10,000
Chief Executive Officer and President (2)	2003	$229,029	—	1,000,000	$23,846
Kristopher S. Galvin	2004	$157,200	—	50,000	—
Chief Financial Officer, Executive Vice President and Secretary (3)	2003	$155,850	$10,000	225,000	—
	2002	$11,538	—	—	—
Marc Evanger	2004	—	—	15,000	—
Interim President and Chief Executive Officer (4)	2003	$59,190	—	1,750	—
	2002	$199,447	—	7,250	—
Tom T. O’Keefe	2004	$114,911	—	—	—
Founder and Chairman of the Board (5)	2003	$114,911	—	—	—
	2002	$75,385	—	—	—

(1)	Salary amounts include deferred compensation and cash car allowances.

(2)	Mr. Gioia began his employment with Tully’s on May 13, 2002. Other compensation includes moving allowances of $10,000 in Fiscal 2004 and $23,846 in Fiscal 2003. Mr. Gioia has submitted his resignation from our employment, and from our Board of Directors, effective as of July 11, 2004, and we have accepted his resignation (see “Employment Agreements and Compensatory Arrangements”).

(3)	Mr. Galvin began his employment with Tully’s on February 25, 2002. In May 2003, the Board of Directors approved a discretionary bonus of $10,000 for performance in Fiscal 2003, which was paid to Mr. Galvin in May 2003. In March 2004, the Board of Directors increased Mr. Galvin’s salary to the annual rate of $175,000, plus cash car allowance, effective April 5, 2004.

(4)	Mr. Evanger served as interim president and chief executive officer of Tully’s for the period from July 14, 2001 through May 2002. Option grants relate to Mr. Evanger’s compensation as a member of the Board of Directors.

(5)	Mr. O’Keefe has served as Founder and Chairman of the Board since 1992. During Fiscal 2004, we paid a salary of $115,000 to Mr. O’Keefe for his services as Chairman of Tully’s. His salary is subject to review and adjustment by the Board of Directors. Since February 2003, ten percent of Mr. O’Keefe’s salary has been deferred from payment under the Executive Compensation Deferral Plan. Mr. O’Keefe also is entitled to all benefits offered generally to our employees.

In January 2003, Mr. Gioia, Mr. Galvin, three other members of Tully’s management, and our Chairman, Mr. O’Keefe, offered to defer receipt of a portion of their cash compensation until Tully’s achieved certain financial objectives. The Board of Directors approved the Executive Compensation Deferral Plan in February 2003. Under the Executive Compensation Deferral Plan, the deferred compensation is withheld from the pay of the participant and will be paid only upon the occurrence of a “Payment Event” as follows: (1) achievement of certain operating performance and financing objectives, (2) change in control of Tully’s, or (3) as approved by the Board of Directors or its compensation committee. The deferred amounts are not funded and are a liability of Tully’s. If a participant resigns or is terminated for cause, all deferred amounts are forfeited by the participant. In March 2004, the Board of Directors approved the cessation of deferrals for all participants other than Mr. Gioia and Mr. O’Keefe, but did not accelerate the payout of amounts deferred through March 2004.

Option Grants in Fiscal 2004

The following table provides information relating to stock options awarded to the Named Executive Officers during Fiscal 2004:

Name	Number of Securities Underlying Options Granted (# of Shares)	% of Total Options Granted to Employees in Fiscal 2003	Exercise Price ($/Sh)		Expiration Date		Grant Date Present Value (1)
Anthony J. Gioia	—	—	—		—		—

Kristopher S. Galvin	150,000		$0.31	(2)	Various	(2)	$34,210

Marc Evanger	15,000		Various	(3)	6/19/2013 to 3/28/2014		$888
Tom T. O’Keefe	—	—	—		—		—

(1)	The present value of the stock options was estimated on their date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: (a) risk-free interest rate of 4.2%; and (b) expected life of 10 years.

(2)	The fair market value on the dates of grant to Mr. Galvin was $0.30 per share. The options expire May 12, 2013 and October 23, 2013.

(3)	The exercise prices for Mr. Evanger’s grants were $0.01 for 3,000 shares and $0.30 for 12,000 shares. The fair market value at date of grant was $0.30 per share. Mr. Evanger’s options expire between May 23, 2012 and March 28, 2014.

Aggregated Option Values as of Fiscal Year-End 2004

The following table provides information regarding the aggregate number of options exercised during Fiscal 2004 by the Named Executive Officers and the number of shares subject to both exercisable and unexercisable stock options as of March 28, 2004.

Aggregated Option Exercises in Fiscal Year 2004

and 2004 Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at End of Fiscal Year 2004			Value of Unexercised In-The- Money Options at End of Fiscal Year 2004 (1)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Anthony J. Gioia	—	—	333,332		666,668	$43,500	$87,000
Kristopher S. Galvin	—	—	74,999		300,001	$9,667	$19,333
Marc Evanger	—	—	430,500	(2)	—	$66,845	$—
Tom T. O’Keefe	—	—	666,701		—	$174,759

(1)	The stock options were granted with exercise prices ranging from $0.01 to $2.50 per share. The value was determined using a fair market value of $0.30 per share as compared to the exercise price at grant.

(2)	Includes options to purchase 201,500 shares of Common Stock granted by our chairman, Tom T. O’Keefe, under the Founder’s Stock Option Plan (See Note 20 of the Notes to the Consolidated Financial Statements included in this prospectus).

Compensation Committee Interlocks and Insider Participation

During Fiscal 2004, management compensation issues generally were reviewed and approved by the compensation committee, which was composed of Messrs. Evanger, Hubman and Buerk, all of whom are non-employee directors. During Fiscal 2004, no executive officer of Tully’s served on the board of directors or compensation committee of another entity that had an executive officer serve on Tully’s Board or its compensation committee.

On November 1, 2002, we entered into a borrowing arrangement with Kent Central LLC (“KCL”) that is secured by substantially all of our assets (the “KCL Credit Line”). In connection with the KCL Credit Line, warrants to purchase shares of Common Stock were issued to the guarantors of the KCL Credit Line, including Messrs. Hubman and Evanger, in Fiscal 2004, and we are obligated to issue additional warrants as compensation to the Guarantors. In Fiscal 2004, we issued warrants to purchase 37,032 shares of Common Stock to Mr. Evanger and 222,192 shares of Common Stock to Mr. Hubman. (See Note 13 of the Notes to the Consolidated Financial Statements included in this prospectus).

Employment Agreements and Compensatory Arrangements

Effective May 13, 2002, we entered into an employment agreement with Mr. Gioia. Under the employment agreement, Mr. Gioia received an annual base salary of $250,000 during the first twelve months of the agreement. The employment agreement provided that Mr. Gioia’s annual base salary was to be subject to annual review by the Board of Directors, and would be increased by a minimum of ten percent for the second and third years the agreement is in effect. Although the first anniversary adjustment was to be effective as of May 13, 2003, Mr. Gioia was paid at the first year salary level while he and the Compensation Committee discussed his compensation. For Fiscal 2003, Mr. Gioia did not receive a performance bonus. For Fiscal 2004 and subsequent fiscal years, the amount of Mr. Gioia’s bonus was to be based on his then-current annual base salary and our earnings before interest, taxes, depreciation and amortization, as defined in the agreement. Tully’s does not expect to pay a performance bonus to Mr. Gioia for Fiscal 2004. Mr. Gioia receives an automobile allowance of $750 per month. Mr. Gioia also is entitled to all benefits offered generally to our employees. Since February 2003, ten percent of Mr. Gioia’s salary has been deferred from payment under the Executive Compensation Deferral Plan. Mr. Gioia’s employment agreement contained provisions related to the termination of his employment, however these provisions were modified on April 12, 2004 as described in the next paragraph.

On April 12, 2004, Mr. Gioia submitted his resignation from our employment, and from our Board of Directors, effective as of July 11, 2004 (the “termination date”), subject to the execution of the Second Amendment to Employment Agreement (the “Second Amendment”) and Employment Termination Agreement (“ETA”) between Mr. Gioia and Tully’s. We have accepted his resignation and the parties have executed both the Second Amendment and the ETA. Under the provisions of the Second Amendment and the ETA, and subject to certain conditions, (1) Mr. Gioia will receive his base salary through the termination date, (2) no payment will be made of amounts deferred under the Executive Compensation Deferral Plan prior to September 28, 2003, but amounts deferred after September 28, 2003 are subject to payment upon the occurrence of a Payment Event, (3) Mr. Gioia will be paid $80,000 within 15 days after the termination date, (4) Mr. Gioia will be paid a severance amount of $14,323 per month for twenty-four months from the termination date (the “severance payments”), and (5) certain stock options with a May 13, 2004 vesting date will not vest (116,667 shares at $1.78 and 66,667 shares at $2.50). In the event that Tully’s and FOODX should enter into a definitive agreement on or prior to September 30, 2004 that results in a change of control of the Company (as defined in the Second Amendment) on or before December 31, 2004, Mr. Gioia is entitled to (a) a lump sum cash payment equal to $412,500 less the aggregate amounts paid under the severance payments (which would then cease) and (b) his unvested stock options (150,000 shares at $.01, 233,333 shares at $.1.78 and 133,333 shares at $2.50) shall be fully vested.

Effective June 21, 2002, Tully’s entered into an employment arrangement with Mr. Galvin. Under the employment arrangement, Mr. Galvin received an annual base salary of $150,000, subject to annual review and adjustment by the Board of Directors. Effective April 5, 2004, the Board adjusted his annual base salary to $175,000. From February 2003 until March 2004, ten percent of Mr. Galvin’s salary was deferred from payment under the Executive Compensation Deferral Plan. Mr. Galvin also is entitled to an annual cash performance bonus, subject to the discretion of the Board of Directors. For Fiscal 2003, the Board of Directors approved a bonus of $10,000, which was paid to Mr. Galvin in May 2003. The Board has not yet made its determination of the bonus, if any, to be paid for Fiscal 2004. For Fiscal 2005 and subsequent fiscal years, the amount of Mr. Galvin’s bonus, if any, will be based on his then-current annual base salary and our earnings before interest, taxes, depreciation and amortization. Mr. Galvin receives an automobile allowance of $600 per month. Mr. Galvin also is entitled to all benefits offered generally to our employees. Mr. Galvin’s employment agreement is generally terminable by either party on 30 days written notice. If Mr. Galvin’s employment is terminated by Tully’s without cause, then Mr. Galvin will be entitled to receive his base salary for an additional six months following the date of his termination.

Under the provisions of our stock option plan, vesting and exercise of employee stock options, including those of the executive officers, accelerate in the event of certain change of control events.

Report of the Compensation Committee on Executive Compensation

Executive Compensation Philosophy

The compensation committee of the Board of Directors was composed of outside directors during Fiscal 2004, consisting of Messrs. Evanger, Hubman and Buerk. The compensation committee is responsible for evaluating compensation levels and compensation programs for Tully’s executives and for making recommendations to the board regarding appropriate compensation awards for executive management.

The executive compensation program of Tully’s is designed to attract, retain and motivate executive officers capable of leading Tully’s to meet its business objectives, to enhance long-term shareholder value and to reward executive management based on contributions to both the short and long term success of Tully’s. The compensation committee’s philosophy is for Tully’s to use compensation policies and programs that align the interests of executive management with those of the shareholders and to provide compensation programs that create incentives for and reward both the short and long term performance of the executive officers based on the success of Tully’s in meeting its business objectives. While the components of compensation described below are discussed separately, the board and the compensation committee take into account the full compensation package provided by Tully’s to its executive officers.

Executive Compensation Components

Base Salary. Recommendations for base salaries for executive officers are made at levels believed by the compensation committee to be sufficient to attract and retain qualified executive officers based upon the requirements and resources of Tully’s and the market practices of other companies. A change in base salary of an executive officer is based on an evaluation of the performance of the executive, prevailing market practices, and the performance and financial condition of Tully’s as a whole.

Incentive Bonus. The compensation committee believes that a portion of the total cash compensation for executive officers should be based on our success in meeting its short-term performance objectives and contributions by the executive officers that enable Tully’s to meet its long-term objectives, and has structured the executive compensation program to reflect this philosophy. This approach creates a direct incentive for executive officers to achieve desired short-term corporate goals that also further the long-term objectives of Tully’s, and places a portion of each executive officer’s annual compensation at risk. In Fiscal 2004, the incentive compensation for the Chief Executive Officer and Chief Financial Officer were dependent upon Tully’s achieving a targeted level of operating results. The incentive bonus for Fiscal 2004 did not provide for any payment of the incentive bonus unless 100% of this target was achieved. This target was not achieved and therefore no incentive bonus is payable to the Chief Executive Officer and Chief Financial Officer for Fiscal 2004.

Stock Options. The compensation committee believes that periodic grants of stock options are a key component of our executive compensation program. Stock options are awarded by the Board of Directors to executive officers based on the executive’s responsibilities, and his or her actual historical contributions and anticipated future contributions to the attainment of our strategic goals. These awards are designed to retain executive officers and to motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders.

Recruitment and Retention. It is the philosophy of the compensation committee to recruit qualified senior executives and then to retain them for continuing service from year to year, so that Tully’s will receive the benefits from management stability and from more consistent year-to-year planning and execution of strategies for the benefit of Tully’s and its shareholders. The compensation committee believes that these goals are facilitated through written terms of employment with senior executives, setting forth the key elements of compensation, and including severance pay provisions in those terms of employment.

Chief Executive Officer Compensation. During Fiscal 2004, Mr. Gioia’s compensation as CEO was based upon the compensation package established in the May 13, 2002 employment agreement with Mr. Gioia, as amended. In establishing the Chief Executive Officer’s compensation package, the Committee pursued the objectives discussed above. The Committee believes that Mr. Gioia’s compensation during Fiscal 2004 was in line with our compensation strategy, considering the individual performance of the Chief Executive Officer and the cash resources and needs of Tully’s.

Code Section 162(m)

The compensation committee also considers the potential impact of Section 162(m) of the Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on these requirements, the compensation committee has determined that Section 162(m) will not prevent Tully’s from receiving a tax deduction for any of the compensation paid to executive officers. At the present time, our executive officer compensation levels do not exceed $1 million. If the individual cash compensation of any executive officer should ever approach the $1 million level, the compensation committee will consider what actions might be required.

Compensation Committee

Marc Evanger, Chairman

George Hubman

Arthur Buerk

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Tully’s Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as of March 28, 2004, by: (i) each director; (ii) the chief executive and chief financial officers of the Tully’s (the “Named Executive Officers”); (iii) all executive officers and directors of Tully’s as a group; and (iv) all shareholders known by us to be beneficial owners of more than five percent of our voting securities:

	Common Stock			Series A Convertible Preferred			Series B Convertible Preferred
	Beneficial Ownership (1)		Percent Of Total	Beneficial Ownership (1)		Percent Of Total	Beneficial Ownership (1)	Percent Of Total
Tom T. O’Keefe	5,685,938	(2)	32.7%	-0-		—	-0-	—
Estate of Keith McCaw	5,203,885	(3)	24.0%	3,200,000	(4)	19.3%	-0-	—
George Hubman	2,111,209	(5)	11.9%	200,000		1.3%	-0-	—
Marc Evanger	511,812	(6)	3.0%	10,000		*	-0-	—
Anthony J. Gioia	483,333	(7)	2.8%	—		—	-0-	—
Lawrence L. Hood	267,907	(8)	1.6%	10,000		*	40,000	*
Larry A. Culver	105,250	(9)	*	40,000		*	-0-	—
Arthur Buerk	96,229	(10)	*	—		—	-0-	—
Kristopher S. Galvin	108,332	(11)	*	—		—	-0-	—
Executive officers and directors as a group (8 persons)	9,369,010		46.7%	260,000		1.7%	40,000	*	%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally requires that the shareholder have voting or investment power with respect to the securities in question. Shares of Common Stock issuable upon exercise or conversion of options, warrants or Series A and Series B Stock that are exercisable or convertible within 60 days of March 28, 2004, are deemed to be beneficially owned by the holder of such securities but are not outstanding for the purpose of computing the percentage ownership of any other shareholder. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby. As of March 28, 2004, we had 16,491,187 shares of Common Stock, 15,378,264 shares of Series A Convertible Preferred Stock, and 4,990,709 shares of Series B Convertible Preferred Stock issued and outstanding.

(2)	Includes 1,692,467 shares of Common Stock subject to currently exercisable purchase options granted by Mr. O’Keefe to employees and third parties, 142,500 shares of Common Stock held by the O’Keefe Children’s Trust, and an aggregate of 876,549 shares of Common Stock that Mr. O’Keefe has the right to acquire pursuant to options and warrants exercisable within 60 days of March 28, 2004.

(3)	Includes an aggregate of 1,960,550 shares of Common Stock that the estate of Mr. McCaw has the right to acquire pursuant to options and warrants exercisable within 60 days of March 28, 2004 and 3,200,000 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock owned of issuable to the estate or its affiliates. See Note (4), below in this table.

(4)	Assumes the conversion of a promissory note held by an affiliate of the estate of Mr. McCaw into 1,200,000 shares of Series A Convertible Preferred Stock.

(5)	Includes an aggregate of 1,037,189 shares of Common Stock that Mr. Hubman has the right to acquire pursuant to options and warrants exercisable within 60 days of March 28, 2004 and Common Stock issuable upon conversion of 200,000 shares of Series A Convertible Preferred Stock.

(6)	Includes an aggregate of 499,962 shares of Common Stock that Mr. Evanger has the right to acquire pursuant to options and warrants exercisable within 60 days of March 28, 2004 and Common Stock issuable upon conversion of 10,000 shares of Series A Convertible Preferred Stock.

(7)	Includes 483,333 shares of Common Stock that Mr. Gioia has the right to acquire pursuant to options exercisable within 60 days of March 28, 2004.

(8)	Includes an aggregate of 118,462 shares of Common Stock that Mr. Hood has the right to acquire pursuant to options and warrants exercisable within 60 days of March 28, 2004. Also includes 10,000 Series A Convertible Preferred Stock. Additionally, includes Common Stock issuable upon conversion of 40,000 shares of Series B Convertible Preferred Stock owned by PPC Partners LLC, a company in which Mr. Hood has a 0.96% interest.

(9)	Includes an aggregate of 57,250 shares of Common Stock that Mr. Culver has the right to acquire pursuant to options and warrants exercisable within 60 days of March 28, 2004 and Common Stock issuable upon conversion of 40,000 shares of Series A Convertible Preferred Stock.

(10)	Includes 73,229 shares of Common Stock beneficially owned by Buerk, Dale, Victor LLC, a company in which Mr. Buerk has a 20% ownership interest, has the right to acquire pursuant to options and warrants exercisable within 60 days of March 28, 2004 and 23,000 shares of Common Stock that Mr. Buerk has the right to acquire pursuant to options exercisable within 60 days of March 28, 2004.

(11)	Includes 108,332 shares of Common Stock that Mr. Galvin has the right to acquire pursuant to options exercisable within 60 days of March 28, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2002, we entered into a new credit facility guaranteed, in part, by several individuals including Tom T. O’Keefe, our chairman, and three of our directors, Lawrence Hood, Marc Evanger, and George Hubman. In consideration for providing the guaranties, we have agreed to issue to the guarantors warrants to purchase shares 30.86 shares of Common Stock, exercisable for $0.05 per share, for each $1,000 of debt guaranteed during a month. For Fiscal 2004 (including the warrants issued April 2004 for the quarter ended March 28, 2004), we issued warrants to these guarantors as follows: O’Keefe (148,128), Hood (37,032), Evanger (37,032) and Hubman (222,192). We also have agreed to indemnify the guarantors in connection with the guaranties and have granted each of them a security interest in substantially all of our assets (subordinated to the security interest of the lender).

A company affiliated with the estate of Mr. Keith McCaw (a former director of Tully’s) and the beneficial owner of more than 5% of our outstanding Common Stock is the holder of our Convertible Promissory Note in the principal amount of $3,000,000, issued by Tully’s in December 2000. At any time before the earlier of January 2, 2005, or repayment of the Convertible Promissory Note, the Convertible Promissory Note is convertible into our Series A Convertible Preferred Stock or, in the event that all shares of Series A Convertible Preferred Stock have been converted before such date, then into our Common Stock. The conversion rate is the lesser of $2.50 per share or the price per share of the most recent offering price, public or private, of our Common Stock. We have requested that the holder of the Convertible Promissory Note waive the favorable offering price provision with respect to the offering and the issuance of Common Stock and investment units upon exercise of rights and over-subsciption privileges. If the holder does not waive this price provision, then the completion of this rights offering could have the effect of increasing the number of shares of Series A Convertible Preferred Stock issuable upon conversion of the Convertible Promissory Note. In the event that the noteholder does not waive the provision, the Board of Directors may cancel this offering (see “About the Rights Offering-Adjustment of the Convertible Promissory Note”). On January 1st of each year until the Convertible Promissory Note is repaid, we will issue, instead of interest, warrants to purchase 8,000 shares of Common Stock for each $100,000 of principal outstanding under the Convertible Promissory Note. The warrants have an exercise price of $0.01 and are exercisable for ten years from issuance. In each of January 2001, January 2002, January 2003 and January 2004, we granted warrants to purchase 240,000 shares of Common Stock in accordance with the terms of the Convertible Promissory Note.

Our certificate of incorporation and bylaws contain provisions limiting the liability of our directors.

PLAN OF DISTRIBUTION

The securities offered hereby are being distributed by Tully’s directly to its shareholders. We intend to distribute rights or over-subscription privileges and copies of this prospectus to shareholders of record as of [•], 2004, and to shareholders of record with preemptive rights related to our issuance of securities between July 1992 and October 1999, as soon as the Registration Statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission.

We will not engage any NASD member firms in connection with the offer and sale of securities under this prospectus. However, certain of our employees, officers or directors who are not affiliated or associated with any NASD member firm may solicit responses from holders of rights and over-subscription privileges who are sent copies of the prospectus, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation. We have not offered or issued securities since 2001, except in connection with employment or in the ordinary course of business.

DESCRIPTION OF SECURITIES

Authorized Capital

Tully’s authorized capital stock consists of 120,000,000 Shares of Common Stock, without par value, and 30,000,000 shares of preferred stock, without par value, of which 17,500,000 shares are designated as Series A Preferred Stock, 8,000,000 shares are designated as Series B Preferred Stock, and 4,500,000 preferred shares have not been designated.

We have 17,500,000 shares of authorized Series A Convertible Preferred Stock, of which 15,378,264 shares are issued and outstanding, 1,200,000 are reserved for the possible conversion of our Convertible Promissory Note, and 921,736 authorized shares are available for issuance. The Board of Directors has determined that, in the event that subscriptions are received for more than 230,434 investment units, we will request the holder of the Convertible Promissory Note to waive the requirement for the reservation of Series A Preferred shares, so that up to 300,000 additional investment units might be sold. If a waiver cannot be obtained from the holder of the Convertible Promissory Note, or if subscriptions have been received for more investment units than can be satisfied by the Available Series A Shares and from a waiver by the Convertible Promissory Note holder, the Board of Directors will consider whether to recommend that our shareholders amend our Articles of Incorporation to increase the number of authorized shares of Series A Convertible Preferred Stock to a level sufficient to fulfill the investment unit subscriptions. We will not be able to sell more than 230,434 investment units (530,434 investment units if the waiver is obtained from the Convertible Promissory Note holder), unless our shareholders approve an increase in the authorized shares of Series A Convertible Preferred Stock.

Common Stock

As of March 28, 2004, there were 16,491,187 shares of Common Stock outstanding, and approximately 36,500,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants and options and the conversion of outstanding preferred stock.

The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, and have no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of shares of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

In the event of any liquidation or winding up of Tully’s, after distribution of the full Series A Liquidation Preference (described below), each Common share is entitled to receive an amount per share equal to $2.25, plus any and all declared but unpaid dividends with repect to such share of shares of Common Stock (the “Common Stock Liquidation Preference”). Assuming distribution of the full Series A Liquidation Preference, Common Stock Liquidation Preference and the Series B Liquidation Preference (described below), and subject to the rights of any additional preferred stock that may in the future be designated and issued by us, our remaining assets available for distribution to shareholders would be distributed pro rata among the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and shares of Common Stock, treating the shares of Series A Preferred Stock and Series B Preferred Stock on an as converted basis.

Preferred Stock

As of March 28, 2004, there were 15,378,264 shares of Series A Preferred Stock and 4,990,709 shares of Series B Preferred Stock outstanding, and 1,200,000 shares of Series A Preferred Stock were reserved for issuance upon the conversion of the Convertible Promissory Note at the option of the holder. The remaining 8,431,027 shares of preferred stock authorized for issuance under our Articles of Incorporation were available for issuance by action of our Board of Directors and, in certain circumstances, our shareholders.

Our Articles of Incorporation authorize the Board of Directors to issue the preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. The Board of Directors, subject to certain limitations provided in the Articles of Incorporation, can authorize the issuance of preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of other shares of our capital stock. Preferred stock could be issued with terms calculated to delay or prevent a change in control of Tully’s or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the value of stock junior to the newly issued preferred, and may adversely affect the voting and other rights of such junior stock.

The Articles of Incorporation require the approval of a majority of the outstanding Series A Preferred Stock shares in order to (a) increase the authorized number of Series A Preferred Stock shares, (b) create any new class or series of stock or any other securities convertible into equity securities having a preference over or on parity with the Series A Preferred stock with respect to voting, dividends or upon liquidation, or (c) adversely alter or changes the rights, preferences or privileges of the Series A Preferred Stock. The Articles of Incorporation also require the approval of a majority of the outstanding Series B Preferred Stock shares in order to (a) increase the authorized number of Series B Preferred Stock shares, (b) create any new class or series of stock or any other securities convertible into equity securities having a preference over or on parity with the Series B Preferred stock with respect to voting, dividends or upon liquidation, or (c) adversely alter or changes the rights, preferences or privileges of the Series B Preferred Stock.

Series A Convertible Preferred Stock. Each share of the Series A Preferred Stock is convertible at any time by the holder thereof into Shares of Common Stock at the then-effective conversion price. In addition, each share of Series A Preferred Stock is automatically convertible into shares of Common Stock when and if Tully’s completes an underwritten public offering of Tully’s shares of Common Stock with gross proceeds to Tully’s in excess of $15 million, at a per share price of $5.00 or more. The Series A Preferred Stock contains an anti-dilution protection right that provides for a weighted average adjustment of the conversion price in the event we issue shares of capital stock at an effective price less than the Series A Preferred conversion price then in effect, subject to certain limitations and exclusions. As a result, at March 28, 2004, each Series A Convertible Preferred share could be converted at the option of the shareholder into 1.11 of our shares of Common Stock.

Holders of Series A Preferred Stock are entitled to receive dividends when and if any dividends are declared to be paid by our Board of Directors. Voting rights of the Series A Preferred Stock are subject to adjustment for the anti-dilution adjustment and as a result, at March 28, 2004, each share of Series A Preferred Stock was entitled to cast 1.11 votes on all matters submitted to a vote of our shareholders. Series A Preferred shareholders may exercise cumulative voting rights with respect to the election of Directors.

In the event of any liquidation or winding up of Tully’s, each share of Series A Preferred Stock is entitled to receive, prior and in preference to all other payments to the holders of Series B Preferred Stock and the shares of Common Stock, an amount equal to $2.50, plus any and all declared but unpaid dividends with respect to such share of Series A Preferred Stock (the “Series A Liquidation Preference”). Assuming distribution of the full Series A Liquidation Preference, Common Stock Liquidation Preference and the Series B Liquidation Preference, and subject to the rights of any additional preferred stock that may in the future be designated and issued by Tully’s, our remaining assets available for distribution to shareholders would be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and shares of Common Stock, treating the shares of Series A Preferred Stock and Series B Preferred Stock on an as converted basis.

Holders of Series A Preferred Stock have certain rights to require us to register the shares of Common Stock issued upon conversion of the Series A Preferred Stock. These rights generally allow persons holding the underlying shares of Common Stock to require Tully’s to use its best efforts to register the shares for resale under the Securities Act of 1933, as amended, and under such state securities laws as may be necessary. These rights include the right to demand that we file a registration statement for the underlying shares of Common Stock at the shareholders’ option no more than one time following our initial public offering, if any, and thereafter, unlimited rights once Tully’s is eligible to use Form S-3.

Series B Convertible Preferred Stock. Each share of Series B Preferred Stock is convertible at any time by the holder thereof into shares of Common Stock at the then effective conversion price. In addition, each share of Series B Preferred Stock is automatically convertible into shares of Common Stock at the then effective conversion price when and if we make a “Qualified Offering” of our Common Stock. “Qualified Offering” is defined as an underwritten public offering of our Common Stock with gross proceeds to Tully’s in excess of $15 million. The conversion price for the Series B Convertible Preferred shares is subject to an anti-dilution adjustment, but no adjustment has been required and each Series B Convertible Preferred share could be converted at the option of the shareholder into one share of Common Stock as of March 28, 2004.

Holders of Series B Preferred Stock are entitled to receive dividends when and if any dividends are declared to be paid by our Board of Directors. Each share of Series B Preferred Stock also is entitled to cast one vote for each share of Common Stock into which such share is then convertible on all matters submitted to a vote of the shareholders of Tully’s.

In the event of any liquidation or winding up of Tully’s, each share of Series B Preferred Stock is entitled to receive, after full satisfaction of the Series A Liquidation Preference and the Common Stock Liquidation Preference, and prior and in preference to all other payments to the holders of shares of Common Stock, an amount equal to $2.50, plus any and all declared but unpaid dividends with respect to such share of Series B Preferred Stock (the “Series B Liquidation Preference”). Assuming distribution of the full Series A Liquidation Preference, Common Stock Liquidation Preference, and the Series B Liquidation Preference, and subject to the rights of any additional series or classes of preferred stock that may in the future be designated and issued by Tully’s, the remaining assets of Tully’s available for distribution to shareholders would be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and shares of Common Stock, treating the shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on an as-converted basis.

Escrowed Shares

As a condition to Tully’s registration of its June 1995 Common Stock offering under the Washington State Securities Act, Tully’s founder Tom T. O’Keefe and his spouse placed 4,340,475 shares of Common Stock beneficially owned by them in escrow with Bank of America (the “Escrowed Shares”). The Escrowed Shares will be released from escrow when Tully’s satisfies one or more of the following requirements:

a. Tully’s has demonstrated annual earnings per share for two consecutive fiscal years of at least $0.075 per share.

b. Tully’s has demonstrated average annual earnings over five years of at least $0.075 per share.

c. Tully’s establishes for its shares of Common Stock a bona fide over-the-counter trading market and such stock maintains an average bid price equal to or greater than $2.625 per share for any period of twenty-six consecutive weeks. In determining whether a bona fide market has been established, all transactions in Tully’s stock by any director or officer of Tully’s, or any affiliates of such persons, during the period in which the market is claimed to have existed will be excluded. In addition, Tully’s will have disseminated to the public during said period at least two quarterly unaudited financial statements or one annual audited financial statement.

The Escrow Share requirements provided for the release of a portion of the Escrowed Shares commencing on June 1, 2001. As of March 28, 2004, 1,085,119 shares remained in escrow, and are to be released from escrow on June 1, 2004.

Mr. and Mrs. O’Keefe also have agreed under the terms of the escrow agreement that, upon a liquidation or dissolution of Tully’s and following payment to Tully’s creditors, the Escrowed Shares, if any, would be subordinate to all other shares of Tully’s shares of Common Stock with respect to any amounts paid to shareholders as a result of such liquidation or dissolution. Subject to the liquidation preferences of the holders of the our preferred stock, any such liquidation or payment to shareholders would be paid as follows: (1) holders of shares, including shares purchased in the offering but excluding the Escrowed Shares, would receive $1.50 per share; (2) Mr. and Mrs. O’Keefe would receive $1.50 per share on the Escrowed Shares; and (3) thereafter, all holders of shares of Common Stock would participate in any remaining distributions on a pro rata basis based on their respective shareholdings.

Mr. and Mrs. O’Keefe have the right to vote the Escrowed Shares, and are entitled to any dividends and any other benefit that may inure to the Escrowed Shares, for so long as they continue to own such shares.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

(As of March 28, 2004)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,970,119	$0.67	125,666
Equity compensation plans not approved by security holders *	1,692,467	$0.01	—
Total	5,662,586	$0.47	125,666

*	These options were granted by our chairman to employees and third parties and may be exercised to purchase shares of Tully’s Common Stock owned by our chairman. We refer to these options as being granted under the “Founder’s Stock Option Plan.” We do not expect any additional options to be granted under the Founder’s Stock Option Plan.

For a description of our equity compensation plans, see Note 20 of the Notes to the Consolidated Financial Statements.

Transfer Agent And Registrar

Tully’s currently acts as its own stock transfer agent and registrar. Although we have no current plans to engage a third party transfer agent and registrar, we may do so.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Stoel Rives LLP, Seattle, Washington.

EXPERTS

Moss Adams LLP, independent auditors, have audited our consolidated financial statements at March 30, 2003 and for the year in the period ended March 30, 2003, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement, of which this prospectus forms a part, in reliance on Moss Adams LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements as of March 31, 2002 and for each of the two years in the period ended March 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information included in the registration statement. Some parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the rights and the over-subscription privileges offered in the rights offering and the shares of Common Stock and investment units to be issued upon exercise of the rights and the over-subscription privileges. Statements contained in this prospectus as to the contents of any contracts or other documents referred to in this prospectus are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement, each statement is qualified in all respect by the provisions of the exhibit, to which reference is now made. We are currently subject to the information requirements of the Exchange Act. We file reports, proxy statements and other information under the Exchange Act with the Commission. You may read and copy the registration statement, the related exhibits and the other materials we file with the Commission at the public reference facilities the Commission maintains at:

Judiciary Plaza

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information regarding the operations of the public reference facilities by calling the Commission at 1-806-SEC-0330. The Commission maintains a website that contains reports, proxy statements and other information regarding us. The address of the Commission’s website is http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
Year-end Consolidated Financial Statements

F-2	Reports of Independent Accountants

F-4	Consolidated Balance Sheets as of March 30, 2003 and March 31, 2002

F-5	Consolidated Statements of Operations for the years ended March 30, 2003, March 31, 2002 and April 1, 2001

F-6	Consolidated Statements of Comprehensive Loss for the years ended March 30, 2003, March 31, 2002 and April 1, 2001

F-7	Consolidated Statements of Changes in Stockholders’ Equity for the years ended March 30, 2003, March 31, 2002 and April 1, 2001

F-10	Consolidated Cash Flow Statements for the years ended March 30, 2003, March 31, 2002 and April 1, 2001

F-12	Notes to Consolidated Financial Statements

Interim Condensed Consolidated Financial Statements (Unaudited):

F-36	Condensed Consolidated Balance Sheets as of December 28, 2003

F-37	Condensed Consolidated Statements of Operations for the Thirty-nine Week Periods Ended December 28, 2003 and December 29, 2002

F-38	Condensed Consolidated Statements of Cash Flows for the Thirty-nine Week Periods Ended December 28, 2003 and December 29, 2002

F-39	Notes to Condensed Consolidated Financial Statements

Report of Independent Accountants

To the Board of Directors and Stockholders of

    Tully’s Coffee Corporation

We have audited the accompanying consolidated balance sheet of Tully’s Coffee Corporation as of March 30, 2003, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tully’s Coffee Corporation as of March 30, 2003 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, during the year ended March 30, 2003 the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

Moss Adams LLP

Seattle, Washington

June 26, 2003

Report of Independent Accountants

To the Board of Directors and Stockholders of

    Tully’s Coffee Corporation

In our opinion, the consolidated balance sheet as of March 31, 2002 and the related consolidated statements of operations, of comprehensive loss, of changes in shareholders’ equity and of cash flows for each of the two years in the period ended March 31, 2002 present fairly, in all material respects, the financial position, results of operations and cash flows of Tully’s Coffee Corporation at March 31, 2002 and for each of the two years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

See Note 2 for discussion of the Company’s recent and prospective liquidity issues.

PricewaterhouseCoopers LLP

Seattle, Washington

June 28, 2002

Tully’s Coffee Corporation Consolidated Balance Sheets

	March 30, 2003	March 31, 2002
	(dollars in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$993	$1,684
Short-term investments	—	1,705
Accounts receivable, net of allowance for doubtful accounts of $173 and $349 at 2003 and 2002, respectively	1,239	1,071
Inventories	2,417	2,258
Prepaid expenses and other current assets	668	710

Total current assets	5,317	7,428
Property and equipment, net	17,079	20,297
Goodwill, net	523	3,572
Other intangible assets, net	994	1,120
Other assets	678	723

Total assets	$24,591	$33,140

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$2,389	$2,259
Accrued liabilities	3,034	3,018
Current portion of long-term debt and capital lease obligation	561	308
Deferred licensing revenue	1,838	2,112

Total current liabilities	7,822	7,697
Long-term debt, net of current portion	3,106	26
Capital lease obligation, net of current portion	360	127
Deferred lease costs	1,507	2,225
Convertible promissory note, net of discount	2,816	2,703
Deferred licensing revenue, net of current portion	12,169	13,945

Total liabilities	27,780	26,723

Commitments and contingencies (Note 19)
Stockholders’ (deficit) equity
Series A Convertible Preferred stock, no par value; 17,500,000 shares authorized, 15,378,264 issued and outstanding at 2003 and 2002; stated value of $2.50 per share and a liquidation preference of $38,446 at 2003 and 2002	34,483	34,483
Common stock, no par value; 120,000,000 shares authorized at 2003 and 2002; 16,409,187 and 16,320,613 shares issued and outstanding at 2003 and 2002, respectively, with a liquidation preference of $36,921 (2003) and $36,721 (2002)	9,272	9,265
Series B Convertible Preferred stock, no par value; 8,000,000 shares authorized 4,990,709 issued and outstanding at 2003 and 2002, stated value of $2.50 per share and a liquidation preference of $12,477 at 2003 and 2002	11,066	11,066
Deferred stock compensation	(161)	—
Additional paid-in capital	27,435	27,093
Accumulated other comprehensive loss	—	(110)
Accumulated deficit	(85,284)	(75,380)

Total shareholders’ (deficit) equity	(3,189)	6,417

Total liabilities and shareholders’ (deficit) equity	$24,591	$33,140

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Consolidated Statements of Operations

	Years ended
	March 30, 2003	March 31, 2002	April 1, 2001
	(dollars in thousands, except per share data)
Net sales	$50,800	$51,458	$42,102

Cost of goods sold and related occupancy expenses	23,666	25,905	22,505
Store operating expenses	17,213	17,390	15,236
Other operating expenses	1,903	1,581	3,011
Marketing, general and administrative costs	9,290	11,160	13,128
Depreciation and amortization	3,894	4,600	4,393
Impairment of long-lived assets	1,390	2,350	5,006
Store closure and lease termination costs	108	1,583	2,620

Operating loss	(6,664)	(13,111)	(23,797)

Other income (expense)
Interest expense	(648)	(812)	(778)
Interest income	21	124	50
Gain on sale of investments	14	2,887	—
Miscellaneous income (expense)	510	(18)	139
Loan guarantee fee expense	(94)	(216)	(671)

Total other income (expense)	(197)	1,965	(1,260)

Loss before income taxes and cumulative effect of change in accounting principle	(6,861)	(11,146)	(25,057)
Income taxes	25	6	—

Loss before cumulative effect of change in accounting principle	(6,886)	(11,152)	(25,057)
Cumulative effect of change in accounting principle	(3,018)	—	—

Net loss	$(9,904)	$(11,152)	$(25,057)

Net loss per share – basic and diluted
Loss before cumulative effect of change in accounting principle	$(0.42)	$(0.69)	$(1.59)
Cumulative effect of change in accounting principle	$(0.18)	—	—
Net loss per share – basic and diluted	$(0.60)	$(0.69)	$(1.59)
Weighted average shares used in computing basic and diluted net loss per share	16,377	16,274	15,777

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Consolidated Statements of Comprehensive Loss

	Years ended
	March 30, 2003	March 31, 2002	April 1, 2001
	(dollars in thousands)
Net loss	$(9,904)	$(11,152)	$(25,057)
Other comprehensive income (loss):
Unrealized holding gain on short-term investments, arising in the period	124	2,777	—
Less: Reclassification adjustment for realized gain on short-term investments, included in net loss	(14)	(2,887)	—

	110	(110)	—

Total comprehensive loss	$(9,794)	$(11,262)	$(25,057)

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended March 30, 2003, March 31, 2002, and April 1, 2001

	Convertible Preferred Stock				Common Stock		Note receivable from shareholder	Additional paid-in capital	Accumu- lated deficit	Total
(dollars in thousands, except per share data)	Shares	Series A	Shares	Series B	Shares	Amount
Balance, April 2, 2000	15,378,264	$35,208	—	$—	15,491,334	$8,560	$(231)	$20,920	$(39,171)	$25,286
Issuance of 287,676 options in exchange for loan guarantees								669		669
Sale of preferred stock at $2.50 per share			4,990,709	12,477						12,477
Issuance of common stock warrants under terms of convertible promissory note								456		456
Beneficial conversion feature on convertible debt								456		456
Issuance of preferred stock warrants								1,555		1,555
Issuance of common stock in connection with purchase agreements					55,000	124				124
Issuance of common stock in connection with purchases of goods and services					59,737	127		85		212
Issuance of common stock to employee					6,044	13				13
Exercise of stock options					28,297	7				7
Stock issuance costs		(725)		(1,411)				725		(1,411)
Issuance of stock options								679		679
Exercise of common stock warrants					525,625	149				149
Note receivable from shareholder							(370)			(370)
Net loss									(25,057)	(25,057)

Balance, April 1, 2001	15,378,264	$34,483	4,990,709	$11,066	16,166,037	$8,980	$(601)	$25,545	$(64,228)	$15,245

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended March 30, 2003, March 31, 2002, and April 1, 2001

(continued)

(dollars in thousands, except per share data)	Convertible Preferred Stock				Common Stock		Note receivable from shareholder	Additional paid-in capital	Accumu- lated Other Compre- hensive loss	Accumu- lated deficit	Total
	Shares	Series A	Shares	Series B	Shares	Amount
Balance, April 1, 2001	15,378,264	$34,483	4,990,709	$11,066	16,166,037	$8,980	$(601)	$25,545	$—	$(64,228)	$15,245
Issuance of common stock warrants in payment of accrued liability								599			599
Issuance of 105,112 options in exchange for loan guarantees								210			210
Issuance of common stock warrants under terms of convertible promissory note								480			480
Issuance of common stock in connection with purchases of goods and services					12,000	30					30
Exercise of stock options					10,076	3					3
Issuance of stock options								259			259
Exercise of common stock warrants					7,500	2					2
Issuance of common stock in connection with termination of grocery store agreement					125,000	250					250
Note receivable from shareholder							601				601
Other comprehensive loss									(110)		(110)
Net loss										(11,152)	(11,152)

Balance, March 31, 2002	15,378,264	$34,483	4,990,709	$11,066	16,320,613	$9,265	$—	$27,093	$(110)	$(75,380)	$6,417

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended March 30, 2003, March 31, 2002, and April 1, 2001

(continued)

(dollars in thousands, except per share data)	Convertible Preferred Stock				Common Stock		Additional paid-in capital	Deferred Stock Compensation	Accumu- lated Other Compre- hensive loss	Accumu- lated deficit	Total
	Shares	Series A	Shares	Series B	Shares	Amount
Balance, March 31, 2002	15,378,264	$34,483	4,990,709	$11,066	16,320,613	$9,265	$27,093	$—	$(110)	$(75,380)	$6,417
Issuance of common stock warrants under terms of convertible promissory note							72				72
Issuance of common stock warrants as compensation for loan guarantees							28				28
Exercise of stock options					68,574	1					1
Issuance of stock options							217	(217)			—
Amortization of deferred stock compensation								56			56
Stock option expense							25				25
Exercise of common stock warrants					20,000	6					6
Other comprehensive loss									110		110
Net loss										(9,904)	(9,904)

Balance, March 30, 2003	15,378,264	$34,483	4,990,709	$11,066	16,409,187	$9,272	$27,435	$(161)	$—	$(85,284)	$(3,189)

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Consolidated Statements of Cash Flows

	Years ended
	March 30, 2003	March 31, 2002	April 1, 2001
	(dollars in thousands)
Cash flows from operating activities
Net loss	$(9,904)	$(11,152)	$(25,057)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Cumulative effect of change in accounting principle	3,018	—	—
Depreciation and amortization	3,894	4,600	4,393
Impairment of long-lived assets	1,390	2,350	5,006
Store closure costs charged to operations	108	1,583	2,620
Gain on sale of investments	(14)	(2,887)	—
Stock option expense	81	259	782
Provision for doubtful accounts	168	7	797
Stock issued in exchange for services	—	280	127
Loan guarantee fee expense	69	210	669
Non-cash interest expense	598	566	163
Amortization of deferred licensing revenues	(2,043)	(1,913)	—

Net loss adjusted for non-cash operating statement amounts	(2,635)	(6,097)	(10,500)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(336)	(194)	(898)
Other receivables	—	—	(113)
Inventories	(159)	2,670	(1,241)
Prepaid expenses and other assets	(261)	(229)	1,198
Accounts payable	130	(3,136)	1,288
Accrued liabilities	(198)	(2,470)	2,490
Deferred lease costs	172	219	1,165
Deferred licensing revenue cash received	—	16,200	—

Net cash provided by (used in) operating activities	(3,287)	6,963	(6,611)

Cash flows from investing activities
Proceeds from the sale of investments	1,829	3,025	—
Purchases of property and equipment	(1,186)	(3,024)	(11,020)
Additions to intangible assets	—	(12)	(183)
Purchase of Marsee Baking and Coffee Station stores	—	—	(2,745)

Net cash provided by (used in) investing activities	643	(11)	(13,948)

Cash flows from financing activities
Net borrowings (repayments) under credit lines	2,449	(5,500)	2,500
Payments on notes payable and capital leases	(785)	(737)	(629)
Proceeds from notes payable	282	305	402
Payments on related party notes payable	—	(1,350)	—
Proceeds from related party notes payable	—	1,000	350
Proceeds from issuance of convertible promissory note	—	—	3,000
Proceeds from exercise of stock options and warrants	7	5	149
Proceeds from issuance of preferred stock	—	—	12,477
Stock issuance costs	—	—	(811)
Repayments of (increases in) note receivable from shareholder	—	601	(245)
Checks drawn in excess of bank balances	—	—	(1,284)

Net cash provided by (used in) financing activities	1,953	(5,676)	15,909

Net increase (decrease) in cash and cash equivalents	(691)	1,276	(4,650)
Cash and cash equivalents
Beginning of period	1,684	408	5,058

End of period	$993	$1,684	$408

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Consolidated Statements of Cash Flows

Supplemental disclosure of cash flow information and non-cash investing and financing activities:

	Years ended
	March 30, 2003	March 31, 2002	April 1, 2001
	(dollars in thousands)
Cash paid during the period for interest	$73	$246	$591
Non-cash investing and financing activity
Accounts payable to purchase equipment	—	121	2,390
Issuance of warrants in payment of accrued liabilities	—	599	1,555
Available-for-sale securities received for deferred licensing revenue	—	1,771	—
Capital leases for purchase of equipment	723	—	—
Notes issued to purchase equipment	—	—	10
Deferred lease cost (tenant improvement allowance) converted to long-term debt	890	—	—
Common stock issued to purchase equipment and leasehold improvements	—	—	124
Debt discount due to beneficial conversion feature	—	—	456
Liability incurred for underwriting fees to be paid in equity	—	—	599

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation Notes to Consolidated Financial Statements

1. The Company and significant accounting policies

The Company and nature of operations

Tully’s Coffee Corporation (the “Company”) was formed in 1992 for the purpose of developing and operating retail specialty coffee stores that feature high-quality, premium roasted whole bean coffees developed and roasted by the Company. The Company’s stores sell high quality, premium roasted whole bean coffees, and serve a wide selection of hot and cold beverages that features its coffees and its premium softened ice cream (introduced in Fiscal 2003). The stores also sell baked goods and pastries and other complementary snack and food items and coffee-related accessories, supplies, and equipment. As of June 11, 2003, the Company’s Retail division operated 99 retail stores located principally in the Seattle, San Francisco, Portland (Oregon) and Los Angeles metropolitan areas.

The Company’s Wholesale division sells the Company’s premium roasted whole bean coffees and related supplies and accessories to domestic customers in the food service, supermarket, restaurant, office coffee service and institutional channels.

The International division has licensed third parties to operate Tully’s-branded stores and to sell Tully’s-branded coffee and other products in Asia (See Note 15). The Company has a license and supply agreement with FOODX Globe Co., Ltd. (“FOODX”) formerly known as Tully’s Coffee Japan (“TCJ”), which, as of June 11, 2003, operated 85 Tully’s retail stores in Japan and had franchised 32 Tully’s stores in Japan. The Company has licensed Ueshima Coffee Company (“UCC”) to use the Tully’s brand to operate specialty coffee stores throughout Asia other than Japan, and during Fiscal 2003 UCC opened its first Tully’s-branded store, in Seoul, South Korea.).

Fiscal periods

The Company’s fiscal year ends on the Sunday closest to March 31st. The Company records revenue and expenses on a 52 or 53 week period, depending on the year. The fiscal year ended March 30, 2003 (“Fiscal 2003”), March 31, 2002 (“Fiscal 2002”) and April 1, 2001 (“Fiscal 2001”) each included 52 weeks. The fiscal year ending March 28, 2004 (“Fiscal 2004”) will also include 52 weeks.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Spinelli Coffee Company. All significant inter-company balances and transactions have been eliminated in consolidation. Investments in companies and joint ventures representing ownership interests of less than 20%, and for which the Company does not exercise significant influence, are carried at cost.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Trade Accounts Receivable

The Company provides products to approved customers on an open account basis. The Company generally does not require collateral on trade receivables. The Company reviews a customer’s credit history before extending credit and establishes an allowance for doubtful accounts based on the risk of specific customers. Historically, credit related losses on trade receivables have not been significant (see Note 4 regarding Fiscal 2001 losses related to former international licensees).

Inventories

Inventories are stated at the lower of cost (on the first-in, first-out basis) or market. The Company’s sourcing and merchandising process is centralized, but each store generally orders its individual requirements from the Company’s distribution facility and the Company’s authorized vendors. The Company purchases its green coffee beans primarily from three vendors and is not significantly dependent on any single source of supply.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment includes amortization of assets under capital leases and is provided on the straight-line method over the estimated useful lives. Machinery and equipment are depreciated over 5 to 7 years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease life, generally 3 to 15 years. Software is depreciated over 3 years. The cost of property held under capital lease is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Expenditures for additions and improvements are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or retired are removed from the accounts, and the related gains and losses are included in the results of operations. Certain properties and equipment have been reduced below cost due to impairment charges (See Note 8).

Goodwill and other intangible assets

Other intangible assets include leasehold interests, trademark and logo design costs, covenants not to compete, goodwill and other assets. Amortization of leasehold interests is provided over the life of the lease, including options to renew. Goodwill was amortized on the straight-line method over 15 years (prior to Fiscal 2003). Other intangible assets are amortized on the straight-line method over 5 to 15 years. Effective April 1, 2002, the Company ceased amortization of goodwill as described in Note 9.

Impairment of long-lived assets

Statement of Financial Accounting Standards No. 144, “ Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

As part of the Company’s review, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company has identified this lowest level to be principally individual stores. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows.

Lease termination costs

Periodically, the Company will determine that certain leases will be terminated and the location will be closed. At such determination, the Company accrues for the net future minimum lease payments of the related lease agreements. Amounts accrued as net future minimum losses include the discounted estimated future rental payments, lease termination fees, and sub-lease recoveries.

Segment reporting

The Company is organized into three principal business units. The Company complements its domestic Retail division’s operations with additional channels for distribution of its branded products which the Company manages as separate business segments: (1) its International division, which sells Tully’s coffee and related products and supplies to the Company’s foreign licensees and manages the relationships with these licensees, and (2) its Wholesale division, which sells Tully’s coffee and related products and supplies to domestic resellers in the supermarket, food service, restaurant, office coffee service, and institutional channels. The Wholesale division is also responsible for the Company’s mail order and Internet sales activities.

Revenue recognition

Sales are generally recognized at the time of the sale at retail store locations. Sales for the Wholesale and International divisions are generally recognized upon shipment of the products. Allowances to Wholesale Division customers for retail distribution positions (“slotting” allowances) are recognized as a reduction in sales, reducing gross profits until fully amortized (typically a period of two to six months). Other Wholesale discounts and allowances are recognized in the period earned by the customer.

Revenues from advance license fees are recognized on the straight-line basis over the expected life of the agreements (ranging from eight to fifteen years). Royalty revenues are recognized in accordance with the license agreements based upon sales at specific licensee store locations. International coffee roasting fees are recognized in the period when coffee is roasted for the licensee.

Concentrations of credit risk

The Company sells to various individuals and organizations. Accounts receivable at March 30, 2003 and March 31, 2002 include amounts due from FOODX, which represented 8% and 28% of the respective totals.

Store pre-opening costs

Costs incurred in connection with start-up and promotion of new store openings are expensed when incurred.

Advertising costs

Costs incurred for advertising and promotions are expensed in the periods to which the promotions are applicable and totaled $1,330,000, $1,630,000, and $1,406,000 during Fiscal 2003, 2002 and 2001, respectively. Included in advertising and promotions are baseball park and other sponsorship fees totaling approximately $1,187,000, $1,392,000, and $1,323,000, during Fiscal 2003, 2002 and 2001, respectively.

Rent expense

The Company operates in leased buildings. Certain lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing on a date other than the date of initial occupancy. Such “stepped” rent expense is recorded on a straight-line basis over the respective terms of the leases. Certain leases require contingent rent based on gross sales and such rent expense is recognized as incurred.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has recorded a valuation allowance against net deferred tax assets as the Company could not conclude that it was more likely than not that the tax benefits from temporary differences and net operating loss carryforwards would be realized. In subsequent periods, the Company may reduce the valuation allowance, provided that the possibility of utilization of the deferred tax assets is more likely than not.

Fair value of financial instruments

The carrying amount of cash and cash equivalents and other current assets and liabilities, such as accounts receivable and accounts payable as presented in the consolidated financial statements, approximates fair value based on the short-term nature of these instruments. The Company believes the carrying amounts of the Company’s notes payable, line of credit and long-term debt approximate fair value because the interest rates are subject to change with, or approximate, market interest rates.

Stock-based compensation

The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation.” The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost is amortized on a straight-line basis, over the vesting period of the individual options.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date of the awards, consistent with the provisions of SFAS No. 123, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Years ended
	March 30, 2003	March 31, 2002	April 1, 2001
	(dollars in thousands, except per share data)
Stock-based employee compensation cost
As reported	$81	$259	$782
Pro forma	$162	$390	$825
Net loss-as reported	$(9,904)	$(11,152)	$(25,057)
Net loss-pro forma	$(9,823)	$(11,283)	$(25,100)
Basic and diluted loss per common share
As reported	$(0.60)	$(0.69)	$(1.59)
Pro forma	$(0.60)	$(0.69)	$(1.59)

The fair values of the options granted were estimated on the date of grant using the Black-Scholes option valuation model based on the following assumptions used for grants in Fiscal 2003, 2002 and 2001:

Years ended
	March 30, 2003	March 31, 2002	April 1, 2001
Risk free interest rate	3.61% to 5.09%	4.57% to 5.39%	5.03% to 6.17%
Expected lives	3-10 years	3-10 years	5-10 years
Expected volatility	80%	80%	0% to 70%

Net loss per share

Basic loss per share is calculated as net loss applicable to the common shareholders divided by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the period, including options, warrants, convertible preferred stock and convertible debt computed using the treasury stock method. Common stock equivalent shares are excluded from the calculation of diluted loss per share if the effect of including the common stock equivalent shares is antidilutive. The Company had a net loss for all periods presented herein; therefore none of the options, warrants, convertible preferred stock or convertible debt outstanding during each of the periods presented were included in the computation of diluted loss per share as they were antidilutive. Such instruments were convertible into a total of 33,360,408, 31,874,014, and 31,539,220 shares of common stock and were excluded from the calculations of diluted loss per share for Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively.

Reclassifications

Reclassifications of prior year balances have been made to conform to the current year classifications and have no impact on net loss or financial position.

New accounting standards

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), was issued by the FASB in June 2001. The statement changes the accounting for goodwill from an amortization method to an impairment only approach, and Tully’s was required to adopt it for Fiscal 2003. Prior to the adoption of SFAS 142, the Company amortized goodwill using the straight-line method over the estimated life of fifteen years. Upon adoption of SFAS 142, the Company ceased amortization of goodwill, thereby eliminating approximately $235,000 in amortization expense for the year ended March 30, 2003.

SFAS 142 requires that companies perform periodic evaluations of potential impairment of goodwill, with the initial assessment to be completed during the first six months of the year in which SFAS 142 is first applied. During the thirteen-week period ended September 29, 2002 (“Second Quarter 2003”), Tully’s completed an impairment evaluation of its goodwill as of April 1, 2002, and determined that a non-cash impairment charge of $3,018,000 should be recorded. As provided in SFAS 142, this impairment charge has been retroactively recorded as the cumulative effect of a change in accounting principle as of April 1, 2002 (See Note 9).

In July 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and operation of a long-lived asset. The provisions of SFAS 143 will be effective for fiscal years beginning after June 15, 2002, although early application is permitted. The Company believes that the adoption of SFAS 143 will not have a material impact on the Company’s financial position or the results of its operations

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), effective for fiscal years beginning after December 15, 2001. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The Company adopted SFAS 144 in Fiscal 2003 (See Note 10).

In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections “ (“SFAS 145”). SFAS 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS 145 also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. SFAS 145 amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 will be effective for fiscal years beginning after May 15, 2002. The Company believes that the adoption of SFAS 145 will not have a material impact on the Company’s financial position or the results of its operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. The Company adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost is recognized at the date of a company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future expenses and liabilities. The Company adopted SFAS 146 in Fiscal 2003.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 148”), which amends Statement No. 123, Accounting for Stock-Based Compensation. This Statement provides alternative methods of transitioning, on a voluntary basis, from the intrinsic value method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, to the fair value method of accounting for stock-based employee compensation. The provisions of SFAS 148 will be effective for fiscal years beginning after December 15, 2002. The Company believes that the adoption of SFAS 148 (which is voluntary) would not have a material impact on the Company’s financial position or the results of its operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (“SFAS 149”). The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement is effective for certain contracts entered into or modified after June 30, 2003, and for certain hedging relationships designated after June 30, 2003. Implementation of this Statement is not expected to have an impact on the Company’s financial condition or results of operations.

2. Liquidity

From its founding through Fiscal 2001, the Company was focused primarily upon development of its brand and growth of its retail store base and revenues. The Company funded its capital investments and its losses during this period primarily from the proceeds from common and preferred stock sales and (in Fiscal 2002) with proceeds from international licensing and supply agreements.

During Fiscal 2002, the Company started to emphasize improvements in operating performance and place less emphasis upon growth of its retail store base and revenues, in response to the more difficult economy of 2001. In Fiscal 2003, this shift in emphasis continued, reflecting Management’s view that the Company had sufficiently developed its brand identity and that greater emphasis should be placed on overall corporate operating performance. The initiatives toward improved operating performance and productivity include (1) improvement in the performance of stores through introduction of new products, marketing support, and improved product purchasing, (2) closure of non-performing stores, (3) growth of the Wholesale and International divisions, (4) reductions in marketing, general and administrative costs, and (5) reduced cash usage for purchases of property and equipment.

In the fourth quarter of Fiscal 2003 (“Fourth Quarter 2003”), the Company established its business plan for Fiscal 2004 (the “2004 Business Plan”). This plan defines the Company’s operating, financing, and capital investment strategies for Fiscal 2004. The 2004 Business Plan is focused even more strongly upon improving overall corporate operating performance, and upon the conservative use of capital. Management expects that the continuing benefits from the Fiscal 2003 improvement initiatives and the similar initiatives comprising the 2004 Business Plan will result in improved operating results in Fiscal 2004. As described in Note 13, the Company has extended the maturities of its credit lines with Kent Central to October 1, 2004. Company Management believes that the extension of the Kent Central credit facilities, together with the operating cashflows, financing cashflows, and investing cashflows reflected in the 2004 Business Plan, and the cash and cash equivalents of $993,000 at March 30, 2003 will be sufficient for the Company to fund ongoing operations of the Company through Fiscal 2004. Accordingly, the 2004 Business Plan does not anticipate that additional equity or long-term debt capital will be required during Fiscal 2004. However, the Company may pursue such funding if attractive financing opportunities become available in Fiscal 2004.

The Company expects that additional sources of funding would be required to fund increased capital investment if the Company were to resume a higher growth strategy. Further, if the Company’s actual results should differ unfavorably from the 2004 Business Plan, it could become necessary for the Company to seek additional capital during Fiscal 2004. The Company expects that additional sources of funding will be required in subsequent periods to fund capital expenditures required for growth of the business and fund repayment of debt and other long-term obligations and commitments. Such additional sources of funding are expected to include debt or equity financings. If such funding is required, but the pricing or terms do not meet the Company’s expectations, the Company may be required to choose between completion of the financing on such unfavorable terms or not complete the financing. If these other sources of capital are unavailable, or are available only on a limited basis or under unacceptable terms, then the Company could be required to substantially reduce operating, marketing, general and administrative costs related to its continuing operations, or reduce or discontinue its investments in store improvements, new customers and new products. In addition, the Company might be required to sell individual or groups of stores or other assets (such as wholesale distribution territories) and would be unable to take advantage of business opportunities or respond to competitive pressures. Store sales would involve the assignment or sub-lease of the store location (which may require the lessor’s consent) and the sale of the store equipment, leasehold improvements and related assets. The proceeds received from the sale of stores or other assets might not be sufficient to satisfy the Company’s capital needs, and the sale of better-performing stores or other income-producing assets could adversely affect the Company’s future operating results and cash flows.

At March 30, 2003 the Company had total liabilities of $27,780,000 and total assets of $24,591,000, so that a deficit of $3,189,000 was reported for the shareholders’ of the Company, as compared with shareholders’ equity of $6,417,000 at March 31, 2002. Operating with total liabilities in excess of total assets could make it more difficult for the Company to obtain financing or conclude other business dealings under terms that are satisfactory to the Company. However, liabilities at March 30, 2003 include deferred licensing revenues in the aggregate amount of $14,007,000. The deferred licensing revenues will be liquidated through amortization of non-cash revenues of approximately $1.8 million annually in future operating statements, rather than through cash payments by the Company. The future cash expenses associated with these deferred revenues are expected to be less than $200,000 per year. Accordingly, the Company expects to liquidate this deferred licensing royalty of $14,007,000 for less than $1.4 million of future cash expenditures.

As of March 30, 2003 the Company had cash and cash equivalents and short-term investments in the aggregate amount of $993,000, and a working capital deficit of $2,505,000. Because the Company principally operates as a “cash business,” it generally does not require a significant net investment in working capital and historically has operated with current liabilities in excess of its current assets (excluding cash and cash equivalents). The Company’s inventory levels typically increase during the spring due to coffee crop seasonality and, to a lesser degree, during the autumn due to holiday season merchandise. Inventories are also subject to short-term fluctuations based upon the timing of coffee deliveries from abroad. Tully’s expects that its investment in accounts receivable will increase in connection with anticipated sales growth in its Wholesale and International divisions. Subject to the limitations of the credit line, increases in accounts receivable will generally increase the Company’s borrowing capacity under the Second KCL Line (see Note 13). Operating with minimal or deficit working capital has reduced the Company’s historical requirements for capital, but provides the Company with limited immediately available resources to address short-term needs and unanticipated business developments, and increases the Company’s dependence upon ongoing financing activities.

3. Acquisitions

In September 2000, the Company purchased the assets and real property leases of four stores from Coffee Station, Inc. as an entry into the Los Angeles market. The purchase also included one Seattle area store. In December 2000, the Company purchased the assets and real property leases of nine stores from Tri-Brands, Inc., dba Marsee Baking as an entry into the Portland market. The Company paid approximately $2,745,000 in cash and incurred liabilities of $498,000 for these stores. All of these acquisitions were accounted for as purchases.

4. Allowance for doubtful accounts

The allowance for doubtful accounts is summarized as follows:

	Years ended
	March 30, 2003	March 31, 2002	April 1, 2001
	(dollars in thousands)
Balance, beginning of the year	$349	$652	$357
Additions charged to costs and expenses	168	7	797
Write-offs and other deductions	(344)	(310)	(502)

Balance, end of the year	$173	$349	$652

During Fiscal 2001, the reserve was increased to provide for approximately $375,000 of receivables from Tully’s Europe B.V. In February 2000, the Company participated in the formation of Tully’s Europe B.V., resulting in an approximate 50% interest. In the fourth quarter of Fiscal 2001, three of the four stores operated by Tully’s Europe B.V. were closed because of continued operating losses. As a result, in Fiscal 2001 the Company wrote off its $661,000 investment in and $375,000 of trade receivables from Tully’s Europe B.V. and during Fiscal 2002, the Company and its joint venture partner sold the remaining store location and liquidated the joint venture.

During Fiscal 2001, the reserve also was increased to provide for approximately $282,000 of receivables from Spinelli Pte. Ltd. (“SPL”), the licensee of the Company’s Spinelli brand in Singapore and Taiwan. The receivables from SPL related to licensing fees and other amounts that were owed by SPL to the Company, but due to a dispute with SPL and legal action by the Company these were fully reserved in Fiscal 2001. In connection with the Fiscal 2003 agreement with SPL (See Note 15), the receivable has been written off against the corresponding amount in the allowance for doubtful accounts.

5. Inventories

Inventories consist of the following:

	March 30, 2003	March 31, 2002
	(dollars in thousands)
Coffee
Unroasted	$1,057	$531
Roasted	454	657
Other goods held for sale	478	568
Packaging and other supplies	428	502

Total	$2,417	$2,258

6. Investments

Short-term investments at March 31, 2002 consisted of available-for-sale securities, which are subject to significant risk of changes in value. The Company’s short-term investment balance at March 31, 2002 consisted of the common stock of FOODX. Management determines the appropriate classification of these securities at the time of acquisition and reevaluates such designation at each balance sheet date. Investments that have been classified as a current asset represent securities that management anticipates will be sold within the next twelve months. These investments are denominated in Japanese yen and are translated at the exchange rate on the balance sheet date. Gains from the sales of securities are calculated based on the first-in, first-out basis. Unrealized gains and losses on available-for-sale securities are excluded from the results of operations and are reported as a component of other comprehensive income (loss).

During Fiscal 2003 the Company sold its remaining shares of FOODX stock for net proceeds of $1,829,000 and a realized gain of $14,000. During Fiscal 2002, the Company sold 626 shares of FOODX common stock for net proceeds of $3,025,000 and recorded a realized gain of $2,887,000.

7. Other assets

Other assets consist of the following:

	March 30, 2003	March 31, 2002
	(dollars in thousands)
Security deposits	$315	$311
Prepaid deferred licensing expenses	352	394
Other	11	18

Total	$678	$723

8. Property and equipment

Property and equipment consist of the following:

	March 30, 2003	March 31, 2002
	(dollars in thousands)
Facility under capital lease	$88	$88
Machinery and equipment	10,426	9,252
Leasehold improvements	13,710	16,282
Furniture and fixtures	3,609	4,379
Software	905	905

	28,738	30,906
Less: Accumulated depreciation and amortization	(11,659)	(10,609)

Total	$17,079	$20,297

Accumulated depreciation related to the facility held under capital lease as of March 30, 2003 and March 31, 2002 was $50,000 and $47,000, respectively.

9. Goodwill and intangible assets

Goodwill and other intangible assets consist of the following:

	March 30, 2003	March 31, 2002
	(dollars in thousands)
Goodwill	$523	$4,280
Leasehold interests	278	278
Lease commissions	214	240
Trademark and logo design costs	407	407
Covenants not to compete	346	371
Other	23	23

	1,791	5,599
Less accumulated amortization
Goodwill	—	(708)
Other intangible assets	(274)	(199)

Total	$1,517	$4,692

During the Second Quarter 2003, the Company adopted the full provisions of SFAS 142. SFAS 142 requires that companies perform periodic evaluations of potential impairment of goodwill, with the initial assessment to be completed during the first six months of the year in which SFAS 142 is first applied. During Second Quarter 2003, Tully’s performed an evaluation of its goodwill, and determined that an impairment of $3,018,000 should be recorded as of April 1, 2002 related to the Company’s Retail division operations in California and Oregon. As provided in SFAS 142, this impairment charge has been retroactively recorded as the cumulative effect of a change in accounting principle as of the beginning of Fiscal 2003. The change in carrying amount of goodwill as of April 1, 2002 is as follows (in thousands):

Balance as of March 31, 2002	$3,572
Transition impairment adjustment recorded as the cumulative effect of a change in accounting principle as of April 1, 2002	(3,018)

Balance as of April 1, 2002	$554

Under SFAS 142, goodwill is no longer amortized. In accordance with SFAS 142, the effect of this accounting change is reflected prospectively, and Tully’s ceased amortization of goodwill in Fiscal 2003. Supplemental comparative disclosure, as if this change had been retroactively applied to the prior year periods, is as follows:

	2003	2002	2001
	(dollars in thousands, except per share data)
Net loss:
Reported net loss	$(9,904)	$(11,152)	$(25,057)
Add back cumulative effect of change in accounting principle	3,018	—	—
Add back goodwill amortization	—	252	243

Adjusted net loss	$(6,886)	$(10,900)	$(24,814)

Basic and diluted loss per share:
Reported loss per share	$(0.60)	($0.69)	$(1.59)
Add back-
Cumulative effect of change in accounting principle	$0.18	—	—
Goodwill amortization	—	0.02	0.02

Adjusted basic and diluted loss per share	$(0.42)	$(0.67)	$(1.57)

Under SFAS 142, goodwill is to be periodically reevaluated and the carrying amount for goodwill is required to be reduced if an impairment is identified. The Company has determined that this analysis will be performed annually during the fourth quarter of each fiscal year. During the Fourth Quarter 2003, the analysis was performed, and impairment of $31,000 was recorded.

Intangibles assets (other than goodwill) totaled $1,268,000 and $1,319,000 at March 30, 2003 and March 31, 2002. Accumulated amortization of these intangible assets totaled $274,000 and $199,000 at March 30, 2003 and March 31, 2002. The total amortization expense of intangible assets was $108,000, $116,000 and $153,000 in Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively. Amortization expense for these intangible assets at March 30, 2003 is estimated to be $100,000 in Fiscal 2004 and Fiscal 2005, $79,000 in Fiscal 2006, $77,000 in Fiscal 2007 and $69,000 in Fiscal 2008.

10. Impairment of long-lived assets

During the Fourth Quarter 2003, the Company recognized a non-cash impairment loss of $1,390,000 in accordance with the provisions of SFAS 144 and SFAS 142. Of the total impairment loss, $31,000 represents impairment of goodwill (See Note 9) and $1,359,000 relates to impairment of leasehold improvements and equipment. The review was performed in recognition of the impact from a continuing weak economy in the Company’s principal markets and in connection with the development and implementation of the 2004 Business Plan. An impairment was identified based on this review. In order to determine the impairment, considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

During Fiscal 2002, the Company recognized a non-cash impairment loss of $2,350,000. Of the total impairment loss, $49,000 represented impairment of goodwill and other assets, and $2,301,000 related to impairment of leasehold improvements and equipment. The effects of continued economic weakness, the impact from the tragedies of September 11, 2001, capital constraints and the changing Company strategy indicated that another review of the individual stores was required. An impairment was identified based on this review.

In Fiscal 2001 the Company recognized a non-cash impairment loss of $5,006,000. Of the total impairment loss, $1,697,000 represented impairment of goodwill and other assets and $3,309,000 related to impairment of leasehold improvements and equipment. The effects of a slowing economy, capital constraints, and continued losses indicated that a review of the individual stores was required. An impairment was identified based upon this review.

11. Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

	March 30, 2003	March 31, 2002
	(dollars in thousands)
Deferred tax assets
Net operating loss carryforwards	$11,713	$8,836
Stock options	1,888	1,859
Deferred licensing revenue	4,962	5,717
Unrealized loss on investments	—	39
Property and equipment	2,233	746
Asset impairment, store closures and lease termination costs	1,919	2,089
Deferred lease costs	853	792
Allowance for doubtful accounts	61	124
Accrued vacation	157	120
Other	58	31

Total deferred tax assets	23,844	20,353

Deferred tax liabilities – None
Less: Valuation allowance	(23,844)	(20,353)

Net deferred tax asset	$—	$—

At March 30, 2003, the Company had tax net operating loss carryforwards of approximately $31,000,000 that expire between 2013 and 2023.

The Company’s ability to use its net operating losses to offset future income could be subject to restrictions enacted in the United States Internal Revenue Code of 1986, as amended. These restrictions limit future use of net operating losses and credit carryforwards if certain stock ownership changes occur.

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate is as follows:

	2003	2002	2001
Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(1.6)%	(1.6)%	(1.6)%
Change in tax rate	—	—	—
Other	0.3%	1.9%	1.3%
Valuation allowance	35.3%	33.7%	34.3%

	—%	—%	—%

Because of the Company’s net operating losses, no tax expense or benefit has been allocated to other comprehensive income.

12. Accrued liabilities

Accrued liabilities consist of the following:

	March 30, 2003	March 31, 2002
	(dollars in thousands)
Employee wages and taxes	$1,205	$750
Professional fees and services	253	191
Accrued lease termination and store closure costs	245	852
Accrued real estate and property taxes	347	455
Other	984	770

Total	$3,034	$3,018

13. Credit lines and long term debt

On November 1, 2002, the Company entered into a borrowing arrangement with Kent Central LLC (“KCL”) that is secured by substantially all of the Company’s assets (the “KCL Credit Line”). KCL is also lessor of the building that houses the Company’s headquarters, roasting plant and distribution facility (See Note 19). The parties agreed to amend this lease in connection with the establishment of the KCL Credit Line. When the Company first occupied these premises in Fiscal 2001, KCL (as lessor) funded $1,000,000 of tenant improvements to the premises, and the lease was amended at that time to reimburse the lessor for the improvement allowance through increased lease payments. As a result, in Fiscal 2001 the Company recorded this $1,000,000 amount as a deferred lease cost liability, and (prior to the establishment of the KCL Credit Line) was amortizing this liability as rent was paid. Under the provisions of the KCL Credit Line and the lease amendment, the parties agreed to add the unamortized tenant improvement allowance of $890,037 to the borrowed principal amount under the KCL Credit Line and to reduce the monthly rental for the remainder of the lease term by approximately $16,000 per month.

Certain directors and shareholders of the Company (the “Guarantors”) have, in the aggregate, guaranteed $2,000,000 of the borrowings under the KCL Credit Line. Borrowings under the KCL Credit Line bear interest at prime less ½%, and a 3% loan fee is paid annually. The KCL Credit Line was in the initial amount of $2,000,000 in addition to the $890,037 unamortized tenant improvement allowance. The terms of the KCL Credit Line and a related agreement among the Company and the Guarantors include provisions that, among other things, restrict the Company’s ability to incur additional secured debt or liens and to sell, lease or transfer assets. Other provisions of these agreements would require accelerated repayment of the borrowed amounts in certain circumstances, including the issuance of new equity, certain mergers and changes in control, certain sales of assets (under this provision, approximately $19,000 has been repaid to KCL through June 26, 2003 and the allowable borrowings under the KCL Credit line have been reduced by such amount), and upon certain changes or events relating to the Guarantors. The Company has agreed to indemnify the Guarantors in connection with the guaranties and has granted each of them a security interest in substantially all of the Company’s assets (subordinated to the security interest of KCL).

In consideration for providing the guaranties, the Company is required to issue warrants to the Guarantors to purchase 30.86 shares of common stock, at an exercise price of $0.05 per share, for each $1,000 of debt guaranteed during a month. Thus, if the Company’s borrowings under the KCL Credit Line are $2,000,000 or more during each month of a year, the Company would issue warrants exercisable for an aggregate of 740,640 shares of common stock for the year. The Company is recognizing these non-cash loan guaranty costs as a financing expense based upon the fair value at the date of grant of the warrants. Through June 11, 2003, the Company has granted warrants to the Guarantors as summarized below:

	Number of Shares
	Director Guarantors	Other Guarantors	Total
Warrants issued January 2003 for the Fiscal Quarter Ended December 30, 2002	74,064	30,860	104,924
Warrants issued May 2003 for the Fiscal Quarter Ended March 30, 2003	111,096	70,758	181,854

Total Warrants Issued	185,160	101,618	286,778

On March 3, 2003, KCL and the Company entered into an amendment to the promissory note for the KCL Credit Line, providing an additional borrowing facility for the Company (the “Second KCL Line”). Borrowings under the Second KCL Line are secured by substantially all of the Company’s assets and bear interest at prime plus 4%, and a 1.5% loan fee is paid annually on the line amount (including unused line). Borrowings under the Second KCL Line are limited to the lesser of $1,000,000 or 100% of eligible accounts receivable. The Second KCL Line is not guaranteed by the Guarantors, however KCL and the Guarantors have agreed that KCL’s security interest under the Second KCL is senior to the security interests of the Guarantors under their guaranties of the KCL Credit Line.

On June 26, 2003, the Company and KCL amended the terms of the KCL Credit Line and the Second KCL Line. Under the terms of the amendment, all borrowings under the Second KCL Line must be repaid in full by October 1, 2004 and all borrowings under the KCL Credit Line must be repaid in full by October 1, 2004, except for $890,037 that must be repaid in full by April 29, 2005. Further, the amended note requires the Company to make payments of principal on the KCL Credit Line as follows (these principal payments will reduce both the outstanding obligation and the amount which may be borrowed under the KCL Credit Line):

Principal payments due in Fiscal quarters ending	(dollars in Thousands)
September 28, 2003	$60
December 28, 2003	90
March 28, 2004	120
June 27, 2004	150
September 26, 2004	180
December 26, 2004	Remaining debt, excluding $890 due April 29, 2005

Management expects that total borrowings under the KCL Credit Line and the Second KCL Line will not be less than $3,100,000 during Fiscal 2004, and that amount is therefore classified as long-term debt in the balance sheet at March 30, 2003. At March 30, 2003 the annual interest rate (exclusive of the loan fees) for the KCL Credit Line was 3.75% and for the Second KCL Line was 8.25%.

During Fiscal 2001 the Company borrowed from a bank under a bank loan agreement. As of April 1, 2001, the Company was indebted to the bank for $5,500,000, and on October 1, 2001 the Company fully repaid the outstanding borrowings under the bank loan agreement and terminated the bank loan agreement. The borrowings were collateralized by substantially all of the Company’s assets and were guaranteed by two directors of the Company. As compensation for the guarantee, the two directors were issued stock options (See Note 20).

Obligations under the KCL credit facilities, and other long-term debt consist of the following:

	March 30, 2003	March 31, 2002
	(dollars in thousands)
Borrowings under the KCL Credit Line	$2,874	$—
Borrowings under the Second KCL Line	465	—
Notes and contracts payable in monthly installments of $5,000 as of March 31, 2002, including interest ranging from 3.25% to 12.0%, maturing October 2003 through June 2005, collateralized by various equipment	25	173
Note payable repaid in Fiscal 2003	—	28
Note payable for purchase of insurance, payable in monthly installments of $37,000 as of March 30, 2003, including interest at 5.85%, through June 2003, collateralized by unearned or return insurance premiums, accrued dividends and loss payments	119	133

	3,483	334
Less: Current portion	(377)	(308)

Total	$3,106	$26

Future principal payments on the KCL credit facilities and other long-term debt are as follows (dollars in thousands):

Fiscal year
2004	$377
2005	2,215
2006	891

Total	$3,483

14. Convertible promissory note

In December 2000, the Company issued a convertible note in the principal amount of $3,000,000 to an affiliate of a then-director of the Company. At any time prior to the earlier of January 2, 2005 or repayment of the note, the note is convertible into Series A Preferred Stock or common stock in the event that all shares of Series A Preferred Stock have been converted to common stock. The conversion rate is the lesser of $2.50 per share or the price per share of the most recent offering price, public or private, of common stock. For each $100,000 of debt outstanding on each January 1st, the Company will issue warrants to purchase 8,000 shares of common stock to the note holder in lieu of interest on the outstanding principal balance. The warrants have an exercise price of $0.01 and are exercisable for ten years from the issuance dates thereof.

On January 1, 2001, the Company issued warrants to purchase 240,000 shares of common stock in accordance with the terms of the note. The fair value of the notes was determined to be $2,544,000 and the warrants, which have exercise prices below the fair value of the related common stock, were determined to have a fair value of approximately $456,000, using the Black Scholes valuation model.

Upon issuance, the note was immediately convertible into Series A Preferred Stock at the note holder’s option and was therefore deemed to have a beneficial conversion feature in the amount of $456,000. The beneficial conversion feature is analogous to interest and will be allocated to interest expense over the life of the note. The unamortized portion of the beneficial conversion feature was $184,000 at March 30, 2003 and $297,000 at March 31, 2002 and is recorded as a discount to the debt.

Since the issuance of the note, the Company has recorded additional non-cash interest expense in recognition of the additional warrants issued in lieu of cash interest payments. As of January 1, 2002 and January 1, 2003, the Company issued warrants to purchase 240,000 shares of common stock in accordance with the terms of the note. The warrants, which have an exercise price of $.01 per share, were determined to have a fair value of approximately $480,000 and $72,000 on January 1, 2002 and January 1, 2003, respectively, using the Black Scholes valuation model. These amounts have been recorded as a deferred charge and then are amortized to interest expense over the applicable year.

Due to the amortization of the beneficial conversion feature and of the warrants, the Company recorded a non-cash charge to interest expense of $498,000 in Fiscal 2003, $565,000 in Fiscal 2002 and $163,000 in Fiscal 2001.

15. International Licenses and Deferred Licensing Revenue

In April 2001, the Company granted UCC an exclusive, perpetual license to use Tully’s business names, trademarks and other intellectual property rights to develop and operate specialty coffee stores throughout Asia, except for Japan, and received a $12,000,000 license fee. The Company has accounted for this payment as deferred licensing revenue and is amortizing this amount into income on a straight-line basis over the remaining term of the prepaid royalties under the agreement. Commencing in April 2009, UCC is required to pay the Company a royalty and service fee based upon the aggregate net revenues of the stores that UCC is then operating under the Tully’s business name, and all other sales of products or services made under the Tully’s business names and trademarks in Asia (other than Japan). Under this agreement, the Company has granted a security interest in certain of its intellectual property rights and certain proceeds related thereto solely as the same relate to stores located in the territories described in the License Agreement. The $12,000,000 license fee payment was the net payment after applicable Japanese tax withholdings of approximately $1.2 million paid by UCC to the taxing authority, which amount is subject to refund by the Company to UCC in the event the Company receives a tax credit for such taxes.

The Company has license and supply agreements with FOODX. During August 2002, TCJ changed its name to FOODX as part of a strategy to operate multiple restaurant strategies, including Tully’s Coffee stores in Japan. Under the license agreement, as amended in Fiscal 2002, FOODX has the right to use the Tully’s trademark, brand name and products in Japan in operating and franchising retail stores and engaging in wholesale coffee sales. FOODX is required to pay licensing fees to the Company based upon franchised store revenues. The supply agreement, as amended during Fiscal 2002, allows FOODX to roast Tully’s coffee in Japan and to purchase other supplies and materials from sources other than the Company, subject to quality and pricing requirements. FOODX is required to pay a fee to the Company based upon the volume of coffee roasted in Japan. FOODX commenced coffee roasting in Japan during Fiscal 2003, using UCC as its Japanese coffee roaster.

In consideration for license rights and in connection with the formation of FOODX, the Company received 824 shares of FOODX stock. On October 1, 2001, the Company received $4,200,000 in cash and 300 additional shares of FOODX common stock (valued at $1,771,000 on that date) in connection with the amendment of its supply agreement with FOODX. The Company accounted for the October 1, 2001 payment as deferred licensing revenue and is amortizing this amount into income on a straight-line basis over fifteen years, the estimated life of the agreement.

Deferred licensing revenues are summarized as follows:

	Years Ended
	March 30, 2003	March 31, 2002
	(dollars in thousands)
Cash license fee payment from UCC	$—	$12,000
Cash supply agreement fee from FOODX	—	4,200

Total cash received for deferred licensing revenues	—	16,200
FOODX common stock fee received		1,771
Less: Amortization of deferred licensing revenues included in income	(2,043)	(1,913)
Other, net	(7)	(1)

Net increase (decrease) in deferred revenues for the year	(2,050)	16,057
Deferred licensing revenues
Beginning of year	16,057	—

End of year	14,007	16,057
Less: Current portion	(1,838)	(2,112)

Non-current portion of deferred licensing revenue	$12,169	$13,945

In Second Quarter 2003, the Company assigned its intellectual property rights outside of the United States relating to its Spinelli brand, including the trademarks and related goodwill, to SPL. Under the agreement, SPL paid $500,000 to the Company. The Company retains certain rights with respect to the use of the Spinelli brand and related intellectual property in the United States and Japan. The $500,000 purchase price, less approximately $40,000 of costs, was reported as “other- miscellaneous income” in Fiscal 2003.

16. Related party notes

During the fourth quarter of Fiscal 2001, one director loaned the company $250,000 and one shareholder loaned the Company $100,000. In April 2001, three directors loaned the Company an aggregate of $1,000,000. In April 2001, the Company repaid the shareholder loan of $100,000 plus interest. These notes payable were collateralized by various Company assets and provided for interest rates ranging from prime plus ½ percent to prime plus one percent. In July 2001, $250,000 of the director notes payable was paid and in November 2001 the Company repaid the remaining $1,000,000 of director notes payable. Total interest paid on these five notes in Fiscal 2002 was $57,000.

In May 2002, the Company loaned an aggregate of $100,000 to its newly hired chief executive officer under non-interest bearing notes in accordance with the terms of his employment agreement. The notes were repaid in full during December 2002 pursuant to an amendment to the employment agreement.

17. Related-party transactions

In connection with the KCL Credit Line, warrants to purchase shares of common stock were issued to the Guarantors of the KCL Credit Line in Fiscal 2003, and the Company is obligated to issue additional warrants as compensation to the Guarantors (See Note 13).

During Fiscal 2001, the Company paid approximately $445,000 to a company controlled by the Company’s chairman and former chief executive officer (the “Chairman”) for real estate services provided in connection with the Company’s new stores, the Company’s corporate expenses paid by that company and advances made to the Chairman. In addition, during Fiscal 2001, the Company made charitable contributions of approximately $241,000 on behalf of a foundation organized by the Chairman (the “Foundation”). As a result of these payments and contributions, at April 1, 2001, the Company had a receivable of approximately $601,000 from its Chairman and the Foundation. In August 2001 the Chairman and the Foundation repaid these receivables in full, plus interest at the rate of prime plus one percent per annum.

During Fiscal 2001, the Company paid $25,000 to O’Keefe & Associates, an executive search firm controlled by the brother of the Chairman, in conjunction with two executive search assignments.

Prior to its repayment (See Note 13), the Company’s line of credit was guaranteed by the Chairman and a director in consideration for a combined guarantee fee of one percent (1.0%) of the line’s monthly average balance. In Fiscal 2002 and 2001, the Company issued options to purchase an aggregate of 105,112 and 287,676 shares of common stock with an estimated fair market value of $210,000 and $669,000 to the guarantors in consideration for their guarantee.

A person who served as a director of the Company from 1994 until December 2002 is of counsel with a law firm that provides legal services to the Company. During Fiscal 2003, 2002 and 2001, the Company incurred fees and costs of $196,000, (of which approximately $108,000 was payable at March 30, 2003), $317,000 (of which approximately $116,000 was payable at March 31, 2002) and $309,000 (of which $147,000 was payable at April 1, 2001 related to services performed for the Company by the law firm.

18. Store closure and lease termination costs

Store closure and lease termination costs are summarized as follows (dollars in thousands):

	2003	2002	2001
Store closure costs, including losses from disposal of property and equipment	$12	$524	$1,194
Lease termination costs	96	1,059	1,426

Total	$108	$1,583	$2,620

The Company closed a total of five stores during Fiscal 2003, including the seasonal store at Safeco Field (See Note 19). These five stores represented approximately 0.8% of the Company’s Fiscal 2003 net sales. A $12,000 charge was recorded against operations in Fiscal 2003 for store closing costs. During Fiscal 2002, the Company determined to close twelve stores that did not meet Management’s financial requirements, and a $524,000 charge was recorded against operations during Fiscal 2002 for store closure costs and loss on disposal of property and equipment, plus a charge of $250,000 for termination of the related leases. Ten of these stores closed in Fiscal 2002 and two closed in Fiscal 2003. In Fiscal 2001 the Company identified four stores for closure and recognized a charge of $1,194,000 related to the closure of these stores. Two of these four stores closed during Fiscal 2001 and the remaining two closed in Fiscal 2002. Stores closed in Fiscal 2002 represented 2.0% of Fiscal 2002 net sales and stores closed in Fiscal 2001 represented 0.3% of Fiscal 2001 net sales.

The Company also had unopened retail store locations for which leases had been signed. During Fiscal 2001 and the first quarter of Fiscal 2002, the Company identified 19 retail locations for which leases had been signed but the stores had not yet been built. The Company recognized $1,426,000 of costs for termination of these leases in Fiscal 2001 and $809,000 in Fiscal 2002. One of these locations was opened as a new store in the Fourth Quarter 2003. As of March 30, 2003, 17 of these leases had been terminated and the one remaining property (the “Santa Monica property”) was under negotiation for sub-lease (at March 30, 2003, liabilities include the accrual of $245,000 for the estimated loss under the sub-lease).

19. Commitments and contingencies

Lease commitments

The Company leases retail and office space under operating leases, which expire through 2016. The leases provide for minimum annual payments, contingent rentals based upon gross sales and, in certain cases, escalation clauses and options to renew. Rental expense is recorded on a straight-line basis over the respective terms of the leases. Rental expense under these leases was approximately $6,334,857, $6,639,750, and $5,291,000 for Fiscal 2003, 2002 and 2001, respectively. Contingent rental expense was approximately $141,000, $167,000, and $172,000 for Fiscal 2003, 2002 and 2001, respectively and is recognized as incurred. The Company’s Chairman has guaranteed performance under one of the Company’s leases.

In connection with certain leases, lessors have granted tenant improvement allowances to the Company. These amounts, included in liabilities under the caption “deferred lease costs,” are amortized into income on a straight-line basis over the life of the related lease. Also recorded in deferred lease costs is the “stepped rent” excess of rental expense computed on a straight-line basis over the actual rent payments required by the terms of the Company’s leases.

The Company leases the building that houses the Company’s headquarters, roasting plant and distribution facilities (the “Airport Way Property”) under a lease with a ten-year term (expiring May 2010) and two five-year options to renew. Although the total building premises of the Airport Way Property are approximately 220,000 square feet in size, the Company was using less than 100,000 square feet of the building premises at March 30, 2003. The lessor, KCL, also has provided credit facilities to the Company (See Note 13). On November 1, 2002, in connection with the establishment of the KCL Credit Line, the parties amended the lease and reduced the monthly rental by approximately $16,000 per month for the remainder of the lease term. In addition, the amended lease provides that the lessor may, at its option, terminate the lease prior to the expiration of its term by giving the Company 150 days written notice of termination. Although the lessor has listed the Airport Way Property for sale, the Company is not aware of any current intention by the lessor to terminate the lease and the Company expects to continue its tenancy under the terms of the amended lease. However, if the lessor were to terminate the lease prior to the expiration of its term, the recoverability of the Company’s leasehold improvements at the facility would be impaired; such leasehold improvements had a net book value of $1,324,000 at March 30, 2003. Annual rent payments under the lease are approximately $612,000 for fiscal years 2004 and 2005, $696,000 for fiscal year 2006, $703,000 for fiscal years 2007 through 2010 and $117,000 for partial fiscal year 2011. In June 2003, KCL and another party (the “Prospective Lessor”) informed the Company of a possible sale of the Airport Way Property from KCL to the Prospective Lessor. The possible sale is subject to resolution of certain contingencies, and the Company cannot predict the likelihood that it will be completed. However, the Company and the Prospective Lessor have entered into a contingent amendment to the lease for the Airport Way Property. The contingent lease amendment provides that, if the sale of the Airport Way Property to the Prospective Lessor is completed (and the Prospective Lessor becomes lessor to the Company under the lease), the lease will be amended to (1) eliminate the 150 day termination provision, (3) reduce the portion of the Airport Way Property occupied by the Company under the lease, and (3) reduce the rent and occupancy costs paid by the Company under the lease.

The Company has subleased some of its leased premises to third parties under subleases with varying terms through 2008. Expected future sublease receipts under such sub-lease agreements (excluding the potential Santa Monica property sub-lease) are summarized as follows:

Fiscal year
(dollars in thousands)
2004	$115
2005	116
2006	116
2007	72
2008	26
Thereafter	4

Total	$449

Minimum future rental payments under noncancellable operating leases as of March 30, 2003 (including the lease for the Santa Monica property) are summarized as follows:

Fiscal year
(dollars in thousands)
2004	$5,236
2005	5,140
2006	4,991
2007	4,475
2008	3,849
Thereafter	7,501

Total	$31,192

One of the Company’s leased store premises and the leases for certain equipment are classified as capital leases. Minimum future rental payments under capital leases as of March 30, 2003 are summarized as follows:

Fiscal year
(dollars in thousands)
2004	$216
2005	207
2006	79
2007	19
2008	19
Thereafter	175

Total minimum lease payment	715
Less: Amount representing interest	(170)

Present value of net minimum lease payments under capital leases	$545

Sponsorship commitments

The Company is a sponsor of the San Francisco Giants and is the exclusive coffee provider at PacBell Stadium pursuant to an agreement amended during Fiscal 2003. This sponsorship agreement provides advertising and coffee service rights at the stadium and allows Tully’s to use the Giant’s trademark in advertising and in certain geographic areas. The PacBell Stadium agreement was to expire on October 31, 2002 and provided for fees payable by Tully’s of $950,000 for Fiscal 2003. During Fiscal 2003, the parties amended this agreement to extend the term of the agreement through October 31, 2003 with an aggregate fee payable by Tully’s of $1,120,000 for the two years ($825,000 payable in Fiscal 2003 and $295,000 payable in Fiscal 2004), and with a reduced level of marketing benefits during Fiscal 2004.

The Company was a sponsor of the Seattle Mariners and the coffee provider at Safeco Field pursuant to a 1999 agreement that was effective through December 31, 2003 and provided for fees of approximately $520,000 for the 2003 baseball season. The Company received various marketing and advertising benefits, and coffee service and retailing rights (the “sponsorship benefits”) under the agreement. On March 13, 2003 the parties agreed to terminate the sponsorship agreement. At the time of the termination, all amounts due under the sponsorship agreement had been paid, but as a result of the termination, the Company’s fee obligation for the 2003 baseball season (which otherwise would have been incurred as expenses for Fiscal 2004) was eliminated and the sponsorship benefits terminated. As a result of the termination, the Company closed its store at Safeco Field, which had operated seasonally.

Purchase commitments

From time to time, the Company may enter into forward commitments for the purchase of green coffee that may only be available in small quantities As of March 30, 2003, the Company had approximately $2,800,000 in fixed-price purchase commitments for Fiscal 2004. The Company believes, based on relationships established with its suppliers, that the risk of non-delivery on such purchase commitments is remote.

Contingencies

In the ordinary course of its business, the Company may become involved in legal proceedings from time to time. The Company was not aware of any pending legal proceedings which, in the opinion of management, would adversely affect its financial position, results of operations or cash flows.

20. Stock options

Company Stock Incentive Plan

In 1994, the Company adopted a Stock Incentive Plan (the “1994 Plan”) whereby the Company may issue incentive or nonqualified stock options to employees and directors. Stock options are granted solely at the discretion of the Board of Directors of the Company and are issued at a price determined by the Board of Directors. The term of each option granted is for such period as determined by the Board of Directors, but not more than ten years from date of grant. Options are nontransferable and may generally be exercised based on a vesting schedule determined by the Board of Directors. The 1994 Plan provides for acceleration of outstanding options under certain conditions, including certain changes in control of the Company. In August 1999 the Company’s shareholders approved an amended plan, which established the maximum number of shares issuable under the 1994 Plan and the Employee Stock Purchase Plan (See Note 22) at 4,200,000, and in June 2003, the Board of Directors further amended the 1994 Plan. The 1994 Plan will terminate in October 2004 unless extended by the Company’s shareholders.

Founder’s Stock Option Plan

In addition to options granted under the 1994 Plan, the Company’s chairman and founder has granted options to purchase shares of his stock to employees and third parties (the “Founder’s Plan”). During Fiscal 2002 and 2001, the founder granted options to purchase 9,800 and 62,000 shares, respectively, of common stock at an exercise price of $0.01 per share. There were no options granted under the Founder’s Plan in Fiscal 2003. Options outstanding under the Founder’s Plan at March 30, 2003 were 1,692,467. These options have vesting periods ranging from immediate vesting to five year vesting and have a twenty-five year life. Although the Company did not grant the options, generally accepted accounting principles require that the Company record an expense related to these grants. Accordingly, in Fiscal 2002 and 2001, the Company recorded an increase to additional paid-in capital and a non-cash charge to compensation expense of $20,000 and $153,000, respectively.

All Plans

Under the intrinsic value method of accounting, compensation cost is measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the amount the employee must pay to acquire the stock. Compensation cost is amortized on a straight-line basis over the vesting period of the individual options. For purposes of these computations, the estimated market price per common share at the time of grant has been established by the Company’s Board of Directors and was $.32 per share for options granted in the first two quarters of Fiscal 2003 and $.31 per share for options granted in the last two quarters of Fiscal 2003. The Company has adopted the disclosure-only provisions SFAS No. 123 for options granted to employees (see Note 1 for the disclosure of compensation expense as if determined under the provisions of SFAS No. 123).

Non-cash stock option compensation expense under these two plans (including employees and directors and also third parties under the Founder’s Plan) totaled $81,000, $259,000 and $782,000 for Fiscal 2003, 2002 and 2001, respectively. Additionally, in consideration for a guarantee on its bank loan agreement, the Company issued stock options under the 1994 Plan to the guarantors until the bank debt was repaid in Fiscal 2002 (See Note 13).

Stock option activity under both plans for Fiscal 2003, 2002 and 2001 is summarized as follows:

	Number of options	Weighted- average exercise price
Balance, April 2, 2000	3,864,097	$0.43
Granted	572,525	0.44
Forfeited	(269,976)	1.44
Exercised	(70,390)	0.25

Balance, April 1, 2001	4,096,256	0.37
Granted	184,662	0.01
Forfeited	(306,810)	1.34
Exercised	(27,726)	0.01

Balance, March 31, 2002	3,946,382	0.28
Granted	1,448,300	1.08
Forfeited	(59,908)	0.51
Exercised	(80,424)	0.01

Balance, March 30, 2003	5,254,350	$0.49

At March 30, 2003, options for 3,561,883 shares were outstanding under the 1994 Plan and options for 104,215 shares had been exercised under the 1994 Plan (leaving 533,693 shares available for grant under the 1994 Plan and the Employee Stock Purchase Plan) and options for 1,692,467 shares were outstanding under the Founder’s Plan. As of March 30, 2003, March 31, 2002, and April 1, 2001 options for 3,787,015, 3,839,186, and 3,777,044 shares, respectively, were exercisable. Outstanding stock options are summarized as follows:

	March 30, 2003	March 31, 2002	April 1, 2001
Issued under the 1994 Plan
Employees and Directors	2,409,648	1,089,830	1,334,666
Directors, for Loan Guarantees	1,152,235	1,152,235	1,047,123

Total Outstanding under 1994 Plan	3,561,883	2,242,065	2,381,789
Outstanding under the Founder’s Plan	1,692,467	1,704,317	1,714,467

Total Outstanding Stock Options	5,254,350	3,946,382	4,096,256

The following table summarizes information about options granted during each fiscal year under both the 1994 Plan and the Founders Plan:

	2003		2002		2001
	Shares	Weighted- average fair value	Shares	Weighted- average fair value	Shares	Weighted- average fair value
Weighted-average fair value of options granted during the year whose exercise price was less than the fair value of the stock on the date of grant	717,500	$0.32	184,662	$1.99	465,625	$2.11
Weighted-average fair value of options granted during the year whose exercise price was greater than or equal to the fair value of the stock on the date of grant	730,800	$0.32	—	—	106,900	$1.20

Total	1,448,300		184,662		572,525

The following table summarizes information about fixed-price options outstanding at March 30, 2003 under the 1994 Plan (it excludes options exercisable under the Founder’s Plan, which will not effect the outstanding shares, or provide cash proceeds to the Company, if exercised):

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted- average exercise price	Weighted- average remaining contractual life	Number exercisable	Weighted- average exercise price
			(years)
$ 0.01	2,270,396	$0.01	7.4	1,560,396	$0.01
0.31	800	0.31	10.0	—	0.31
0.33	13,593	0.33	0.9	13,593	0.33
1.50	96,988	1.50	3.0	96,988	1.50
1.75	92,006	1.75	4.0	92,006	1.75
1.78	670,000	1.78	8.1	200,000	1.78
2.25	144,300	2.25	5.8	122,365	2.25
2.50	273,800	2.50	9.1	9,200	2.50

Total	3,561,883			2,094,548

21. Stockholders’ equity

Preferred stock

In December 2000, the Company concluded an offering to accredited investors of Series B Preferred Stock. The Series B Preferred Stock has a stated liquidation preference ($2.50 per Series B Preferred share plus all declared but unpaid dividends) but is junior in liquidation preference to a stated dollar amount of liquidation preference for the holders of the Series A Preferred Stock ($2.50 per Series A Preferred share plus all declared but unpaid dividends) and to a stated dollar amount of liquidation preference for the holders of the common stock ($2.25 per share of common stock plus all declared but unpaid dividends). The Company sold 4,990,709 shares of Series B Preferred Stock and received aggregate proceeds of approximately $12,477,000. The holders of shares of Series B Preferred Stock are eligible to receive dividends, when and if such dividends are declared by the Company’s Board of Directors, in amounts and on such terms and conditions as the Board of Directors, in its discretion, may provide.

In Fiscal 1999, the Company issued 6,217,480 shares of Series A Preferred Stock. In Fiscal 2000, the Company’s Articles of Incorporation were amended to increase the number of authorized shares of Series A Preferred Stock from 10,000,000 to 17,500,000. During Fiscal 2000, the Company completed the Series A Preferred Stock financing. The per unit offering price was $10.00 and each unit consisted of four shares of the Company’s Series A Preferred Stock and a warrant to purchase two shares of the Company’s Common Stock at an exercise price of $0.33 per share. Proceeds of $22.9 million were received from the offering and 2,290,196 units were sold. The warrants have a ten year term. The Series A Preferred Stock has a stated preference ($2.50 per Series A Preferred share plus all declared but unpaid dividends) over common stock upon liquidation of the Company.

The Series A Preferred Stock and Series B Preferred Stock (collectively, the “Preferred Stock”) are convertible into common stock at the option of the shareholder, and have the right to participate in any dividend payable on the common stock. The Preferred Stock also has voting rights. Each share of Preferred Stock is automatically convertible into the Company’s common stock if the Company makes a “Qualified Offering” of its common stock. A Qualified Offering is defined as an offering of the Company’s common stock in excess of $15,000,000 made pursuant to a registration statement filed under the Securities Act of 1933. The ratio for optional or mandatory conversion of the Preferred Stock into common stock was initially one share of common for one share of preferred stock for both the Series A Preferred Stock and Series B Preferred Stock, but the conversion ratio for each preferred series is subject to adjustment for certain dilutive recapitalizations and issuances of capital stock.

Common Stock and Warrants

During Fiscal 2003, warrants to purchase 20,000 shares of common stock were exercised at $0.33 per share, and during Fiscal 2002, warrants to purchase 7,500 shares of common stock were exercised at $0.33 per share.

Warrants to purchase an aggregate of 104,924 shares of common stock were issued to the Guarantors of the KCL Credit Line in Fiscal 2003, and the Company is obligated to issue additional warrants as compensation to the Guarantors (See Note 13). Warrants to purchase an aggregate of 240,000 shares of common stock were issued in lieu of cash interest payments to the holder of the convertible note in each of Fiscal 2003, 2002 and 2001, and the Company is obligated to issue additional warrants under the terms of the convertible note (See Note 14).

In connection with the sale of Series A Preferred Stock during Fiscal 2000, the Company issued warrants to purchase 4,580,392 shares of common stock at an exercise price of $0.33 per share in Fiscal 2000. During Fiscal 2000, warrants to purchase 799,074 shares of common stock were exercised. The exercise price of the warrants at the date of issuance was below the fair market value of the common stock and was therefore considered an “in the money” or beneficial conversion feature. Accounting for the issuance of convertible preferred stock with a nondetachable beneficial conversion feature at the date of issue requires that the conversion feature be recognized and measured in the financial statements by allocating a portion of the preferred stock offering proceeds to additional paid in capital. The discount resulting from the allocation of the proceeds to the beneficial conversion feature is analogous to a dividend and is recognized as a return to preferred shareholders from the date of issuance through the date the warrants are exercisable.

As a result of the aforementioned accounting, the Company allocated $8,794,000 of the preferred stock proceeds to additional paid in capital in Fiscal 2000. Because the warrants were exercisable upon issuance, the entire allocation was recognized as a preferred dividend through a charge to retained earnings and a credit to preferred stock. The weighted-average fair value of the warrants on the date of grant was estimated to be $2.08 for Fiscal 2000.

The Company had warrants outstanding to purchase 8,334,476 and 8,009,552 shares of common stock as of March 30, 2003 and March 31, 2002, respectively.

Prior to October 1999, holders of the Company’s capital stock were entitled to preemptive rights pursuant to its Articles of Incorporation and the Washington Business Corporation Act. As a result, some of the Company’s shareholders may be entitled to purchase shares of the Company’s common stock and Series A preferred stock at the respective purchase prices at which they were originally offered. At some time the Company may be required to either satisfy these preemptive rights (through the sale of shares to these shareholders in exchange for the applicable cash consideration) or seek waivers of these preemptive rights from such shareholders, but it has not yet undertaken any efforts to do so. The Company estimates the maximum number of shares that may be issuable upon exercise of preemptive rights to which certain shareholders may be entitled is as follows:

Description of Shares and Historical Offering Price:	Estimated Maximum Number of Shares to Be Offered
Common stock priced at $0.33 per share	220,000
Common stock priced at $1.50 per share	490,000
Common stock priced at $1.75 per share	180,000
Common stock priced at $2.25 per share	860,000
Series A Preferred Shares priced at $2.50 per share	14,200,000

The willingness of shareholders who may have a right to purchase additional shares to either purchase additional shares or waive such rights will depend upon a number of factors, including the difference between the value of the Company’s shares at that time and the purchase price applicable to such shares. Any additional issuances of Tully’s capital stock pursuant to the exercise of a shareholder’s preemptive rights could further dilute other existing shareholders.

22. Stock purchase plan

In Fiscal 2000, the shareholders approved the Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan qualifies under Section 423 of the Internal Revenue Code. The Company has authorized up to 4,200,000 shares of common stock to be offered under the Purchase Plan and 1994 Stock Option Plan combined. No offerings have yet occurred under the Purchase Plan. Under the Purchase Plan, eligible employees will be entitled to purchase shares of common stock from the Company through payroll deductions of up to 10% of base compensation, at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock as of the first day (grant date) or the last day (purchase date) of each six-month offering period under the Purchase Plan.

A committee appointed by the Board will administer the Purchase Plan. Any employee who is customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company, or by any majority-owned subsidiary designated from time to time by the Board, and who does not own 5% or more of the total combined voting power or value of all classes of the Company’s outstanding capital stock, will be eligible to participate in the Purchase Plan.

23. Employee 401(k) savings plan

During Fiscal 2000, the Company adopted a 401(k) savings plan for employees. Eligible employees may contribute up to 20% of their salaries to the plan. Eligible employees are employees over the age of 18 who have been employed by the Company for six months. There is no mandatory Company match. Most plan administrative costs are paid by the 401(k) savings plan.

24. Segment Reporting

The Company presents segment information in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”),” which established reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by the Company’s senior management.

The Company is organized into three business units: (1) its Retail division, which includes its domestic store operations, (2) its Wholesale division, which sells to domestic customers in the supermarket, food service, office coffee service, restaurant and institutional channels, and which also handles the Company’s mail order and internet sales, and (3) its International division which sells products and materials to the Company’s international licensees and manages the international licensing of the Tully’s brand and the related royalty and fee programs.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in Note 1. Operating income/(loss) represents earnings before interest income and expense.

The tables below present information by operating segment:

	Years Ended
	March 30, 2003	March 31, 2002	April 1, 2001
	(dollars in thousands)
Net sales
Retail store division	$40,307	$41,477	$35,759
Wholesale division	5,778	5,116	4,783
International division (1)	4,715	4,857	1,560
Corporate and other	—	8	—

Net sales	$50,800	$51,458	$42,102

Operating income/(loss)
Retail store division (2)	$(22)	$(3,381)	$(7,700)
Wholesale division	538	329	(4)
International division	3,027	2,535	89
Corporate and other expenses (3)	(9,942)	(12,834)	(16,738)
Interest and other, net (4)	(487)	2,199	(704)

Loss before cumulative effect of change in accounting principle	$(6,886)	$(11,152)	$(25,057)

Depreciation and amortization
Retail store division	$2,630	$3,114	$2,844
Wholesale division	346	282	311
International division	**	**	**
Corporate and other expenses	918	1,204	1,238

Total depreciation and amortization	$3,894	$4,600	$4,393

**	not material – less than $1,000

(1)	For Fiscal 2003 and 2002, International division revenues include the amortization of fees received under the agreements with UCC and FOODX (See Note 15). There were no such transactions during Fiscal 2001.

(2)	The Retail division operating results include adjustments for impairment of long-lived assets of $1,390,000 (Fiscal 2003), $2,350,000 (Fiscal 2002) and $5,006,000 (Fiscal 2001), and for amounts required to close stores and terminate store leases totaling $108,000 (Fiscal 2003), $1,583,000 (Fiscal 2002) and $2,620,000 (Fiscal 2001) (See Notes 10 and 18).

(3)	In Fiscal 2001, unallocated corporate expenses include the write-off of Tully’s Europe B.V joint venture, including related trade receivables, of $1,036,000.

(4)	Interest and other, net includes $14,000 and $2,887,000 for the realized gain from the sale of FOODX common stock during Fiscal 2003 and 2002, respectively. There were no FOODX stock sales during Fiscal 2001. For Fiscal 2003, this also includes approximately $460,000 related to the sale of certain intellectual property (See Note 15).

25. 4th Quarter Adjustments

During the fourth quarter of Fiscal 2003, 2002 and 2001, the following adjustments were recorded (dollars in thousands):

	2003	2002	2001
Impairment of long-lived assets	$1,390	$2,350	$5,006
Store closures and lease termination costs	96	498	2,151
Write-off of Tully’s Europe B.V. joint venture and related trade receivables	—	—	1,036
Professional fees and services	—	—	647

Total	$1,486	$2,848	$8,840

26. Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial information for Fiscal 2003 and Fiscal 2002 is as follows. The Company’s sales are moderately seasonal.

	(dollars in thousands, except per share data)
	1st Qtr	2nd Qtr	3rd Qtr		4th Qtr	Total
Fiscal 2003
Net Sales	$12,865	$13,025		$13,037	$11,873	$50,800
Gross Profit	6,797	7,049		7,047	6,241	27,134
Loss before cumulative effect of change in accounting principle	(1,875)	(1,021)		(1,044)	(2,946)	(6,886)
Cumulative effect of change in accounting principle	(3,018)					(3,018)
Net Loss	(4,893)	(1,021)		(1,044)	(2,946)	(9,904)
Basic and Diluted Loss per Share
Loss before cumulative effect of change in accounting principle	$(0.11)	$(0.06)		$(0.06)	$(0.18)	$(0.42)
Cumulative effect of change in accounting principle	$(0.18)					$(0.18)
Net Loss	$(0.29)	$(0.06)		$(0.06)	$(0.18)	$(0.60)
Fiscal 2002
Net Sales	$12,909	$13,102		$13,244	$12,203	$51,458
Gross Profit	6,197	6,215		6,472	6,669	25,553
Net (Loss) Income	(3,648)	(2,791)		42	(4,755)	(11,152)
Basic and Diluted Income (Loss) Per Share	$(0.23)	$(0.17)	$	*	$(0.29)	$(0.69)

*	Less than $0.01

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THIRTY-NINE WEEK PERIODS ENDED

DECEMBER 28, 2003 AND DECEMBER 29, 2002

(UNAUDITED)

TULLY’S COFFEE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

December 28, 2003 (unaudited)
(dollars in thousands, except share data)
Assets
Current assets
Cash	$1,474
Accounts receivable, net of allowance for doubtful accounts of $117	1,025
Inventories	2,306
Prepaid expenses and other current assets	713

Total current assets	5,518
Property and equipment, net	14,904
Goodwill, net	523
Other intangible assets, net	935
Other assets	623

Total assets	$22,503

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,149
Accrued liabilities	3,425
Current portion of long-term debt and capital lease obligations	2,749
Deferred licensing revenue	2,267

Total current liabilities	10,590
Long-term debt, net of current portion	893
Capital lease obligations, net of current portion	364
Deferred lease costs	1,408
Convertible promissory note, net of discount	2,902
Deferred licensing revenue, net of current portion	10,719

Total liabilities	26,876

Stockholders’ deficit
Series A Convertible Preferred stock, no par value; 17,500,000 shares authorized, 15,378,264 shares issued and outstanding with a stated value of $2.50 per share and a liquidation preference of $38,446	34,483
Common stock, no par value; 120,000,000 shares authorized; 16,469,187 shares issued and outstanding with a liquidation preference of $37,056	9,279
Series B Convertible Preferred stock, no par value; 8,000,000 shares authorized, 4,990,709 shares issued and outstanding with a stated value of $2.50 per share and a liquidation preference of $12,477	11,066
Deferred stock compensation	(84)
Additional paid-in capital	27,606
Accumulated deficit	(86,723)

Total shareholders’ deficit	(4,373)

Total liabilities and shareholders’ deficit	$22,503

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULLY’S COFFEE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)
Net sales	$38,965	$38,927

Cost of goods sold and related occupancy expenses	17,496	18,034
Store operating expenses	12,728	12,943
Other operating expenses	1,434	1,390
Marketing, general and administrative costs	5,342	7,457
Depreciation and amortization	2,706	2,991
Store closure and lease termination costs	174	—

Operating loss	(915)	(3,888)

Other income (expense)
Interest expense	(378)	(536)
Gain on sale of investments	—	14
Interest and other income	74	521
Loan guarantee fee expense	(196)	(29)

Total other income (expense)	(500)	(30)

Loss before income taxes and cumulative effect of change in accounting principle	(1,415)	(3,918)
Income taxes	(24)	(23)

Loss before cumulative effect of change in accounting principle	(1,439)	(3,941)
Cumulative effect of change in accounting principle	—	(3,018)

Net loss	$(1,439)	$(6,959)

Net loss per share – basic and diluted
Loss before cumulative effect of change in accounting principle	$(0.09)	$(0.24)
Cumulative effect of change in accounting principle	—	(0.18)

Net loss per share – basic and diluted	$(0.09)	$(0.42)

Weighted average shares used in computing basic and diluted net loss per share	16,442	16,367

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULLY’S COFFEE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,439)	$(6,959)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle	—	3,018
Depreciation and amortization	2,706	2,991
Store closure and lease termination costs	174	—
Non-cash interest expense	86	329
Employee stock option compensation expense	75	59
Non-cash loan guarantee fee expense	196	29
Provision for doubtful accounts	64	75
Gain on sale of investments	—	(14)
Gain on sale of property and equipment	(10)	—
Recognition of deferred licensing revenues	(1,521)	(1,533)
Changes in assets and liabilities
Accounts receivable	151	(603)
Inventories	91	(363)
Prepaid expenses and other assets	9	(156)
Accounts payable	(240)	(164)
Accrued liabilities	196	(2)
Proceeds from deferred licensing revenues	500	—
Deferred lease costs	(98)	35

Net cash provided by (used in) operating activities	940	(3,258)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(230)	(702)
Proceeds from sale of property and equipment	34	—
Proceeds from sale of investments	—	1,829

Net cash (used in) provided by investing activities	(196)	1,127

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under long-term debt and capital leases	(270)	647
Proceeds from exercise of common stock options and warrants	7	8

Net cash (used in) provided by financing activities	(263)	655

Net increase (decrease) in cash and cash equivalents	481	(1,476)
Cash and cash equivalents at beginning of period	993	1,684

Cash and cash equivalents at end of period	$1,474	$208

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for interest	$137	$7
Non-cash investing and financing activities:
Purchase of property and equipment through capital leases	250	748
Deferred lease cost (tenant improvement allowance) converted to long-term debt	—	890
Insurance premiums financed through note payable	352	289

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULLY’S COFFEE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

The condensed consolidated financial statements include the accounts of Tully’s Coffee Corporation (“Tully’s” or the “Company”) and its wholly owned subsidiary, Spinelli Coffee Company, after elimination of all significant intercompany items and transactions.

The Company ends its fiscal year on the Sunday closest to March 31. As a result, the Company records its revenue and expenses on a 52 or 53-week period, depending on the year. Each of the fiscal years ended March 30, 2003 (“Fiscal 2003”), March 31, 2002 (“Fiscal 2002”) and April 1, 2001 (“Fiscal 2001”) included 52 weeks. The fiscal year ending March 28, 2004 (“Fiscal 2004”) will also include 52 weeks. The fiscal year ending April 3, 2005 (“Fiscal 2005”) will include 53 weeks.

The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Results of operations for the thirty-nine week period ended December 28, 2003 and the thirty-nine week period ended December 29, 2002 are not necessarily indicative of future financial results.

Investors should read these interim statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto for Fiscal 2003 included elsewhere in this prospectus.

Stock-based compensation

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”), an amendment to Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value method of accounting for stock-based compensation. In addition, SFAS No. 148 requires more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure-only provisions of SFAS No. 148. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost is amortized on a straight-line basis, over the vesting period of the individual options.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date of the awards, consistent with the provisions of SFAS No. 123 and SFAS No. 148, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)
	(dollars in thousands)
Stock-based employee compensation cost
As reported	$75	$58
Pro forma	$104	$139
Net loss-as reported	$(1,439)	$(6,959)
Net loss-pro forma	$(1,468)	$(7,039)
Basic and diluted loss per common share
As reported	$(0.09)	$(0.42)
Pro forma	$(0.09)	$(0.43)

Reclassifications

Reclassifications of prior year balances have been made to conform to the current year classifications and have no impact on net loss or financial position.

2. Liquidity

From its inception through Fiscal 2001, the Company was focused primarily upon development of its brand and growth of its retail store base and revenues. The Company funded its capital investments and its losses during this period primarily from the proceeds from common and preferred stock sales and proceeds from international licensing and supply agreements.

During Fiscal 2002, the Company started to emphasize improvements in operating performance and place less emphasis upon growth of its retail store base and revenues, in response to the more difficult economy of 2001. In Fiscal 2003, this shift in emphasis continued, reflecting management’s view that the Company had sufficiently developed its brand identity and that greater emphasis should be placed on overall corporate operating performance. The initiatives toward improved operating performance and productivity include (1) improvement in the performance of stores through introduction of new products, marketing support, and improved product purchasing, (2) closure of non-performing stores, (3) growth of the Wholesale and International divisions, (4) reductions in marketing, general and administrative costs, and (5) reduced cash usage for purchases of property and equipment.

The Company’s 2004 business plan is focused even more strongly upon improving overall corporate operating performance and upon the conservative use of capital. Management expects that the continuing benefits from the Fiscal 2003 improvement initiatives and the similar initiatives comprising the 2004 business plan will result in improved operating results in Fiscal 2004. Management believes that funds available under its credit facilities (described in Note 5), together with the operating cash flows, financing cash flows, and investing cash flows reflected in the 2004 business plan and the cash of $1,474,000 at December 28, 2003 will be sufficient to fund ongoing operations of the Company through Fiscal 2004. Accordingly, the Company does not anticipate that additional equity or long-term debt capital will be required during Fiscal 2004. However, the Company may pursue such funding if attractive financing opportunities become available in Fiscal 2004.

The Company expects that additional sources of funding would be required to fund increased capital investment if the Company were to resume a higher growth strategy. Further, if the Company’s actual results should differ unfavorably from those projected in the 2004 business plan, it could become necessary for the Company to seek additional capital during Fiscal 2004. The terms of the Company’s primary credit facilities require repayment of substantially all amounts borrowed from its lender by October 1, 2004 (see Note 5) and the terms of the Company’s outstanding convertible promissory note require repayment of $3 million on January 2, 2005, unless converted to stock by the holder. Accordingly, the Company expects that it will be required during Fiscal 2005 to negotiate extensions of the maturities under the credit facilities and the convertible promissory note, or to repay these obligations with proceeds from other sources of funding. The Company expects that additional sources of funding will be required in subsequent periods to fund capital expenditures required for growth of the business and fund repayment of other long-term obligations and commitments. Such additional sources of funding are expected to include debt or equity financings. If the pricing or terms for new financing or the extension of the current financing (the credit facilities and convertible promissory note) do not meet the Company’s expectations, the Company may be required to choose between completion of the financing on such unfavorable terms or not completing the financing.

If these other sources of capital are unavailable, or are available only on a limited basis or under unacceptable terms, then the Company could be required to substantially reduce operating, marketing, general and administrative costs related to its continuing operations, or reduce or discontinue its investments in store improvements, new customers and new products. In addition, the Company could be required to sell individual or groups of stores or other assets (such as wholesale distribution territories) and could be unable to take advantage of business opportunities or respond to competitive pressures. Store sales would involve the assignment or sub-lease of the store location (which may require the lessor’s consent) and the sale of the store equipment, leasehold improvements and related assets. The proceeds received from the sale of stores or other assets might not be sufficient to satisfy the Company’s capital needs, and the sale of better-performing stores or other income-producing assets could adversely affect the Company’s future operating results and cash flows.

At December 28, 2003, the Company had total liabilities of $26,876,000 and total assets of $22,503,000, so that a deficit of $4,373,000 was reported for the shareholders of the Company. Operating with total liabilities in excess of total assets could make it more difficult for the Company to obtain financing or conclude other business dealings under terms that are satisfactory to the Company. However, liabilities at December 28, 2003 include deferred licensing revenues in the aggregate amount of $12,986,000. These deferred licensing revenues will be liquidated through recognition of non-cash revenues of approximately $1,800,000 annually in future periods, rather than through cash payments by the Company. The future cash expenses associated with these deferred revenues are expected to be less than $200,000 per year. Accordingly, the Company expects to liquidate this deferred licensing liability of $12,986,000 for less than $2,000,000 of future cash expenditures.

As of December 28, 2003 the Company had cash of $1,474,000, and a working capital deficit of $5,072,000. Because the Company principally operates as a “cash business,” it generally does not require a significant net investment in working capital and historically has operated with current liabilities in excess of its current assets (excluding cash and cash equivalents). The Company’s inventory levels typically increase during the spring due to coffee crop seasonality and, to a lesser degree, during the autumn due to holiday season merchandise. Inventories are also subject to short-term fluctuations based upon the timing of coffee deliveries from abroad. Tully’s expects that its investment in accounts receivable will increase in connection with anticipated sales growth in its Wholesale and International divisions. Increases in accounts receivable generally will increase the Company’s borrowing capacity under the Second KCL Line (see Note 5). Operating with minimal or deficit working capital has reduced the Company’s historical requirements for capital, but provides the Company with limited immediately available resources to address short-term needs and unanticipated business developments, and increases the Company’s dependence upon ongoing financing activities.

3. Inventories

Inventories consist of the following:

December 28, 2003
(unaudited)
(dollars in thousands)
Unroasted coffee	$859
Roasted coffee	600
Other goods held for sale	464
Packaging and other	383

Total	$2,306

As of December 28, 2003, the Company had approximately $700,000 of fixed-price purchase commitments for green coffee.

4. Goodwill and other intangible assets

During Fiscal 2003, the Company adopted the full provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Tully’s performed an evaluation of its goodwill, and determined that an impairment of $3,018,000 should be recorded as of April 1, 2002 related to the Company’s Retail division operations in California and Oregon. As provided in SFAS 142, this impairment charge was retroactively recorded as the cumulative effect of a change in accounting principle as of the beginning of Fiscal 2003.

Under SFAS 142, goodwill is no longer amortized. In accordance with SFAS 142, the effect of this accounting change is reflected prospectively, and Tully’s ceased amortization of goodwill in Fiscal 2003. Supplemental comparative disclosure follows:

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)
	(dollars in thousands)
Net loss:
Reported net loss	$(1,439)	$(6,959)
Add back cumulative effect of change in accounting principle	—	3,018

Adjusted net loss	$(1,439)	$(3,941)

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.09)	$(0.42)
Cumulative effect of change in accounting principle	—	0.18

Adjusted basic and diluted loss per share	$(0.09)	$(0.24)

Under SFAS 142, goodwill is to be periodically reevaluated and the carrying amount for goodwill is required to be reduced if impairment is identified. The Company has determined that this analysis will be performed annually during the fourth quarter of each fiscal year. During fourth quarter of Fiscal 2003 an impairment of $31,000 was recorded.

Other intangible assets consist of the following:

December 28, 2003
(unaudited)
(dollars in thousands)
Leasehold interests	$384
Lease commissions	214
Trademark and logo design costs	405
Covenants not to compete	261

1,264
Less accumulated amortization	(329)

Total	$935

Amortization expense for other intangible assets for the thirty-nine week periods ended December 28, 2003 and December 29, 2002 was $58,000 and $80,000, respectively.

5. Credit lines and long term debt

On November 1, 2002, the Company entered into a credit facility with Kent Central LLC (“KCL”). This facility (the “KCL Credit Line”), which is secured by substantially all of the Company’s assets, was in the principal amount of $2,000,000, plus $890,037 in unamortized tenant improvement allowance. Borrowings under the KCL Credit Line bear interest at the prime rate less ½%, and a 3% loan fee is paid annually. Certain directors and shareholders of the Company (the “Guarantors”) have, in the aggregate, guaranteed $2,000,000 of the borrowings under the KCL Credit Line.

The terms of the KCL Credit Line and a related agreement among the Company and the Guarantors include provisions that, among other things, restrict the Company’s ability to incur additional secured debt or liens and to sell, lease or transfer assets. Other provisions of these agreements would require accelerated repayment of the borrowed amounts in certain circumstances, including the issuance of new equity, certain mergers and changes in control, certain sales of assets, and upon certain changes or events relating to the Guarantors. The Company’s agreement with the Guarantors requires the Guarantors’ consent to any material change in the Company’s license and supply agreements with its international licensees if the Company would receive additional amounts from the licensees or acceleration of licensee payments as consideration for amending the license and supply agreements. The Company has agreed to indemnify the Guarantors in connection with the guaranties and has granted each of them a security interest in substantially all of the Company’s assets (subordinated to the security interest of KCL). In consideration for providing the guaranties, the Company is required to issue warrants to the Guarantors (see Note 7). The Company has repaid approximately $186,000 through December 28, 2003, with the allowable borrowing under the KCL Credit line reduced commensurately.

On March 3, 2003, KCL and the Company entered into an amendment to the promissory note for the KCL Credit Line, providing an additional borrowing facility for the Company (the “Second KCL Line”). Borrowings under the Second KCL Line are secured by substantially all of the Company’s assets and bear interest at prime plus 4%, and a 1.5% loan fee is paid annually on the line amount (including any unused line). Borrowings under the Second KCL Line are limited to the lesser of $1,000,000 or 100% of eligible accounts receivable. The Second KCL Line is not guaranteed by the Guarantors, however KCL and the Guarantors have agreed that KCL’s security interest under the Second KCL Line is senior to the security interests of the Guarantors under their guaranties of the KCL Credit Line.

On June 26, 2003, the Company and KCL amended the terms of the KCL Credit Line and the Second KCL Line. Under the terms of the amendment, all borrowings under the Second KCL Line must be repaid in full by October 1, 2004 and all borrowings under the KCL Credit Line must be repaid in full by October 1, 2004, except for $890,037, which must be repaid in full by April 29, 2005. Further, the amended note requires the Company to make payments of principal on the KCL Credit Line as follows (these principal payments will reduce both the outstanding obligation and the amount which may be borrowed under the KCL Credit Line):

Principal Payments
(dollars in thousands)
Fiscal quarters ending
March 28, 2004	$120
June 27, 2004	$150
September 26, 2004	$180
October 1, 2004	Remaining debt, excluding $890 due April 29, 2005

At December 28, 2003 the annual interest rate (exclusive of the loan fees) for the KCL Credit Line was 3.5% and for the Second KCL Line was 8.0%.

Obligations under the KCL credit facilities, and other long-term debt consist of the following:

December 28, 2003 (unaudited)
(dollars in thousands)
Borrowings under the KCL Credit Line	$2,704
Borrowings under the Second KCL Line	465
Note payable for purchase of insurance, payable in monthly installments of approximately $39,000, including interest at 5.85%, maturing June 2004, collateralized by unearned or return insurance premiums, accrued dividends and loss payments	234
Other	17

3,420
Less: Current portion	(2,527)

Total	$893

6. International licenses and deferred licensing revenues

On August 31, 2003, the Company and FOODX Globe Co., Ltd. (“FOODX”), the Company’s licensee for Japan, amended the license agreement among the parties. The amendment provided the Company’s consent in connection with a proposed tender offer for the stock of FOODX by its management and other investors, and licenses FOODX to develop and market Tully’s brand ready-to-drink coffee beverages (“RTD products”) in Japan. Commencing November 2004, the Company will receive a royalty upon RTD product sales of FOODX. The Company received a fee of $500,000 from FOODX in connection with the amendment. The Company recorded the fee as deferred income and is amortizing the fee over the fourteen-month period from the execution of the amendment through October 2004.

In the thirty-nine week period ended December 29, 2002, the Company assigned its intellectual property rights outside of the United States relating to its Spinelli brand, including the trademarks and related goodwill, to Spinelli Pte. Ltd. (“SPL”). Under the agreement, SPL paid $500,000 to the Company. The Company retains certain rights with respect to the use of the Spinelli brand and related intellectual property in the United States and Japan. The $500,000 purchase price, less approximately $40,000 of costs, was reported as “other-miscellaneous income” in the thirty-nine week period ended December 29, 2002.

7. Stock options and warrants

Options

The Company records deferred compensation under the intrinsic value method of accounting for the difference between the exercise price for the options and the market price for its common stock at the time of grant as established by the Company’s board of directors, and is amortizing the deferred stock compensation over the vesting period of the options. For purposes of these computations, the estimated market price per common share at the time of grant has been established by the Company’s board of directors and was $0.30 per share for options granted through the thirty-nine week period ended December 28, 2003 and $0.31 per share for options granted during the thirty-nine week period ended December 29, 2002.

Stock option activity under the Company’s 1994 Stock Option Incentive Plan (excluding options under the Founder’s Plan, which would not affect the outstanding shares or provide cash proceeds to the Company if exercised):

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)
Outstanding stock options, beginning of the period	3,561,883	2,242,065
Granted (exercise price $2.50)	18,500	260,000
Granted (exercise price $1.78)	—	470,000
Granted (exercise price $0.31)	441,400	—
Granted (exercise price $0.01)	15,000	667,500
Forfeited	(140,508)	(47,946)
Exercised	—	(80,536)

Outstanding stock options, end of the period	3,896,275	3,511,083

Deferred stock compensation for the thirty-nine week period ended December 28, 2003 is summarized as follows (dollars in thousands, except share data):

	Option Shares Granted	Deferred Stock Compensation
Exercise Price
$2.50	18,500	$—
$0.31	441,400	—
$0.01	15,000	—

Total grants to employees and directors in the thirty-nine week period ended December 28, 2003	474,900	—
Deferred stock compensation at March 30, 2003		161
Less- amount recognized as stock option expense in the thirty-nine week period ended December 28, 2003		(60)
Less- deferred stock compensation reversal on stock option forfeitures in the thirty-nine week period ended December 28, 2003		(17)

Deferred stock compensation at December 28, 2003		$84

Warrants

The Company had warrants outstanding to purchase 8,826,650 shares of common stock as of December 28, 2003, at exercise prices ranging from $0.01 to $0.33 per share. The weighted average exercise price of these warrants is $0.25 per share.

In consideration for providing the guaranties of the KCL Credit Line (see Note 5), the Company is required to issue warrants to the Guarantors to purchase 30.86 shares of common stock, at an exercise price of $0.05 per share, for each $1,000 of debt guaranteed during a month. Thus, if the Company’s borrowings under the KCL Credit Line are $2,000,000 or more during each month of a year, the Company would issue warrants exercisable for an aggregate of 740,640 shares of common stock for the year. The Company is recognizing these non-cash loan guaranty costs as a financing expense based upon the fair value at the date of grant of the warrants.

Through January 31, 2004, the Company has issued warrants to the Guarantors as summarized below:

	Number of Shares
	Director Guarantors	Other Guarantors	Total
Warrants issued in Fiscal 2003	74,064	30,860	104,924
Warrants issued in the thirty-nine week period ended December 28, 2003	333,288	218,886	552,174
Warrants issued January 2004	111,096	74,064	185,160

Total warrants issued to the Guarantors	518,448	323,810	842,258

8. Segment reporting

The Company is organized into three business units: (1) its Retail division, which includes its domestic store operations, (2) its Wholesale division, which sells Tully’s-branded products to domestic customers in the supermarket, food service, office coffee service, restaurant and institutional channels, and which also handles the Company’s mail order and internet sales, and (3) its International division, which sells Tully’s-branded products to the Company’s foreign licensees and manages the international licensing of the Tully’s brand and the related royalty and fee programs.

The tables below present information by operating segment:

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)
Net sales
Retail division	$30,986	$30,605
Wholesale division	5,325	4,400
International division	2,654	3,922

Total net sales	$38,965	$38,927

Operating income/(loss)
Retail division	$1,954	$1,278
Wholesale division	675	648
International division	2,386	2,380
Corporate and other	(5,855)	(8,194)
Interest and other, net	(599)	(53)

Loss before cumulative effect of change in accounting principle	$(1,439)	$(3,941)

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)
	(dollars in thousands)
Depreciation and amortization
Retail division	$1,883	$2,141
Wholesale division	235	112
International division	**	**
Corporate and other	588	738

Total depreciation and amortization	$2,706	$2,991

**	Amounts are less than $1,000.

9. Net loss per common share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common stock and the effect of dilutive common share equivalents.

The Company has granted options and warrants to purchase common stock, and issued preferred stock and debt convertible into common stock. These instruments may have a dilutive effect on the calculation of earnings or loss per share. As of December 28, 2003 and December 29, 2002, there were outstanding options and warrants and convertible securities representing and aggregate 34,291,898 and 33,069,608 shares of common stock, respectively. All such instruments were excluded from the computation of diluted loss per share for the thirty-nine week periods ended December 28, 2003 and December 29, 2002 because the effect of these instruments on the calculation would have been antidilutive.

10. Comprehensive loss

Other comprehensive loss consists of the unrealized gains and losses, net of applicable taxes, on available-for-sale securities. Because of the Company’s net operating losses, no tax expense (benefit) has been allocated to other comprehensive loss. The amounts are as follows:

	Thirty-nine Week Periods Ended
	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)
	(dollars in thousands)
Net loss	$(1,439)	$(6,959)
Other comprehensive income (loss):
Unrealized holding gains on available-for-sale securities arising during the period	—	124
Reclassification adjustment for net losses realized in earnings	—	(14)

	—	110

Total comprehensive loss	$(1,439)	$(6,849)

11. Selected Quarterly Financial Data

Summarized quarterly financial information for the thirty-nine week periods ended December 28, 2003 and December 29, 2003 is summarized as follows (dollars in thousands, except share data). The Company’s sales are moderately seasonal.

	(dollars in thousands, except per share data)
	1st Qtr	2nd Qtr	3rd Qtr	Thirty-nine Weeks Ended December 28, 2003
Fiscal 2004
Net Sales	$12,879	$13,296	$12,790	$38,965
Gross Profit	7,101	7,285	7,083	21,469
Net Loss	(658)	(483)	(298)	(1,439)
Basic and Diluted Loss per Share
Net Loss	($0.04)	($0.03)	($0.02)	($0.09)

	1st Qtr	2nd Qtr	3rd Qtr	Thirty-nine Weeks Ended December 29, 2002
Fiscal 2003
Net Sales	$12,865	$13,025	$13,037	$38,927
Gross Profit	6,797	7,049	7,047	20,893
Loss before cumulative effect of change in accounting principle	(1,875)	(1,021)	(1,044)	(3,941)
Cumulative effect of change in accounting principle	(3,018)	—	—	(3,018)
Net Loss	$(4,893)	$(1,021)	$(1,044)	$(6,959)
Basic and Diluted Loss per Share
Loss before cumulative effect of change in accounting principle	$(0.11)	$(0.06)	$(0.06)	$(0.24)
Cumulative effect of change in accounting principle	(0.18)	—	—	(0.18)
Net Loss	$(0.29)	$(0.06)	$(0.06)	$(0.42)

12. Subsequent Events

In February 2004 a lawsuit was filed against the Company in the State of California, by two former store managers and seeking class action certification. The litigation alleges misclassification of employment position and seeks damages, restitution, reclassification and attorneys fees and costs. The Company is investigating the matter and intends to vigorously defend this litigation, but because the matter is at an early state of development, the financial impact to the Company, if any, cannot be predicted.

In April 2004, the Company was advised by FOODX that the Japanese taxing authorities had taken a position that certain amounts paid by FOODX in connection with the Supply Agreement should be subject to Japanese withholding taxes. Taxes have not been withheld or collected on these amounts and the taxing authorities in Japan have made a demand on FOODX for taxes, interest and penalties in the aggregate amount of approximately $950,000, for which FOODX has requested indemnification from Tully’s. The Company is investigating and intends to vigorously defend the claims in this matter, but because it is in an early stage, the financial impact to the Company, if any, cannot be predicted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All expenses other than the Securities and Exchange Commission filing fees are estimated.

SEC registration fee	$5,182
Accountants’ fees and expenses	[	• ]
Legal fees and expenses	[	• ]
Blue Sky fees and expenses	[	• ]
Printing and engraving expenses	[	• ]
Trustee’s and registrar’s fees and expenses	[	• ]
Miscellaneous	[	• ]

Total:	$250,000

ITEM 14 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Washington Business Corporation Act (the “Washington Act”), our Amended and Restated Articles of Incorporation (the “Articles”), and our Amended Bylaws (the “Bylaws”), we have broad powers to indemnify directors and officers against liabilities that they incur in such capacities.

The Washington Act authorizes a corporation to indemnify its directors and officers against liability incurred in a proceeding if (a) the individual acted in good faith; (b) the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that his or her conduct was in the corporation’s best interests, or (ii) in all other cases, that his or her conduct was at least not opposed to its best interests; and (c) in the case of criminal proceedings, the individual had no reasonable cause to believe his or her conduct was unlawful. A Washington court may order indemnification, whether or not these standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the circumstances.

Article VI of the Articles and Article 11 of the Bylaws require us to indemnify any present or former director or officer, or a person serving in a similar post in another organization at our request, against expenses, judgments, fines, and amounts paid in settlement incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent provided by the Washington Act.

The Washington Act also authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for acts or omissions that involve intentional misconduct or a knowing violation of the law, (ii) for any unlawful corporate distribution as set forth in the Washington Act or (iii) for any transaction from which the director will personally receive a benefit to which the director is not legally entitled. Article V of the Articles provides that our directors shall not be liable to us or our shareholders for monetary damages for conduct as a director to the extent allowed by the Washington Act.

Four of our directors are among the guarantors of our credit facility with Kent Central LLC. These directors have guaranteed a total of $1.2 million of borrowings under this facility. Under the October 30, 2002 Agreement between Tully’s Coffee and Guarantors Re Kent Central Financing, Tully’s has agreed to indemnify, defend and hold harmless each of the guarantors (including these four directors) from and against any and all claims, liabilities, payments, costs and expenses incurred by the guarantors arising out of or related to the lender’s demands under any of the guaranties.

The Company maintains directors’ and officers’ liability insurance under which our directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 15 - RECENT SALES OF UNREGISTERED SECURITIES

The Company issued and sold securities in the transactions described below during Fiscal 2002, Fiscal 2003, and Fiscal 2004. The offer and sale of these securities were made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as offers and sales not involving a public offering, based on the limited number of purchasers and their pre-existing relationship with Tully’s.

Fiscal 2004

Options Granted for Services

In May 2003, Tully’s granted the following options to purchase its shares of Common Stock, which vest and become exercisable over a three-year period from the grant date, to employees in consideration for services pursuant to our Amended and Restated 1994 Stock Option Plan (the “1994 Plan”):

•	Options for 100,000 shares, option price of $0.31, to our Chief Financial Officer.

•	Options for 75,000 shares, option price of $0.31, to our Vice President, Retail.

Options Granted to Directors for Participation in Board and Board Committee Meetings

In June 2003, we granted to five directors options to purchase an aggregate of 15,000 shares of Common Stock pursuant to the 1994 Plan at an exercise price of $0.01 per share in consideration for participation in Board of Directors and Board committee meetings prior to June 30, 2002. These options were fully vested and exercisable from the time of grant. Tully’s also expects to issue stock options for a total of 54,000 shares to five directors for Board of Directors participation in Fiscal 2004 (with an option price of $0.30 per share and fully vested at March 28, 2004).

Stock Issued upon Exercise of Warrants

In June and August 2003, we issued a total of 60,000 shares of Common Stock to one warrant holder upon exercise of warrants for aggregate consideration to Tully’s of $6,947.

In March 2004, Tully’s issued 22,000 shares of Common Stock to two warrant holders upon exercise of warrants for aggregate consideration to Tully’s of $7,260.

Warrants Issued as Compensation for Guaranties

As compensation for guaranties provided under the KCL Credit Line, we issued to the Guarantors of the KCL Credit Line warrants to purchase shares of Common Stock on a quarterly basis (with an exercise price of $0.05 per share), as described in Note 13 of the Notes to the Consolidated Financial Statements. The warrants issued to the Guarantors in 2004 and the total warrants issued to the Guarantors as of April 25, 2004 are summarized below:

	Number of Shares
	Director Guarantors	Other Guarantors	Total
Warrants issued in Fiscal 2004	444,384	292,950	737,334
Warrants issued in April 2004 *	111,096	74,064	185,160
Total warrants issued to the Guarantors as of April 25, 2004	629,544	397,874	1,027,418

Fiscal 2003

Options Granted for Services

Tully’s granted the following options to purchase its shares of Common Stock, which vest and become exercisable over a three-year period from the grant date, to the following employees in consideration for services pursuant to the 1994 Plan:

•	In May 2002, we granted options to the Chief Executive Officer to purchase an aggregate of 1,000,000 shares of Common Stock, consisting of: options for 450,000 shares at an exercise price of $0.01 per share, options for 350,000 shares with an exercise price of $1.78 per share and options for 200,000 shares at $2.50 per share, in accordance with his employment agreement.

•	In June 2002, we granted options to the Chief Financial Officer to purchase an aggregate of 225,000 shares of Common Stock, consisting of: options for 100,000 shares at an exercise price of $0.01 per share, options for 75,000 shares with an exercise price of $1.78 per share and options for 50,000 shares at $2.50 per share.

•	Between June 2002 and March 2003, we granted options to thirteen employees to purchase an aggregate of 205,800 shares of Common Stock, consisting of the following:

Date of Grant	Number of Shares	Price per Share
June 2002	45,000	$1.78
June 2002	10,000	$2.50
July 2002	25,000	$0.01
September 2002	75,000	$0.01
February 2003	50,000	$0.01
March 2003	800	$0.31
Totals	205,800

Options Granted to Directors for Participation in Board and Board Committee Meetings

During Fiscal 2003, Tully’s granted to nine directors options to purchase an aggregate of 17,500 shares of Common Stock pursuant to the 1994 Plan at an exercise price of $0.01 per share in consideration for participation in Board of Directors and Board committee meetings. These options were fully vested and exercisable from the time of grant.

Stock Issued upon Exercise of Options and Warrants

Between June 2002 and September 2002, we issued an aggregate of 68,574 shares of Common Stock to two employees upon exercise of options with aggregate consideration to Tully’s of $686.

Date of Sale	Purchaser	Number of Shares	Price per Share	Proceeds
June 2002	Employee	500	$0.01	$5
July 2002	Employee	18,074	$0.01	181
September 2002	Employee	50,000	$0.01	500
Totals		68,574		$686

In June 2002, we issued 20,000 shares of Common Stock to two warrant holders upon exercise of warrants for aggregate consideration to Tully’s of $6,600.

Warrants Issued as Compensation for Guaranties and in Lieu of Cash Interest

In Fiscal 2003, we issued the following warrants to the Guarantors of the KCL Credit Line on a quarterly basis as compensation for guaranties provided under the KCL Credit Line (with an exercise price of $0.05 per share), as described in Note 13 of the Notes to the Consolidated Financial Statements:

	Number of Shares
	Director Guarantors	Other Guarantors	Total
Warrants issued in Fiscal 2003	74,064	30,860	104,924

As of January 1, 2003, in lieu of cash interest, and as provided by the terms of the convertible promissory note (See Note 14 of the Notes to the Consolidated Financial Statements), we issued warrants (exercise price of $0.01 per share) for 240,000 shares of Common Stock to the holder of the note.

ITEM 16 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

3.1.1	Articles of Amendment of the Restated Articles of Incorporation containing the Statement of Rights and Preferences of Series B Preferred Stock (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

3.2	Amended and Restated Bylaws of Tully’s Coffee Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, as filed with the Commission on November 12, 2003)

4.1	Description of capital stock contained in the Amended and Restated Articles of Incorporation (see Exhibit 3.1) (incorporated by reference to the Company’s Registration Statement on Form 10, as filed with the Commission on July 27, 1999)

4.2	Description of rights of security holders contained in the Bylaws (see Exhibit 3.2) (incorporated by reference to the Company’s Registration Statement on Form 10, as filed with the Commission on July 27,1999)

4.3	Form of common stock warrants issued in Series A Convertible Preferred Stock financing (incorporated by reference to the Company’s Registration Statement on Form 10, as amended and filed with the Commission on July 3, 2000)

4.4	Form of Registration Rights Agreement with Series A Preferred Shareholders (incorporated by reference to the Company’s Registration Statement on Form 10, as amended and filed with the Commission on July 3, 2000.)

4.5	Convertible Promissory Note, dated December 14, 2000 between Tully’s and KWM Investments LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.6	Convertible Promissory Note Subscription Agreement, dated December 14, 2000 between Tully’s and KWM Investments LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.7	Form of Common Stock Purchase Warrant issued with the Convertible Promissory Note (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.8	Registration Rights Agreement, dated December 14, 2000 between Tully’s and KWM Investments LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.9	Form of Common Stock Purchase Warrant issued to Guarantors of Kent Central, LLC Promissory Note, dated November 1, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2003, as filed with Commission on February 11, 2004)

4.10**	Form of rights certificate

4.11**	Form of over-subscription privileges certificate

5.1**	Opinion of Counsel

10.1	Tully’s Coffee Corporation Amended and Restated 1994 Stock Option Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 1999, as filed with the Commission on November 15, 1999)

10.2	Tully’s Coffee Corporation 1999 Employee Stock Purchase Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 1999, as filed with the Commission on November 15, 1999)

10.3	Lease Agreement between Tully’s and Kent Central, LLC, as amended (Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 2, 2000, as filed with the Commission on July 3, 2000)

10.4	Third Lease Amendment between Tully’s and Kent Central, LLC, dated November 7, 2000 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

10.5	Fourth Lease Amendment between Tully’s and Kent Central, LLC, dated February 21, 2001 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

10.6	Fifth Lease Amendment between Kent Central, LLC and Tully’s Coffee Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002))

10.7	Tully’s Coffee Exclusive License Agreement, dated April 11, 2001 between Tully’s and UCC Ueshima Coffee Company, LTD. (incorporated by reference to the Company’s Current Report on Form 8-K, dated March 12, 2001, as filed with the Commission on May 2, 2001)

10.8	Tully’s Coffee License Agreement, dated April 26, 2001, between Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.9	First Amendment to Tully’s Coffee License Agreement dated October 1, 2001 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.10	Second Amendment to Tully’s Coffee License Agreement dated February 14, 2002 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002 portions subject to confidential treatment filed)

10.11	Supply Agreement, dated April 26, 2001, between Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.12	First Amendment to Supply Agreement dated October 1, 2001 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.13	Second Amendment to Supply Agreement dated February 14, 2002 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002 portions subject to confidential treatment filed)

10.14	Employment Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated May 13, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002)

10.15	Tully’s Coffee Corporation Employment Summary dated June 21, 2002 for Kristopher S. Galvin (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002)

10.16	Promissory Note in favor of Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.17	General Security Agreement dated November 1, 2002 between Tully’s Coffee Corporation and Kent Central, LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.18	Form of Guarantee for Guarantors under the Promissory Note and General Security Agreement dated November 1, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.19	Agreement dated November 1, 2002 between Tully’s Coffee Corporation and Guarantors re Kent Central Financing (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.20	First Amendment to Employment Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated December 3, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002, as filed with the Commission on February 12, 2003)

10.21	March 3, 2003 Amendment to Promissory Note in favor of Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Current Report on Form 8-K dated March 13, 2003 as filed with the Commission on March 18, 2003)

10.22	First Amendment to Agreement between Tully’s Coffee and Guarantors(incorporated by reference to the Company’s Current Report on Form 8-K dated March 13, 2003 as filed with the Commission on March 18, 2003)

10.23	June 26, 2003 Amendment No. 1 to General Security Agreement between Tully’s Coffee Corporation and Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.24	June 26, 2003 Amendment to Promissory Note in favor of Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.25	Amended Stock Option Agreement Tully’s Coffee Corporation Second Amended and Restated 1994 Stock Option Plan, as amended on June 19, 2003 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.26	Tully’s Coffee Corporation Executive Compensation Deferral Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.27	Sixth Amendment to Lease Agreement between Tully’s and Rainier Commons, LLC, dated June 26, 2003 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.28	Third Amendment to Tully’s Coffee License Agreement dated August 31, 2003 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. and FOODX Globe, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, as filed with the Commission on November 12, 2003)

10.29	Modification of the Second Amendment to Supply Agreement, dated August 31, 2003 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. and FOODX Globe, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, as filed with the Commission on November 12, 2003)

10.30	Fourth Amendment to Tully’s Coffee License Agreement, dated as of January 16, 2004 between Tully’s Coffee Corporation, Tully’s Coffee Japan Co., Ltd. and FOODX Globe Co., Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2003, as filed with Commission on February 11, 2004)

10.31*	Second Amendment to Employment Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated April 12, 2004

10.32*	Employment Termination Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated April 12, 2004

10.33**	Form of Subscription Agreement for rights and over-subscription privileges

10.34**	Form of Letter to Shareholders

10.35**	Form of Letter to Brokers

10.36**	Form of Letter to Clients

10.37**	Form of Beneficial Owner Election Form

10.38**	Form of Nominee Holder Certification

10.39**	Form of Subscription Offering Statement

23.1*	Consent of Moss Adams LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3**	Consent of Stoel Rives LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

All other exhibits have been omitted since the required information is not present or not present in amounts sufficient to require submission of schedules, or because the information required is included in the financial statements and related notes.

Where an exhibit is denoted as intentionally omitted, the agreement referred to is an exhibit no longer in effect.

*	Filed Herewith.

**	To be filed by Amendment.

(x)	Management contracts and/or compensatory plans required to be identified specifically as responsive to Item 601(b)(10)(iii)(A) of Regulation S-K.

ITEM 17 - UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington on May 12, 2004.

TULLY’S COFFEE CORPORATION

By:	/s/ KRISTOPHER S. GALVIN

Kristopher S. Galvin Executive Vice President, Chief Financial Officer and Secretary Signing on behalf of the Registrant and as principal financial and accounting officer

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Anthony J. Gioia and Kristopher S. Galvin, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on May 12, 2004.

Signature	Title

/s/ ANTHONY J. GIOIA Anthony J. Gioia	President, Chief Executive Officer and Director

/s/ TOM T. O’KEEFE Tom T. O’Keefe	Chairman of the Board

/s/ ARTHUR W. BUERK Arthur W. Buerk	Director

Larry Culver	Director

/s/ MARC EVANGER Marc Evanger	Director

/s/ LAWRENCE L HOOD Lawrence L. Hood	Director

/s/ GEORGE HUBMAN George Hubman	Director

/s/ KRISTOPHER S. GALVIN Kristopher S. Galvin	Executive Vice President, Chief Financial Officer and Secretary (principal accounting and financial officer)

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

3.1.1	Articles of Amendment of the Restated Articles of Incorporation containing the Statement of Rights and Preferences of Series B Preferred Stock (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

3.2	Amended and Restated Bylaws of Tully’s Coffee Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, as filed with the Commission on November 12, 2003)

4.1	Description of capital stock contained in the Amended and Restated Articles of Incorporation (see Exhibit 3.1) (incorporated by reference to the Company’s Registration Statement on Form 10, as filed with the Commission on July 27, 1999)

4.2	Description of rights of security holders contained in the Bylaws (see Exhibit 3.2) (incorporated by reference to the Company’s Registration Statement on Form 10, as filed with the Commission on July 27, 1999)

4.3	Form of common stock warrants issued in Series A Convertible Preferred Stock financing (incorporated by reference to the Company’s Registration Statement on Form 10, as amended and filed with the Commission on July 3, 2000)

4.4	Form of Registration Rights Agreement with Series A Preferred Shareholders (incorporated by reference to the Company’s Registration Statement on Form 10, as amended and filed with the Commission on July 3, 2000.)

4.5	Convertible Promissory Note, dated December 14, 2000 between Tully’s and KWM Investments LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.6	Convertible Promissory Note Subscription Agreement, dated December 14, 2000 between Tully’s and KWM Investments LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.7	Form of Common Stock Purchase Warrant issued with the Convertible Promissory Note (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.8	Registration Rights Agreement, dated December 14, 2000 between Tully’s and KWM Investments LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, as filed with Commission on February 20, 2001)

4.9	Form of Common Stock Purchase Warrant issued to Guarantors of Kent Central, LLC Promissory Note, dated November 1, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2003, as filed with Commission on February 11, 2004)

4.10**	Form of rights certificate

4.11**	Form of over-subscription privileges certificate

5.1**	Opinion of Counsel

10.1	Tully’s Coffee Corporation Amended and Restated 1994 Stock Option Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 1999, as filed with the Commission on November 15, 1999)

10.2	Tully’s Coffee Corporation 1999 Employee Stock Purchase Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 1999, as filed with the Commission on November 15, 1999)

10.3	Lease Agreement between Tully’s and Kent Central, LLC, as amended (Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 2, 2000, as filed with the Commission on July 3, 2000)

10.4	Third Lease Amendment between Tully’s and Kent Central, LLC, dated November 7, 2000 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

10.5	Fourth Lease Amendment between Tully’s and Kent Central, LLC, dated February 21, 2001 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2001, as filed with the Commission on October 19, 2001)

10.6	Fifth Lease Amendment between Kent Central, LLC and Tully’s Coffee Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002))

10.7	Tully’s Coffee Exclusive License Agreement, dated April 11, 2001 between Tully’s and UCC Ueshima Coffee Company, LTD. (incorporated by reference to the Company’s Current Report on Form 8-K, dated March 12, 2001, as filed with the Commission on May 2, 2001)

10.8	Tully’s Coffee License Agreement, dated April 26, 2001, between Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.9	First Amendment to Tully’s Coffee License Agreement dated October 1, 2001 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.10	Second Amendment to Tully’s Coffee License Agreement dated February 14, 2002 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002 portions subject to confidential treatment filed)

10.11	Supply Agreement, dated April 26, 2001, between Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.12	First Amendment to Supply Agreement dated October 1, 2001 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K, dated April 26, 2001, as filed with the Commission on February 12, 2002, portions subject to confidential treatment filed)

10.13	Second Amendment to Supply Agreement dated February 14, 2002 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002 portions subject to confidential treatment filed)

10.14	Employment Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated May 13, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002)

10.15	Tully’s Coffee Corporation Employment Summary dated June 21, 2002 for Kristopher S. Galvin (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Commission on July 1, 2002)

10.16	Promissory Note in favor of Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.17	General Security Agreement dated November 1, 2002 between Tully’s Coffee Corporation and Kent Central, LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.18	Form of Guarantee for Guarantors under the Promissory Note and General Security Agreement dated November 1, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.19	Agreement dated November 1, 2002 between Tully’s Coffee Corporation and Guarantors re Kent Central Financing (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, as filed with the Commission on November 13, 2002)

10.20	First Amendment to Employment Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated December 3, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002, as filed with the Commission on February 12, 2003)

10.21	March 3, 2003 Amendment to Promissory Note in favor of Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Current Report on Form 8-K dated March 13, 2003 as filed with the Commission on March 18, 2003)

10.22	First Amendment to Agreement between Tully’s Coffee and Guarantors(incorporated by reference to the Company’s Current Report on Form 8-K dated March 13, 2003 as filed with the Commission on March 18, 2003)

10.23	June 26, 2003 Amendment No. 1 to General Security Agreement between Tully’s Coffee Corporation and Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.24	June 26, 2003 Amendment to Promissory Note in favor of Kent Central, LLC, dated November 1, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.25	Amended Stock Option Agreement Tully’s Coffee Corporation Second Amended and Restated 1994 Stock Option Plan, as amended on June 19, 2003 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.26	Tully’s Coffee Corporation Executive Compensation Deferral Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.27	Sixth Amendment to Lease Agreement between Tully’s and Rainier Commons, LLC, dated June 26, 2003 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the Commission on June 30, 2003)

10.28	Third Amendment to Tully’s Coffee License Agreement dated August 31, 2003 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. and FOODX Globe, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, as filed with the Commission on November 12, 2003)

10.29	Modification of the Second Amendment to Supply Agreement, dated August 31, 2003 between the Tully’s Coffee Corporation and Tully’s Coffee Japan, Ltd. and FOODX Globe, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, as filed with the Commission on November 12, 2003)

10.30	Fourth Amendment to Tully’s Coffee License Agreement, dated as of January 16, 2004 between Tully’s Coffee Corporation, Tully’s Coffee Japan Co., Ltd. and FOODX Globe Co., Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2003, as filed with Commission on February 11, 2004)

10.31*	Second Amendment to Employment Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated April 12, 2004

10.32*	Employment Termination Agreement between Anthony J. Gioia and Tully’s Coffee Corporation, dated April 12, 2004

10.33**	Form of Subscriptions Agreement for rights and over-subscription privileges

10.34**	Form of Letter to Shareholders

10.35**	Form of Letter to Brokers

10.36**	Form of Letter to Clients

10.37**	Form of Beneficial Owner Election Form

10.38**	Form of Nominee Holder Certification

10.39**	Form of Subscription Offering Statement

23.1*	Consent of Moss Adams LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3**	Consent of Stoel Rives LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Filed Herewith.

**	To be filed by Amendment.